Exhibit 10(d)
STRATOS GLOBAL CORPORATION
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STRATOS FUNDING LP
as Borrowers
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THE FINANCIAL INSTITUTIONS PARTY HERETO
as Lenders
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ROYAL BANK OF CANADA
as Agent
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RBC CAPITAL MARKETS
AND BANC OF AMERICA SECURITIES LLC
as Lead Arrangers and Joint Bookrunners
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BANK OF AMERICA, N.A.
as Syndication Agent
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of February 13, 2006

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- ii -

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SCHEDULES

Schedules Relating to Investment Designations

Schedule 0.1	-	Minority Equity Interests
Schedule 0.2	-	Restricted Subsidiaries

Schedules Relating to Accommodations

Schedule 1	-	Form of Borrowing Notice
Schedule 2	-	Form of Election Notice
Schedule 3	-	Form of Drawing Notice
Schedule 4	-	Form of Issue Notice
Schedule 5	-	Notice Periods and Amounts
Schedule 6	-	Form of Compliance Certificate
Schedule 7	-	Form of Excess Cash Flow Certificate

Schedules Relating to Closing Deliveries

Schedule 8	-	List of Security Documents

Disclosure Schedules

Schedule 7.01 (a)	-	Jurisdiction of Incorporation
Schedule 7.01(f)	-	Location of Assets and Business
Schedule 7.01(g)	-	Material Permits
Schedule 7.0 l(h)	-	Trademarks, patents, etc.
Schedule 7.01(i)	-	Owned Properties
Schedule 7.01(j)	-	Leased Properties
Schedule 7.01(p)	-	Subsidiaries
Schedule 7.0l(r)	-	Litigation
Schedule 7.0l(t)	-	Material Agreement
Schedule 7.0l(w)	-	Corporate Structure
Schedule 7.0l(z)	-	Pension Plans
Schedule 7.0l(aa)	-	Existing Debt
Schedule 7.02(a)	-	Subsidiaries of Xantic
Schedule 7.02(h)	-	Existing Debt of Xantic and each Material Xantic Subsidiary
Schedule 7.02(i)	-	Existing Liens of Xantic and each Material Subsidiary
Schedule 8.02(a)	-	Permitted Debt
Schedule 8.02(b)	-	Permitted Liens
Schedule 8.02(1)	-	Business Jurisdictions

Forms Schedules

Schedule 9	-	Form of Assignment Agreement

2

Other Schedules

Schedule 10	-	Applicable Margins/Applicable Facility Fee
Schedule 11	-	Form of Undertaking and Waiver Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
          Second Amended and Restated Credit Agreement dated as of February 13, 2006, among Stratos Global Corporation and Stratos Funding LP, as borrowers, the financial institutions that are listed on the signature pages hereto, as Lenders, Royal Bank of Canada, as Agent, RBC Capital Markets and Banc of America Securities LLC, as Lead Arrangers and Joint Bookrunners, Bank of America, N.A., as Syndication Agent.
          WHEREAS pursuant to a credit agreement dated as of December 31, 2000 among Stratos Global Corporation, as borrower, Royal Bank of Canada, as Agent, the financial institutions party thereto as lenders, RBC Dominion Securities, as Lead Arranger, Canadian Imperial Bank of Commerce and The Bank of Nova Scotia, as Co-Arrangers and Co-Syndication Agents, and Bank of Montreal and The Toronto-Dominion Bank, as Managing Agents (as amended pursuant to that certain first amendment agreement dated as of March 8, 2002, that certain second amendment agreement dated as of December 20, 2002, that certain third amendment agreement dated as of September 18, 2003, that certain fourth amendment agreement dated as of December 24, 2003 and that certain waiver, consent and amending agreement dated as of July 12, 2004, the “Original Credit Agreement”), the lenders thereunder made certain credit facilities available to Stratos Global Corporation;
          AND WHEREAS the Original Credit Agreement has been amended and restated pursuant to an amended and restated credit agreement dated as of December 3, 2004 among the Borrower, each financial institution that is a party thereto (collectively, the “Original Lenders”), Royal Bank of Canada, as agent, RBC Capital Markets and Bank of America Securities LLC, as lead arrangers and joint bookrunners, Bank of America, N.A., as syndication agent, and The Bank of Nova Scotia and Canadian Imperial Bank of Commerce, as co-documentation agents (as amended pursuant to that certain first amending agreement dated as of November 10, 2005, the “First Amended and Restated Credit Agreement”).
          AND WHEREAS the Borrowers have notified the Agent of their intention to prepay concurrently with the occurrence of the Closing Date (as defined below) all of the Original Term B Obligations (as defined below) in full with the proceeds of the Term B Facility (as defined below) and all of the obligations of each Original Term B Lender will thereby be terminated;
          AND WHEREAS the Borrowers, the Lenders and the Agent have determined to amend and to restate the provisions of the First Amended and Restated Credit Agreement without novation, all with effect as of and from the date hereof; and
          NOW THEREFORE the parties hereto, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby covenant and agree that the First Amended and Restated Credit Agreement shall be and is hereby amended and restated without novation as hereinafter set forth.

ARTICLE 1
INTERPRETATION
Section 1.01 Defined Terms
          As used in this Agreement, the following terms have the following meanings:
          “ABR” means, for any day, a rate of interest per annum equal to the greater of (a) the rate of interest in effect for such day as publicly announced from time to time in its sole discretion by the Agent as its prime commercial lending rate for United States Dollar loans in the U.S. and (b) the Federal Funds Rate (expressed as a 365 day rate) plus 0.50%, adjusted automatically with each change in such rates, all without the necessity of any notice to either of the Borrowers or any other Person.
          “ABR Advance” has the meaning specified in the definition of “Advances”.
          “Accommodation” means (i) an Advance made by a Lender on the occasion of any Borrowing; (ii) the creation and purchase of Bankers’ Acceptances or the purchase of completed Drafts by an Operating Lender, a Term A Lender or by any other Person on the occasion of any Drawing; and (iii) the issue of a Documentary Credit by the Documentary Credit Lender on the occasion of any Issue (each of which is a “Type” of Accommodation).
          “Accommodation Notice” means a Borrowing Notice, a Drawing Notice, an Issue Notice or an Election Notice, as the case may be.
          “Accommodations Excess” has the meaning specified in Section 10.04(4).
          “Accommodations Outstanding” means, at any time, (A) under a Credit Facility, in relation to (i) each Borrower and all Lenders under such Credit Facility, the amount of all Accommodations Outstanding thereunder at such time made to such Borrower by such Lenders; and (ii) each Borrower and each Lender under such Credit Facility, the amount of all Accommodations Outstanding thereunder at such time made to such Borrower by such Lender, (B) in respect of Documentary Credits, in relation to each Borrower and the Documentary Credit Lender, the Face Amount of all Documentary Credits outstanding at such time issued by the Documentary Credit Lender to such Borrower, and (C) in respect of Swingline Advances, in relation to each Borrower and the Swingline Lender, the amount of all Swingline Advances outstanding thereunder at such time made to such Borrower by the Swingline Lender. In determining Accommodations Outstanding, the aggregate amount thereof shall be determined on the basis of (y) in the case of all Credit Facilities, the aggregate outstanding principal amount of all Advances and the Face Amount of all outstanding Bankers’ Acceptances, completed Drafts and BA Equivalent Notes which any relevant Lender has purchased, and (z) in the case of the Operating Facility, shall include (a) in respect of the Operating Lenders, an amount equal to the Face Amount of all Documentary Credits for which the Operating Lenders are contingently liable to make an Advance in accordance with Section 5.04(2), (and in respect of each Operating Lender, a rateable part of such Face Amount), and (b) in respect of the Operating Lenders, an amount equal to the principal amount of all Swingline Advances for which the Operating Lenders are contingently liable pursuant to Section 3.01(3) (and in respect of each Operating

Lender, a rateable part of such principal amount). In determining Accommodations Outstanding, the foregoing amounts shall be expressed in U.S. Dollars and each relevant Cdn. Dollar amount shall be converted, for the purposes of such calculation, into its Equivalent U.S. $ Amount as of the date of calculation.
          “Accountants” has the meaning specified in Article 2.5(e) of the Acquisition Agreement.
          “Acquisition” means the acquisition of the Xantic Shares from the Xantic Sellers as more particularly described in and pursuant to the Acquisition Agreement.
          “Acquisition Agreement” means the share sale and purchase agreement dated as of December 28, 2005 by and between the Xantic Sellers, as sellers, and SGC, as purchaser.
          “Acquisition Breach” has the meaning specified in Section 8.01(b)(vii).
          “Acquisition Date” means the date on which the Acquisition shall have been consummated.
          “Adjusted Consolidated EBITDA” means, for any period, Consolidated EBITDA less (i) the actual cash Capital Expenditures made by SGC and its Subsidiaries in such period; and (ii) all income taxes of the SGC and its Subsidiaries paid for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses or taxes attributable to sales or dispositions outside the normal course of business).
          “Adjusted Purchase Price” has the meaning specified in Article 2.5(b) of the Acquisition Agreement.
          “Adjustment Event” has the meaning specified in Section 2.05(3).
          “Adjustment Notice” has the meaning specified in Article 2.5(b) of the Acquisition Agreement.
          “Adjustment Proceeds” has the meaning specified in Section 2.05(3).
          “Advances” means advances made by a Lender under Article 3 and “Advance” means any one of such advances. An Advance made under the Operating Facility is designated as an “Operating Advance”, an Advance made under the Term A Facility is designated as a “Term A Advance” and an Advance made under the Term B Facility is designated as a “Term B Advance”. Advances may be denominated in Canadian Dollars (a “Canadian Dollar Advance”) or in U.S. Dollars (a “U.S. Dollar Advance”). A Canadian Dollar Advance is designated a “Canadian Prime Rate Advance” and a U.S. Dollar Advance may be designated as a “Eurodollar Rate Advance”, “Base Rate (Canada) Advance” or an “ABR Advance”, as applicable. Canadian Prime Rate Advances, Base Rate (Canada) Advances and ABR Advances are referred to, collectively, as “Floating Rate Advances”. Each of a Eurodollar Rate Advance, a Canadian Prime Rate Advance, a Base Rate (Canada) Advance and an ABR Advance is a “Type” of Advance.

          “Affiliate” has the meaning specified in the Canada Business Corporations Act on the date of this Agreement.
          “Agent” means Royal Bank of Canada as Agent for the Lender Parties under this Agreement, and any successor appointed pursuant to Section 10.08.
          “Agreement” means this second amended and restated credit agreement and all schedules hereto and instruments in amendment or confirmation of it; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.
          “Annual Business Plan” means detailed forecasted balance sheets, income statements and statements of operations and cash flow, prepared in accordance with GAAP (to the extent applicable) in respect of the next following Financial Year and each Financial Quarter therein for SGC’s consolidated operations and supported by appropriate explanations, notes and information.
          “Applicable Facility Fee” means, at any time, in respect of the Operating Facility and the Term A Facility, as the case may be, the applicable facility fee expressed as a percentage per annum set forth in Schedule 10 applicable at such time. The Applicable Facility Fee shall be adjusted as provided in Schedule 10, provided that in the case of an adjustment to be made as a result of any change in the Total Leverage Ratio, such adjustment shall be made on the next Business Day after the Agent receives the relevant Compliance Certificate calculating the Total Leverage Ratio. Upon the occurrence and during the continuance of a Default or Event of Default, the Applicable Facility Fee shall revert to the highest rates provided for in this Agreement.
          “Applicable Fronting Fee” means 0.125% per annum.
          “Applicable Incremental Rate” has the meaning specified in Section 2.12(3)(g).
          “Applicable Margins” means, at any time, the margins expressed as a percentage per annum set forth in Schedule 10 applicable at such time. Each Applicable Margin shall be adjusted as provided in Schedule 10, provided that in the case of an adjustment to be made as a result of any change in the Total Leverage Ratio, such adjustment shall be made on the next Business Day after the Agent receives the relevant Compliance Certificate calculating the Total Leverage Ratio. If at the time of a change in the Drawing Fee there exists any outstanding Drawings under the Operating Facility or the Term A Facility, SGC shall pay to the Agent, for the rateable benefit of the applicable Lenders (in the case of an increase in the Drawing Fee) or receive repayment or credit from the applicable Lenders (in the case of a decrease in the Drawing Fee) an amount in respect of each such Drawing equal to the product obtained by multiplying (i) the product obtained by multiplying (w) the difference between the Drawing Fee in effect prior to such change and the Drawing Fee in effect immediately after such change, by (x) the aggregate Face Amount of such Drawing, by (ii) the quotient obtained by dividing (y) the number of days to maturity remaining in respect of such Drawing, by (z) 365 days. Any payment as a result of a change in the Applicable Margin shall be made, in respect of Drawings, on the next maturity date thereof in accordance with Article 4. Upon the occurrence and during the continuance of a Default or an Event of Default, each of the Applicable Margins shall revert to the highest rates provided for in this Agreement.

          “Applicable Term B Rate” has the meaning specified in Section 2.12(3)(g).
          “Assets” means, with respect to SGC and each of its Subsidiaries, all property, assets and undertakings of SGC and each of its Subsidiaries of every kind and wheresoever situate, whether now owned or hereafter acquired.
          “Assignee” has the meaning specified in Section 11.08.
          “Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Entity having jurisdiction over such Person, whether or not having the force of Law.
          “Bankers’ Acceptances” has the meaning specified in Section 4.01(1).
          “BA Equivalent Note” has the meaning specified in Section 4.03(3).
          “BA Instruments” means, collectively, Bankers’ Acceptances, Drafts and BA Equivalent Notes, and, in the singular, any one of them.
          “Base Rate (Canada)” means, at any time, the rate of interest per annum equal to the greater of (i) the rate which the principal office of the Agent in Toronto, Ontario announces from time to time as the reference rate of interest for loans in U.S. Dollars to its Canadian borrowers; and (ii) the Federal Funds Rate (expressed as a 365 day rate) plus 0.50%, adjusted automatically with each change in such rates all without the necessity of any notice to either of the Borrowers or any other Person.
          “Base Rate (Canada) Advance” has the meaning specified in the definition of “Advances”.
          “Beneficiary” means, in respect of any Documentary Credit, the beneficiary named in the Documentary Credit.
          “Borrowers” means, collectively, SGC and Stratos LP and “Borrower” means either one of them.
          “Borrower’s Accounts” means in respect of each Borrower (i) for Canadian Dollars, such Borrower’s Canadian Dollar account, and (ii) for U.S. Dollars, such Borrower’s U.S. Dollar account, in each case, maintained by the Agent at its Toronto main branch, the particulars of which shall have been notified to the Agent by the applicable Borrower.
          “Borrowing” means a borrowing consisting of one or more Advances.
          “Borrowing Notice” has the meaning specified in Section 3.02(1).
          “Bridge Facility” means, subject to the last sentence of this definition, an unsecured senior credit facility in a principal amount of up to U.S. $175,000,000 to be entered into between the Bridge Lenders and the Borrower on the Closing Date in the event that the

Senior Unsecured Note Offering is not consummated on or before the Closing Date pursuant to a credit agreement between the Borrowers, Royal Bank of Canada, as agent and the Bridge Lenders, on terms and conditions acceptable to the Agent. It is understood that, to the extent the aggregate amount of Accommodations made under the Term B Facility on the Closing Date exceeds US$200,000,000, the gross cash proceeds from the Bridge Facility will be decreased by the amount of such excess.
          “Bridge Lenders” means, collectively, Royal Bank of Canada, Bank of America, N.A., acting through its Canada branch and a syndicate of financial institutions to be arranged by the Lead Arrangers in consultation with the Borrowers.
          “Buildings and Fixtures” means all plant, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment).
          “Business” means the business of (i) providing satellite communication services; (ii) reselling satellite communication services; (iii) providing offshore radio services; and (iv) with respect to each of the preceding clauses (i), (ii) and (iii), related activities.
          “Business Day” means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in Toronto, Ontario and, where used in the context of (i) a Eurodollar Rate Advance, also a day on which banks are not required or authorized to close in New York City and dealings are carried on in the London interbank market; and (ii) a Base Rate (Canada) Advance or ABR Advance, also a day on which banks are not required or authorized to close in New York City.
          “Canadian Dollar Advance” has the meaning specified in the definition of “Advances”.
          “Canadian Dollars” and “Cdn. $” each means lawful money of Canada.
          “Canadian Prime Rate” means, at any time, the rate of interest per annum equal to the greater of (i) the rate which the principal office of the Agent in Toronto, Ontario quotes, publishes and refers to as its “prime rate” and which is its reference rate of interest for loans in Canadian Dollars to its Canadian borrowers; and (ii) the sum of (y) the average rate for Canadian Dollar bankers’ acceptances having a term of 1 month that appears on the Reuters Screen CDOR Page (or any replacement of such page) as of 10:00 a.m. (Toronto time) on the date of determination, as reported by the Agent, and (z) 1.0%, adjusted automatically with each quoted or published change in such rate, all without the necessity of any notice to either of the Borrowers or any other Person.
          “Canadian Prime Rate Advance” has the meaning specified in the definition of “Advances”.
          “Capital Expenditures” means expenditures made for the purchase, lease or acquisition of assets (other than Current Assets) required to be capitalized in accordance with GAAP.

          “Capitalized Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
          “Cash Interest Expense” means, for any period, for SGC and its Subsidiaries, the amount of all items properly classified as interest expense (other than any up-front fees payable in connection with this Agreement) paid or payable by SGC and its Subsidiaries during such period (other than any such interest which is not payable in cash or is accrued and capitalized in such period).
          “Cash Management Bank” means Royal Bank of Canada in its capacity as cash management bank under the Centralized Banking Agreement.
          “CBA Entities” means, collectively, SGC, SWI and any Guarantor organized under the laws of Canada (or any province thereof), the laws of any state in the United States of America or the District of Columbia that may become party to the Centralized Banking Agreement from time to time and, in the singular, means any one of them.
          “Centralized Banking Agreement” means that certain centralized banking agreement made on or about November 10, 2005 by and between the Cash Management Bank, SGC, SWI and the other CBA Entities, as the same may at any time and from time to time hereafter be amended, restated, supplemented or otherwise modified.
          “Change of Control” means any Person acquires legal or beneficial ownership, either directly or indirectly, of a majority of the votes attached to the securities of SGC entitled to vote for the election of SGC’s board of directors.
          “Claim” means any claim of any nature whatsoever, including any demand, liability, obligation, cause of action, suit, proceeding, judgment, award, assessment and reassessment.
          “Claiming Lender” has the meaning specified in Section 11.06(3).
          “Closing Date” means the date of initial funding under the Term B Facility, which date shall be not later than February 28, 2006.
          “Code” has the meaning specified in Section 7.01(v).
          “Collateral” means any and all Assets of SGC or any of its Subsidiaries in respect of which the Agent or any Lender has or will have a Lien securing any amount owing under a Credit Document.
          “Commitment” means, at any time, in respect of (i) the Operating Facility, U.S. $25,000,000 or the Equivalent Cdn. $ Amount (as may be reduced from time to time pursuant to Article 2, the “Operating Commitment”); (ii) the Term A Facility, up to U.S. $20,000,000 or the Equivalent Cdn. $ Amount (as may be reduced from time to time pursuant to Article 2, the “Term A Commitment”); (iii) the Term B Facility, up to U.S. $225,000,000 or the Equivalent Cdn. $ Amount (as may be reduced from time to time pursuant to Article 2, the “Term B

Commitment”); (iv) Documentary Credits, U.S. $5,000,000 or the Equivalent Cdn. $ Amount; and (v) Swingline Advances, U.S. $10,000,000 or the Equivalent Cdn. $ Amount (provided, for greater certainty, that the commitments in respect of Documentary Credits and Swingline Advances constitute part of the Operating Commitment). A “Lender’s Operating Commitment”, a “Lender’s Term A Commitment”, a “Lender’s Term B Commitment”, a “Documentary Credit Lender’s Commitment”, and a “Swingline Lender’s Commitment” means at any time, the relevant amount designated as such and set forth opposite the Lender’s name on the signature pages hereof, in each case, as may be reduced from time to time pursuant to Article 2.
          “Compliance Certificate” means a certificate of SGC, substantially in the form of Schedule 6, signed on its behalf by its chief financial officer or any other officer acceptable to the Agent.
          “Confirmation and Amending Agreements” means, collectively, the Security Documents described in Part I of Schedule 8 at Items 96 to 103, inclusively, and in Part II of Schedule 8 at Items 1 to 6, inclusively, as the same may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Consolidated Current Assets” means the sum of all Current Assets of SGC and its Subsidiaries, without duplication.
          “Consolidated Current Liabilities” means the sum of all Current Liabilities of SGC and its Subsidiaries, without duplication.
          “Consolidated Depreciation and Amortization Expense” means, for any period, depreciation and amortization of SGC and its Subsidiaries for such period, determined in accordance with GAAP, without duplication.
          “Consolidated Debt” means the aggregate of all Debt of SGC and its Subsidiaries, without duplication.
          “Consolidated EBITDA” means, for any period and without duplication, Consolidated Net Earnings (A) increased, to the extent deducted in calculating Consolidated Net Earnings, by the sum of (i) Consolidated Interest Expense; (ii) all income taxes of SGC and its Subsidiaries in accordance with GAAP for such period; (iii) Consolidated Depreciation and Amortization Expense; (iv) severance costs, restructuring costs, asset impairment charges and acquisition transition services costs; and (v) losses of SGC and its Subsidiaries not incurred in the ordinary course of business, all as determined at such time in accordance with GAAP; and (B) decreased, to the extent added in calculating Consolidated Net Earnings, by gains of SGC and its Subsidiaries not incurred in the ordinary course of business, all as determined at such time in accordance with GAAP. For greater certainty, the impact resulting from lost revenues of Hurricane Rita and Hurricane Katrina on Consolidated Net Earnings as a result of business disruption shall be an add-back under clause (A)of this definition, provided that impact so added back (y) may be added back in any period in respect of which such impact is applicable, and for greater certainty may be added back in multiple periods, provided it is applicable to each such period, and (z) shall not exceed $8,000,000 in the aggregate.

          “Consolidated Interest Expense” means, for any period for SGC and its Subsidiaries, all items properly classified as interest expense in accordance with GAAP.
          “Consolidated Net Earnings” means, for any period, the net income (loss) of SGC and its Subsidiaries determined in accordance with GAAP.
          “Consolidated Senior Secured Debt” means, at any time, the aggregate of all Senior Secured Debt of SGC and its Subsidiaries at such time.
          “Credit Documents” means this Agreement, the BA Instruments, the Security Documents, the Eligible Hedging Agreements, the Centralized Banking Agreement, the Collateral Covenant Agreement and all other documents to be executed and delivered to the Agent or the Lenders, or both, by SGC and its Subsidiaries, as the case may be, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Credit Facilities” means, collectively, the Operating Facility, the Term A Facility and the Term B Facility and, in the singular, any one of them.
          “Current Assets” means, at any time, with respect to a Person, any Assets of that Person that will be converted into cash in the normal operation of the business of that Person within one year of that time as disclosed in the financial statements of that Person prepared in accordance with GAAP.
          “Current Liabilities” means, at any time, with respect to a Person, any liability of that Person that will be paid in the normal operation of the business of that Person within one year, as disclosed in the financial statements of that Person prepared in accordance with GAAP.
          “Debt” of any Person means, at any time, (without duplication) (i) all indebtedness for borrowed money including borrowings of commodities, bankers’ acceptances, letters of credit or letters of guarantee; (ii) all indebtedness for the deferred purchase price of property or services represented by a note or other evidence of indebtedness; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all indebtedness of another Person secured by a Lien on any properties or assets of the Person; (v) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases in respect of which the Person is liable as lessee; (vi) the aggregate amount at which any shares in the capital of the Person which are redeemable or retractable at the option of the holder may be retracted or redeemed for cash or Debt provided all conditions precedent for such retraction or redemption have been satisfied; (vii) all Debt Guaranteed by the Person; and (viii) all current liabilities of such Person represented by a note, bond, debenture or other evidence of debt.
          “Debt Guaranteed” by any Person means the maximum amount which may be outstanding at any time of all Debt of the kinds referred to in (i) through (vi) and (viii) of the definition of Debt which is directly or indirectly guaranteed by the Person or which the Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which the Person has otherwise assured a creditor or other Person against loss, provided that in circumstances in which less than such amount has been guaranteed by the Person, only the guaranteed amount shall be taken into account in determining such Person’s Debt Guaranteed.
          “Default” means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.
          “Designated International Subsidiaries” means, collectively, Stratos Australia, Stratos Mexico, Stratos Japan and any other Subsidiary of SGC agreed to by the Majority Lenders.
          “Disclosure Letter” means the disclosure letter provided by the Xantic Sellers to SGC as Schedule 4 to the Acquisition Agreement, together with all attachments and accessions thereto.
          “Disposition” means, with respect to any property of any Person, any direct or indirect sale, lease (where such Person is the lessor of such property), voluntary disposition (including by way of a Sale-Leaseback Transaction, reorganization, consolidation, amalgamation or merger), transfer (including any transfer of title or possession), exchange, conveyance, release, abandonment or seizure and, for the purposes of Section 2.05(2) (but only for such purposes), also includes any expropriation, condemnation, forfeiture, actual or constructive total loss or other involuntary disposition, and “Dispose” and “Disposed” have meanings correlative thereto.
          “Disposition Excess Amount” has the meaning specified in Section 2.05(2).
          “Disposition Offer” has the meaning specified in Section 2.05(2).
          “Disposition Offer Response Date” has the meaning specified in Section 2.05(2).
          “Disposition Proceeds” has the meaning specified in Section 2.05(2).
          “Disposition Triggering Event” has the meaning specified in Section 2.05(2).
          “Distribution” means, in respect of any Person, the amount of (i) any dividend or other distribution on issued shares or other equity interests of such Person; (ii) the purchase, redemption or retirement amount of any issued shares, warrants or any other options or rights to acquire shares of the Person redeemed, retired or purchased by such Person; (iii) any payment made on, under, or in respect of, any Debt of such Person, including interest, sinking fund or any like payment; (iv) any payment on account of any principal, interest or premium on any loans or advances owing at any time by such Person to any Related Party; or (v) any loan to or guarantee of the indebtedness of any Related Party.
          “Documentary Credit” means a U.S. Dollar or Canadian Dollar denominated standby letter of credit (each of which is a “Type” of Documentary Credit) issued or to be issued by the Documentary Credit Lender for the account of SGC pursuant to Article 5 and in such form as the Agent may from time to time approve.
          “Documentary Credit Lender” means Royal Bank of Canada.

          “Documentary Credit Lender’s Commitment” has the meaning specified in the definition of “Commitment”.
          “Draft” means, at any time, (i) a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by SGC on a Lender and bearing such distinguishing letters and numbers as the Lender may determine, but which at such time has not been completed as to the payee or accepted by the Lender; and (ii) a depository bill within the meaning of the Depository Bills and Notes Act (Canada).
          “Drawing” means (i) the creation and purchase of Bankers’ Acceptances by a Lender pursuant to Article 4; or (ii) the purchase of completed Drafts by a Lender pursuant to Article 4.
          “Drawing Date” means any Business Day fixed for a Drawing pursuant to Section 4.03.
          “Drawing Fee” means, with respect to each Draft drawn by SGC and purchased by any Person on any Drawing Date, an amount equal to the Applicable Margin, multiplied by the product of (i) a fraction, the numerator of which is the number of days, inclusive of the first day and exclusive of the last day in the term of maturity of such Bankers’ Acceptance or Draft, and the denominator of which is 365; and (ii) the aggregate Face Amount of the Bankers’ Acceptance or Draft.
          “Drawing Notice” has the meaning specified in Section 4.03(1).
          “Drawing Price” means, in respect of Bankers’ Acceptances or Drafts purchased by a Lender or any other Person, the result obtained by multiplying (a) the aggregate Face Amount of the Bankers’ Acceptances or Drafts by (b) the amount (rounded up or down to the fifth decimal place with .000005 being rounded up) determined by dividing one by the sum of one plus the product of (x) the Reference Discount Rate, and (y) a fraction the numerator of which is the number of days to maturity of the Bankers’ Acceptances or Drafts and the denominator of which is 365.
          “Drawing Proceeds” means, in respect of any Bankers’ Acceptance or Draft purchased by a Lender or any other Person, an amount equal to (i) the Drawing Price in respect of such Bankers’ Acceptance or Draft; minus (ii) the applicable Drawing Fee in respect of such Banker’s Acceptance or Draft.
          “Dutch Grantor” has the meaning specified in Section 10.09(1).
          “Election Notice” has the meaning specified in Section 3.03(3).
          “Eligible Hedging Agreements” means one or more agreements between any Borrower and one or more of the Lenders or one or more Persons who, at the time of entering into such agreement or agreements, are Lenders evidenced by a form of agreement approved by the International Swaps and Derivatives Dealers Association Inc. (or other form approved by the Agent) using the full two-way payment method to calculate amounts payable thereunder and evidencing any interest rate hedge (including any interest rate swap, cap or collar) or any foreign exchange hedge, in each case, in respect of which payments or settlement shall be made in cash only, as the same may at any time and from time to time be amended, restated, supplemented, otherwise modified or replaced, including any such agreements existing on the Closing Date.
          “English Subsidiary” means, in respect of any Person, any Subsidiary of such Person that is a company incorporated in England and Wales.
          “Environmental Laws” means all applicable Laws relating to the environment, health and safety matters or conditions, Hazardous Substances, pollution or the protection of the environment, including Laws relating to (i) on-site or off-site contaminations; (ii) occupational health and safety relating to Hazardous Substances; (iii) chemical substances or products; (iv) releases of pollutants, contaminants, chemicals or other industrial, toxic or radioactive substances or Hazardous Substances into the environment; and (v) manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances.
          “Environmental Liabilities” means all Losses and Claims under applicable Environmental Laws, whether known or unknown, current or potential, past, present or future, imposed by, under or pursuant to Environmental Laws or otherwise relating to any environmental condition, fact or circumstance requiring Remedial Action under any Environmental Law, including all Losses and Claims related to Remedial Actions and all reasonable fees, disbursements and expenses of counsel, experts, personnel and consultants, where such Losses and Claims are based on, arise out of or are otherwise in respect of (i) the ownership or operation of the Business or any Assets related to the Business; (ii) the conditions on, under, above or about any real property, assets, equipment or facilities currently or previously owned, leased or operated by SGC or any of its Subsidiaries; (iii) expenditures necessary to cause the operations of the Business or Assets either related to the Business or owned, leased or operated by SGC or any of its Subsidiaries to comply with any and all environmental requirements, including expenditures in connection with obtaining all Environmental Permits; (iv) expenditures necessary to effect the environmental closure, environmental decommissioning or environmental rehabilitation of any of the operations of the Business or Assets either related to the Business or owned, leased or operated by SGC or any of its Subsidiaries; (v) liability for personal injury or property damage, including damages assessed for the maintenance of a public or private nuisance; and (vi) any other matter affecting the real property, assets, equipment or facilities of SGC or any of its Subsidiaries, whether owned or leased, relating to any Environmental Law or otherwise within the jurisdiction of a Governmental Entity arising through its administration of any Environmental Law.
          “Environmental Permits” includes all permits, certificates, approvals, registrations and licenses issued by any Governmental Entity to SGC or any of its Subsidiaries or to the Business pursuant to Environmental Laws and required for the operation of the Business or use of the Owned Properties, Leased Properties or other Assets.
          “Equivalent Cdn. $ Amount” means, on any day with respect to any amount of U.S. Dollars, the amount of Canadian Dollars which would be required to buy such amount of U.S. Dollars using the spot rate of the Bank of Canada at approximately 12:00 noon (Toronto time) on the day or, if such day is not a Business Day, on the Business Day immediately preceding such day.

          “Equivalent U.S. $ Amount” means, on any day with respect to any amount of Canadian Dollars, the amount of U.S. Dollars which would be required to buy such amount of Canadian Dollars using the spot rate of the Bank of Canada at approximately 12:00 noon (Toronto time) on the day or, if such day is not a Business Day, on the Business Day immediately preceding such day.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which SGC is a member, and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, treated as a single employer under Section 414(m) or (o) of the Code of which SGC is a member.
          “Euro” means the lawful currency of the Participating Member States.
          “Eurodollar Interest Period” means, for each Eurodollar Rate Advance, a period which commences (i) in the case of the initial Eurodollar Interest Period, on the date the Advance is made or converted from another Type of Accommodation; and (ii) in the case of any subsequent Eurodollar Interest Period, on the last day of the immediately preceding Eurodollar Interest Period, and which ends, in either case, on the day selected by the applicable Borrower in the applicable Borrowing Notice or Election Notice. The duration of each Eurodollar Interest Period shall be 1, 2 or 3 months (or such shorter or longer period as may be approved by all of the Lenders making Eurodollar Rate Advances), unless the last day of a Eurodollar Interest Period would otherwise occur on a day other than a Business Day, in which case the last day of such Eurodollar Interest Period shall be extended to occur on the next Business Day, or if such extension would cause the last day of such Eurodollar Interest Period to occur in the next calendar month, the last day of such Eurodollar Interest Period shall occur on the preceding Business Day.
          “Eurodollar Rate” means, for each Eurodollar Interest Period for each Eurodollar Rate Advance, the rate of interest per annum which appears on the Reuters screen LIBOR 01 page at approximately 11:00 a.m. (London time) two Business Days before the first day of such Eurodollar Interest Period; or if such Reuters Screen is not available, the rate of interest which appears on page 3750 of the Telerate screen at approximately 11:00 a.m. (London time) two Business Days before the first day of such Eurodollar Interest Period; or if such Telerate screen is not available, then the Eurodollar Rate shall be the annual rate of interest determined by the Agent as being the rate of interest at which it would be prepared to offer to leading banks in the London interbank market for delivery on the first day of the relevant Eurodollar Interest Period for a period equal to the Eurodollar Interest Period for deposits in U.S. Dollars in an amount comparable to the relevant Eurodollar Rate Advance requested by the applicable Borrower.
          “Eurodollar Rate Advance” has the meaning specified in the definition of “Advances”.
          “Event of Default” has the meaning specified in Section 9.01.

          “Excess Cash Flow” means, in respect of SGC, for any period, and without in any case any duplication, Consolidated Net Earnings for such period (A) increased to the extent deducted in calculating Consolidated Net Earnings for such period, by (i) future income taxes of SGC and its Subsidiaries for such period; (ii) Consolidated Depreciation and Amortization Expense for such period; (iii) the amount, if any, by which Working Capital (excluding cash and cash equivalents) has decreased during such period; and (iv) the amount of any reduction to Consolidated Net Earnings not involving any outlay of cash; and (B) decreased by the aggregate of (i) the amount, if any, by which Working Capital (excluding cash and cash equivalents) has increased during such period; (ii) all mandatory prepayments, scheduled payments and voluntary prepayments of SGC’s and its Subsidiaries’ Debt; (iii) the actual cash Capital Expenditures made by the SGC and its Subsidiaries in such period; (iv) to the extent not financed with Debt, the actual cash spent on Permitted Investments; (v) any amount included in Consolidated Net Earnings not involving the receipt of any cash; (vi) any amounts that are applied during such period to repay the Accommodations Outstanding pursuant to Section 2.05 which was included in the calculation of Consolidated Net Earnings for such period; (vii) all payments of interest and taxes made by SGC and its Subsidiaries during such period not previously deducted in the calculation of Consolidated Net Earnings.
          “Exchange Act” means the U.S. Securities Exchange Act of 1935, as amended, and, includes the rules and regulations of the Securities and Exchange Commission promulgated hereunder.
          “Excluded Assets” means, collectively, all of the Assets owned by each Excluded Subsidiary.
          “Excluded Subsidiaries” means collectively (i) the Restricted Subsidiaries, (ii) Xantic, (iii) any Subsidiary of Xantic existing on the Acquisition Date, and (iv) any other Subsidiary of SGC agreed to by the Majority Lenders, in each case, until the relevant Subsidiary has provided the guarantee and the security interests specified in Section 2.11 in respect of such Subsidiary.
          “Excluded Subsidiary Permitted Debt Basket” has the meaning specified in Section 8.02(a)(ix).
          “Excluded Taxes” has the meaning specified in Section 11.07(1).
          “Exclusion Termination Date” has the meaning specified in Section 6.03(1)(c).
          “Existing Guarantors” means, collectively, the Subsidiaries of SGC who, prior to the date hereof, have entered into a guarantee to and in favour of the Agent for the benefit of itself and the other Lender Parties and have provided the Agent for the benefit of itself and the other Lender Parties with a first priority perfected security interest (subject to Permitted Liens) over all of their respective Assets (subject to the exceptions specified in the Undertaking and Waiver Agreement and such other exceptions agreed to in writing by the Lenders).
          “Existing Incremental Facility” means any Incremental Facility (as defined in the First Amended and Restated Credit Agreement) established and existing pursuant to the First Amended and Restated Credit Agreement.

          “Existing Luxembourg Confirmation and Amending Agreement” means the confirmation and amending agreement governed by the laws of Luxembourg between SGC, SWI and Stratos LFA S.A., as grantors, and the Agent dated as of December 3, 2004.
          “Existing Luxembourg Security Documents” means, collectively, the Security Documents described in Part I of Schedule 8 at Items 45, 83 and 84, inclusively, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Existing New Zealand Confirmation and Amending Agreement” means the confirmation and amending agreement governed by the laws of New Zealand between the Persons listed on Schedule “A” thereto and the Agent dated as of December 3, 2004.
          “Existing New Zealand Guarantees” means, collectively, the guarantees described in Part I of Schedule 8 at Items 27 and 28, as the same may have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Existing New Zealand Security Documents” means, collectively, the Security Documents described in Part 1 of Schedule 8 at Items 46, 47, 85 and 86, inclusively, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Existing Ontario Confirmation and Amending Agreements” means, collectively (i) the confirmation and amending agreement between the Persons listed on Schedule “A” thereto and the Agent dated as of December 3, 2004, and (ii) the confirmation and amending agreement no. 2 between the Persons listed on Schedule “A” thereto and the Agent dated as of November 10, 2005, in each case, governed by the laws of the Province of Ontario and the laws of Canada applicable therein.
          “Existing Ontario Guarantees” means, collectively, the guarantees described in Part I of Schedule 8 at Items 1 to 26, inclusively, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Existing Ontario Note Pledge Agreements” means, collectively, the Security Documents described in Part I of Schedule 8 at Items 49 to 57, inclusively, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Existing Ontario Securities Pledge Agreements” means, collectively, the Security Documents described in Part I of Schedule 8 at Items 29 to 40, inclusively, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Existing Ontario Security Agreements” means, collectively, the Security Documents described in Part I of Schedule 8 at Items 58 to 61, inclusively, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.

          “Existing Ontario Security Documents” means, collectively, the Existing Ontario Guarantees, the Existing Ontario Note Pledge Agreements, the Existing Ontario Securities Pledge Agreement and the Existing Ontario Security Agreements.
          “Existing Quebec Confirmation and Amending Agreement” means the confirmation and amending agreement governed by the laws of the Province of Quebec and the laws of Canada applicable therein between SWI and the Agent dated as of December 3, 2004.
          “Existing Quebec Deed of Hypothec” means the Security Document described in Part I of Schedule 8 at Item 73, as the same has been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Existing Security Documents” means, collectively, the Security Documents described in Part I of Schedule 8 at Items 1 to 103, inclusively, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Existing UK Deed of Confirmation” means the deed of confirmation governed by the laws of England between the grantors named therein and the Agent dated as of December 3, 2004.
          “Existing UK Security Documents” means, collectively, the Security Documents described in Part I of Schedule 8 at Items 41 to 44 and Items 74 to 82, inclusively, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Existing US Confirmation and Amending Agreements” means, collectively (i) the confirmation and amending agreement between the Persons listed on Schedule “A” thereto and the Agent dated as of December 3, 2004, and (ii) the U.S. confirmation and amending agreement no. 2 between the Persons listed on Schedule “A” thereto and the Agent dated as of November 10, 2005, in each case, governed by the laws of New York.
          “Existing U.S. Security Agreements” means, collectively, the Security Documents described in Part I of Schedule 8 at Item 62 to 72, inclusively, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Existing Xantic Instrument” has the meaning specified in Section 7.02(1)(d).
          “Face Amount” means (i) in respect of a BA Instrument, the amount payable to the holder on its maturity; and (ii) in respect of a Documentary Credit, the maximum amount which the issuing Person is contingently liable to pay to the Beneficiary.
          “Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight United States federal funds transactions with members of the Federal Reserve System arranged by United States federal funds brokers, as published for the day (or, if the day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a

Business Day, the average of the quotations for the day on such transactions received by the Agent from three United States Federal funds brokers of recognized standing selected by it.
          “Fee Letter” means that certain amended and restated fee letter dated September 21, 2005 among SGC, the Agent, the Lead Arrangers and Bank of America, N.A., acting through its Canadian branch.
          “Fees” means the fees payable by the Borrowers, or either of them, under this Agreement.
          “Final Adjusted Purchase Price” has the meaning specified in Article 2.5(e) of the Acquisition Agreement.
          “Financial Quarter” means a period of three consecutive months in each Financial Year of SGC ending on March 31, June 30, September 30 and December 31, as the case may be, of such year.
          “Financial Year” means, in relation to SGC, its financial year commencing on January 1 of each calendar year and ending on December 31 of such calendar year.
          “First Amended and Restated Credit Agreement” has the meaning specified in the recitals hereto.
          “Floating Rate Advances” has the meaning specified in the definition of “Advances”.
          “GAAP” means, at any time, accounting principles generally accepted in Canada as recommended in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time.
          “Governmental Entity” means any (i) multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.
          “Granting Lender” has the meaning specified in Section 11.08(8).
          “Guarantors” means, collectively, (i) SGC, in its capacity as a guarantor of the obligations of Stratos LP under the Credit Documents, (ii) Stratos LP, in its capacity as guarantor of the obligations of SGC under the Credit Documents, (iii) the Existing Guarantors, and (iv) the other Subsidiaries of SGC (other than each of the Designated International Subsidiaries and Excluded Subsidiaries until such time as such Designated International Subsidiary or such Excluded Subsidiary, as the case may be, has provided the Agent for the rateable benefit of the Lender Parties with the guarantee and security interests specified in Section 2.11), and any other Person who becomes a guarantor hereunder and who has provided the Agent for the benefit of itself and the Lender Parties with a first priority perfected security interest (subject to Permitted Liens) over all of its Assets (subject to the exceptions specified in the Undertaking and Waiver Agreement and such other exceptions agreed to in writing by the Lenders).

          “Hazardous Substance” means any liquid, gaseous or solid matter, vibration, ray, heat, odour, radiation or energy which is or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of contaminant.
          “Hedge Lenders” means collectively, (i) a Lender party to an Eligible Hedging Agreement, and (ii) a Person who, at the time of entering into an Eligible Hedging Agreement, is a Lender.
          “Hostile Take-Over” means a takeover bid (as defined under applicable securities Laws but excluding any takeover bids which are exempt from the formal takeover bid rules under such Laws) which is unsolicited or the approval of which has not been publicly announced by the board of directors (or its equivalent) of the Person that is the target of the takeover offer.
          “Incremental Amending Agreement” has the meaning specified in Section 2.12(4).
          “Incremental Commitment” has the meaning specified in Section 2.12(3)(a).
          “Incremental Facilities” and “Incremental Facility” have the meaning specified in Section 2.12(1).
          “Incremental Facility Notice” has the meaning specified in Section 2.12(1).
          “Incremental Lender” and “Incremental Lenders” have the meaning specified in Section 2.12(2)
          “Indemnified Person” has the meaning specified in Section 11.06(1).
          “Indenture” means the indenture among SGC, the Initial Guarantors (as defined therein) and the Indenture Trustee, dated February 13, 2006, as the same may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced, in accordance with the terms hereof.
          “Indenture Trustee” means JP Morgan Chase Bank and its successors and assigns.
          “Investment Basket” has the meaning specified in the definition of “Permitted Investments”.
          “Investments” means any advances, loans, guarantees or other extensions of credit or capital contributions (other than prepaid expenses in the ordinary course of business) to (by means of transfers of property, money or assets), or any purchase of any shares, stocks, bonds, notes, debentures or other securities of, any Person or the acquisition of all or substantially all the assets of, any Person or of a business carried on by, or a division of, any Person.

          “Issue” means an issue of a Documentary Credit by the Documentary Credit Lender pursuant to Article 5.
          “Issue Date” has the meaning specified in Section 5.02(1).
          “Issue Notice” has the meaning specified in Section 5.02(1).
          “ITA” has the meaning specified in Section 11.07(5).
          “Judicial Order” has the meaning specified in Section 5.07(1).
          “KPN” means KPN Satcom B.V., a private company with limited liability incorporated and existing under the laws of the Netherlands, and its successors and assigns.
          “Laws” means all legally enforceable statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, notifications, conditions, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and “Law” means any one of the foregoing.
          “Lead Arrangers” means, collectively, RBC Capital Markets and Banc of America Securities LLC and, individually, any one of them.
          “Leased Properties” means, collectively, the real properties forming the subject matter of the Leases.
          “Leases” means the leases, subleases, rights to occupy, and licences of real property or buildings and fixtures, to which SGC or any of its Subsidiaries is a party (i) at the date of this Agreement, as listed and described in Schedule 7.01(j); or (ii) after the date of this Agreement as notified to the Agent pursuant to Section 8.01(b), but shall exclude leases, rights and licences terminated in accordance with their terms (and not as the result of a default) after the date of this Agreement and as and from such termination.
          “Lender Parties” means, collectively, the Lenders, the Cash Management Bank and any Hedge Lenders and “Lender Party” means any one of them.
          “Lenders” means, collectively, the Operating Lenders, the Term A Lenders, the Term B Lenders, the Documentary Credit Lender and the Swingline Lender and any Person who may become a Lender pursuant to Section 11.08 and their effective successors and assigns and, in the singular, any one of them.
          “Lender’s Incremental Commitment” has the meaning specified in Section 2.12(2).
          “Lender’s Operating Commitment” has the meaning specified in the definition of “Commitment”.

          “Lender’s Term A Commitment” has the meaning specified in the definition of “Commitment”.
          “Lender’s Term B Commitment” has the meaning specified in the definition of “Commitment”.
          “Lien” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.
          “Limited Partnership Agreement” means the limited partnership agreement made as of November 17, 2004 by and between SGC, as a general partner and SWI, as a limited partner, in accordance with the laws of Delaware, as the same may be amended, restated or replaced from time to time.
          “Losses” means any loss whatsoever, whether direct or indirect, including expenses, costs, damages, judgments, penalties, fines, charges, claims, demands, liabilities and any and all legal fees and disbursements, except any such loss representing loss of profit.
          “LTM Audited Financial Statements” has the meaning specified in the Acquisition Agreement.
          “Majority Lenders” means, at any time, Lenders whose Commitments, taken together, are greater than 50% of the aggregate amount of the Commitments.
          “Mandatory Borrowing” has the meaning specified in Section 3.01(3).
          “Margin Regulations” means Regulation T, Regulation U and Regulation X.
          “Margin Stock” shall have the meaning provided in Regulation U.
          “Material Acquisition Breach” means one or more Acquisition Breaches pursuant to which the aggregate amount of all Claims in respect thereof is equal to or greater than U.S.$2,000,000.
          “Material Adverse Change” means any change, condition or event which, when considered individually or together with other changes, conditions, events or occurrences could reasonably be expected to have a Material Adverse Effect.
          “Material Adverse Effect” means a material adverse effect on the business, revenues, operations, prospects, liabilities (contingent or otherwise) or financial condition of SGC and its Subsidiaries taken as a whole.
          “Material Agreement” means the Indenture and any other agreement, contract or similar instrument to which SGC or any of its Subsidiaries is a party or to which any of their property or assets may be subject for which breach, non-performance, cancellation, failure to renew, termination, revocation or lapse could reasonably be expected to have a Material Adverse Effect.

          “Material Permits” means the Authorizations, the breach, non-performance, cancellation or non-availability of which or failure of which to renew or maintain would reasonably be expected to have a Material Adverse Effect.
          “Material Xantic Subsidiaries” has the meaning specified in Section 7.02(1)(a).
          “Minimum Assignment Amount” has the meaning specified in Section 11.08(3).
          “Minority Investments Basket” has the meaning set out in the definition of Permitted Investments.
          “Moody’s” means Moody’s Investor Services, Inc., and any successor thereof.
          “Net Income Taxes” has the meaning specified in Section 11.07(3).
          “Net Proceeds” means any one or more of the following (i) with respect to any Disposition of Assets by SGC or any of its Subsidiaries, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such sale or other disposition, less the sum of (y) fees (including, without limitation, legal fees), commissions and other out-of-pocket expenses incurred or paid for by SGC or any of its Subsidiaries, as applicable, in connection with the sale or other disposition, and (z) taxes incurred in connection with the sale, whenever payable; and (ii) with respect to the issuance of securities by SGC or any of its Subsidiaries, the net amount equal to the aggregate amount received in cash in connection with the issuance, less the reasonable fees (including without limitation, reasonable legal fees), commissions and other out-of-pocket expenses incurred or paid for by SGC or any of its Subsidiaries in connection with the issuance.
          “New Subsidiary” has the meaning specified in the definition of “Permitted Investments”.
          “Non-Xantic Subsidiaries” means, collectively, each Subsidiary of SGC other than Xantic and its Subsidiaries.
          “Objection Notice” has the meaning specified in Article 2.5(d) of the Acquisition Agreement.
          “Obligations” has the meaning specified in Section 10.09(1).
          “Operating Commitment” has the meaning specified in the definition of “Commitment”.
          “Operating Facility” means the operating credit facility made available to SGC under this Agreement for the purposes specified in Section 2.03(1).
          “Operating Lenders” means, collectively, the financial institutions set forth on the signature pages hereof as Lenders with Lender’s Operating Commitments (and any Assignee thereof upon such Assignee executing and delivering an assignment and assumption agreement referred to in Section 11.08(5) to the Borrowers and the Agent), and in the singular any one of such Lenders.
          “Original Credit Agreement” has the meaning specified in the recitals hereto.
          “Original Currency” has the meaning specified in Section 11.12(1).
          “Other Currency” has the meaning specified in Section 11.12(1).
          “Original Lenders” has the meaning specified in the recitals hereto.
          “Original Term B Facility” means the term credit facility that was made available to the Borrowers by the Original Term B Lenders under the First Amended and Restated Credit Agreement for the purposes specified in Section 2.03 thereof, which shall be irrevocably repaid in full immediately after the effectiveness of this Agreement (and in any event no later than 3:00 p.m. (Toronto time) on the date hereof).
          “Original Term B Lenders” means, collectively, the financial institutions that hold Original Term B Obligations on the date hereof, and in the singular any one of them.
          “Original Term B Obligations” means the Accommodations Outstanding (as that term is defined in the First Amended and Restated Credit Agreement) under the Original Term B Facility in the amount of U.S. $148,500,000 together with all accrued interest and fees and all other amounts payable to the Original Term B Lenders in connection therewith pursuant to the First Amended and Restated Credit Agreement.
          “Other Taxes” has the meaning specified in Section 11.07(2).
          “Owned Properties” means, collectively, (i) the land and premises owned by SGC or any of its Subsidiaries on the date of this Agreement which are listed on Schedule 7.01(i); and (ii) after the date of this Agreement the lands and premises notified to the Agent pursuant to Section 8.01(b), but shall exclude lands and premises sold or otherwise Disposed of as permitted in this Agreement as and from the date of such sale or Disposition.
          “Parallel Debt” has the meaning specified in Section 10.09(1).
          “Participant” has the meaning specified in Section 11.08(3).
          “Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to the European Monetary Union.
          “Permitted Debt” means the Debt listed in Schedule 8.02(a).
          “Permitted Dispositions” means (i) any Disposition made from SGC or any of its Subsidiaries (other than Dispositions from or to Stratos B.V. and Stratos Cyprus) in the ordinary course of business for the purpose of carrying on the Business; (ii) Dispositions permitted by Section 8.02(c); (iii) any Disposition from SGC or any of its Subsidiaries (other than Stratos B.V. and Stratos Cyprus) to SGC or any Guarantor (other than Stratos B.V. and Stratos Cyprus)

provided that (x) no Default or Event of Default has occurred and is continuing or would result therefrom, (y) the property Disposed of is subject to, following such Disposition, a first priority perfected security interest in favour of the Agent, for the rateable benefit of the Lender Parties (subject only to Permitted Liens) and the transferee executes and delivers to the Agent all documents, security and further assurances as the Agent may reasonably require to satisfy itself with respect thereto, and (z) the Agent receives an opinion of counsel to SGC (in form and substance satisfactory to the Agent acting reasonably) in connection with the matters referred to in clause (y) above; (iv) Dispositions of Assets in any Financial Year which do not fall within any of the other clauses of this definition (other than Dispositions of Assets from a Borrower or a Guarantor to an Excluded Subsidiary or a Designated International Subsidiary, Dispositions from or to Stratos B.V. and Dispositions from or to Stratos Cyprus, all of which, for greater certainty, are not permitted hereunder), provided that the aggregate consideration received for such Assets so disposed of in any such Financial Year does not exceed U.S. $50,000,000 in any such Financial Year and U.S. $100,000,000 during the Term of this Agreement; and (v) the Disposition by SWI of 201,149,427 shares of Stratos Ireland to Stratos B.V.
          “Permitted Investments” means:
     (a) Investments by SGC or any Subsidiary of SGC (other than Stratos B.V. and Stratos Cyprus) in short-term U.S. and Canadian government securities;
     (b) Investments by SGC or any Subsidiary of SGC (other than Stratos B.V. and Stratos Cyprus) in short-term instruments issued by banks rated A or better by Moody’s;
     (c) Investments by SGC or any Subsidiary of SGC (other than Stratos B.V. and Stratos Cyprus) in commercial paper rated A-2 or better by S & P or P-2 or better by Moody’s that mature within 270 days;
     (d) Investments by any Borrower in any Guarantor or by any Guarantor in any other Guarantor or in any Borrower;
     (e) Investments that constitute the purchase by any Borrower or any Guarantor (other than Stratos B.V. and Stratos Cyprus) of minority equity interests in other Persons up to a maximum aggregate amount of U.S. $50,000,000 (such maximum aggregate amount being hereinafter referred to as the “Minority Investments Basket”), provided that the Agent, for the rateable benefit of the Lender Parties, shall have been granted a first priority perfected security interest (whether by way of registrations or otherwise and subject only to Permitted Lien) over all such equity interests. For greater certainty, as of the date hereof, the amount of the Minority Investments Basket is nil, the Minority Investments Basket does not and shall not include the purchase price paid by SGC for the equity interests set out in Schedule 0.1, which was in an aggregate amount of U.S.$5,880,000, and the Agent has been granted a first priority perfected security interest in such equity interests for the rateable benefit of the Lender Parties;
     (f) Investments by any Borrower or any Guarantor (other than Stratos B.V. and Stratos Cyprus) in any New Subsidiary that is not a Guarantor, provided that such New Subsidiary has been designated as a Designated International Subsidiary by the Majority Lenders;

     (g) Investments that constitute the purchase by any Borrower or any Guarantor (other than Stratos B.V. and Stratos Cyprus) of a majority of the shares or other securities of any Person carrying on substantially the same business as the Business (such Person being herein referred to as a “New Subsidiary"), or the assets of any Person used or useful in substantially the same business as the Business (“Purchased Assets”), provided that in either case:
(i)	in respect of any New Subsidiary, the provisions of Section 8.02(i) are complied with;

(ii)	in respect of any Purchased Assets, the Agent, for the rateable benefit of the Lender Parties, shall have been granted a first priority perfected security interest (whether by way of registration or otherwise and subject only to Permitted Liens) over all such Purchased Assets (subject only to exceptions agreed to by the Lenders in writing, acting reasonably);

(iii)	in the case of any New Subsidiary or any Subsidiary of such New Subsidiary incorporated in each case in England and Wales that is required under Section 8.02(i) and this clause (g) to grant a guarantee or security to the Agent for the rateable benefit of the Lender Parties, SGC shall have provided evidence satisfactory to the Agent, before such purchase, that such New Subsidiary and its English Subsidiaries, if any, are lawfully capable of granting such guarantee or security under English law and that all requirements of law (including without limitation under the Companies Act 1985 (an English statute), if any, relating to the giving of financial assistance) required to enable such New Subsidiary and its English Subsidiaries, if any, lawfully to provide such guarantee or security have been duly completed;

(iv)	no Default or Event of Default has occurred and is continuing;

(v)	such purchase does not constitute a Hostile Take-Over; and

(vi)	after giving effect to such purchase, the Consolidated Debt to Consolidated EBITDA ratio, calculated on a pro forma basis (as if the purchase had been completed and any Debt in connection therewith had been incurred as at the first day of the immediately preceding four Financial Quarters and without regard to any synergies in respect thereto but including all EBITDA of the relevant New Subsidiary or the relevant Purchased Assets for such four Financial Quarters (as provided in Section 8.03(2))), is not more than 3.0:1 and SGC shall, on the same pro forma basis, be in compliance with the financial covenants specified in Section 8.03(1)(a), (c) and (d);
     (h) Investments by any Borrower or any Guarantor (other than Stratos B.V. and Stratos Cyprus) that constitute either type of purchase described in clause (g) hereof in an aggregate amount of up to U.S. $50,000,000 (the “Investment Basket") at any time, after giving effect to any such purchase, that the Consolidated Debt to Consolidated EBITDA ratio calculated on a pro forma basis (as if the purchase had been completed and any Debt in connection therewith had been incurred as of the first day of the immediately preceding four Financial Quarters without regard to any synergies in respect thereto) is in excess of 3.0:1, in either case, provided that at such time:
(i)	in respect of any New Subsidiary, the provisions of Section 8.02(i) are complied with;

(ii)	in respect of any Purchased Assets, the Agent, for the rateable benefit of the Lender Parties, shall have been granted a first priority perfected security interest (whether by way of registration or otherwise and subject only to Permitted Liens) over all such Purchased Assets, as applicable (subject only to exceptions agreed to by the Lenders in writing, acting reasonably);

(iii)	in the case of any New Subsidiary or any Subsidiary of such New Subsidiary incorporated in each case in England and Wales that is required under Section 8.02(i) and this clause (h) to grant a guarantee or security to the Agent for the rateable benefit of the Lender Parties, SGC shall have provided evidence satisfactory to the Agent, before such purchase, that such New Subsidiary and its English Subsidiaries, if any, are lawfully capable of granting such guarantee or security under English law and that all requirements of law (including without limitation under the Companies Act 1985 (an English statute), if any, relating to the giving of financial assistance) required to enable such Person and its English Subsidiaries, if any, lawfully to provide such guarantee or security have been duly completed;

(iv)	no Default or Event of Default has occurred and is continuing; and

(v)	such purchase does not constitute a Hostile Take-Over; and

(i)	the Acquisition;
     (j) Investments by any Borrower or any Guarantor (other than Stratos B.V. and Stratos Cyprus) in any Excluded Subsidiary that constitute Debt of such Excluded Subsidiary provided that the aggregate amount of such Investments does not cause the Excluded Subsidiary Permitted Debt Basket to be exceeded and such Debt is secured by a first priority perfected security interest in the Assets of such Excluded Subsidiary to and in favour of such Borrower or Guarantor, as applicable; and
     (k) Investments by any Borrower or any Guarantor in any Excluded Subsidiary that do not constitute Debt of such Excluded Subsidiary.
The Investment Basket shall be reset to zero once the Consolidated Debt to Consolidated EBITDA ratio as at any Financial Quarter end is not more than 3.0:1. The parties hereto agree that, where in connection with any Investment, a Borrower or Guarantor fails to satisfy the conditions set forth in clause (e), subclauses (g)(i) and (g)(ii) or subclauses (h)(i) and (h)(ii) hereof (collectively, the “Security Conditions”), as applicable, and the Agent determines in its sole discretion (acting reasonably) that, notwithstanding the commercially reasonable efforts of the applicable Borrower or Guarantor (satisfactory evidence of which shall have been provided to the Agent), satisfaction of the applicable Security Conditions is impossible or unduly burdensome because (x) the Laws applicable to any New Subsidiary, any shares or other securities of such New Subsidiary, any assets owned by such New Subsidiary, any minority equity interests purchased pursuant to clause (e) hereof or any Purchased Assets restrict or do not permit the granting of a guarantee by such New Subsidiary or a first priority perfected security interest (subject only to Permitted Liens) over such property to the Agent, in each case, for the rateable benefit of the Lender Parties or (y) satisfaction of such Security Conditions in respect of such assets is not cost effective (such property being collectively referred to herein as the “Restricted Assets”) as required hereunder, satisfaction of the applicable Security Conditions shall not be required, provided that the aggregate fair market value of the sum of (i) all Restricted Assets determined (provided that, for greater certainty, such determination will be made in such a manner so as to avoid duplication of the valuation of the securities of a New Subsidiary and its assets) as at the time of their acquisition, (ii) all Investments made pursuant to clause (f) hereof (net of any repayments made by the relevant New Subsidiary upon such Investments), and (iii) all Investments made pursuant to clauses (j) and (k) hereof shall not at any time exceed U.S. $25,000,000 in the aggregate (the “Restricted Investment Basket”). For greater certainty, as of the date hereof, the amount of the Restricted Investment Basket is nil, the Restricted Investment Basket does not and shall not include the purchase price paid or to be paid by SGC or a Subsidiary of SGC, as the case may be, for the Xantic Shares and the Plenexis Shares, which is in an aggregate amount of approximately U.S. $197,250,000. If at any time the Laws applicable to a New Subsidiary or to any Restricted Assets change such that satisfaction of the applicable Security Conditions is possible or not unduly burdensome (as determined by the Agent in its sole discretion, acting reasonably), SGC shall, or shall cause, such Security Conditions to be satisfied by the applicable Borrower or Guarantor.
          “Permitted Liens” means, in respect of any Person, any one or more of the following:
     (a) Liens for taxes, assessments or governmental charges or levies which are not delinquent or the validity of which is being contested at the time by the Person in good faith by proper legal proceedings if, in the Majority Lenders’ opinion, either (i) adequate provision has been made for their payment; or (ii) the Liens are not in the aggregate materially prejudicial to the security constituted by the Security Documents;
     (b) inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Person, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any assets of the Person and in respect of which adequate holdbacks are being maintained as required by applicable law or such Liens are being contested in good faith by appropriate proceedings and in respect of which there has been set aside a reserve (segregated to the extent required by GAAP) in an adequate amount and provided further that such Liens do not, in the Majority Lenders’ opinion reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of the Person;

     (c) easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the Person or interests therein granted or reserved to other Persons, provided that such rights do not, in the Majority Lenders’ opinion, reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of the Person;
     (d) title defects or irregularities which are of a minor nature and which, in the Majority Lenders’ opinion, do not reduce the value of the assets of the Person or materially interfere with their use in the operation of the business of the Person;
     (e) Liens securing appeal bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;
     (f) attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that the Liens are in existence for less than 10 days after their creation or the execution or other enforcement of the Liens is effectively stayed or the claims so secured are being actively contested in good faith and by proper legal proceedings;
     (g) the reservations, limitations, provisos and conditions, if any, expressed in any original grant from the Crown of any real property or any interest therein or in any comparable grant in jurisdictions other than Canada, provided they do not, in the Majority Lenders’ opinion, reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of the Person;
     (h) Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Person, provided that such Liens do not, in the Majority Lenders’ opinion, reduce the value of the assets of the Person or materially interfere with their use in the operation of the business of the Person;
     (i) servicing agreements, development agreements, site plan agreements, and other agreements with Governmental Entities pertaining to the use or development of any of the assets of the Person, provided same are complied with and do not in the Majority Lenders’ opinion, reduce the value of the assets of the Person or materially interfere with their use in the operation of the business of the Person including, without limitation, any obligations to deliver letters of credit and other security as required;
     (j) applicable municipal and other governmental restrictions, including municipal by- laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and do not in the Majority Lenders’ opinion reduce the value of the assets of the Person or materially interfere with their use in the operation of the business of the Person;
     (k) the right reserved to or vested in any Governmental Entity by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of the Person, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

     (l) Liens in favour of the Agent and the Lender Parties created by the Security Documents;
     (m) landlord distraint rights and similar rights arising under the leasehold interests of SGC and its Subsidiaries;
     (n) Liens granted by Excluded Subsidiaries to a Borrower or a Guarantor pursuant to clause (j) of the definition of “Permitted Investments”;
     (o) Liens existing as of the date hereof and previously given to secure amounts owing under any Permitted Debt for and during such time as any of such Debt remains outstanding; and
     (p) Liens disclosed in Schedule 7.02(i) and Schedule 8.02(b) but only to the extent such Liens conform to their description in Schedule 7.02(i) and Schedule 8.02(b), and includes any extension or renewal thereof provided the amount so secured does not exceed the original amount secured immediately prior to the extension, renewal or refinancing and the scope of security creating the Lien is not extended.
          “Person” means a natural person, partnership, limited partnership, corporation, joint stock company, trust, fund, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.
          “Purchase Money Mortgage” means any security interest charging property (other than accounts receivable) acquired by SGC or any of its Subsidiaries, which is granted or assumed by SGC or any of its Subsidiaries or which arises by operation of law in favour of the transferor concurrently with and for the purpose of the acquisition of such property, in each case where (i) the principal amount secured by the security interest is not in excess of 75% of the purchase price (after any post-closing adjustment) of the property acquired; and (ii) such security interest extends only to the property acquired and the proceeds thereof.
          “Purchase Price Adjustment Amount” means an amount equal to the difference between (i) the Adjusted Purchase Price or the Final Adjusted Purchase Price, as the case may be, and (ii) the Xantic Purchase Price.
          “Purchase Price Adjustment Date” means the date on which the Purchase Price Adjustment Amount, if any, is required to be paid by SGC to the Xantic Sellers in accordance with Article 2.5(h) of the Acquisition Agreement provided such date occurs no later than the 180th day following the Closing Date unless agreed to by the Term A Lenders in accordance with Section 2.02(3).
          “Purchased Assets” has the meaning specified in the definition of “Permitted Investments”.
          “RBC Capital Markets” is the marketing name for the capital markets activities of Royal Bank of Canada.
          “Reference Discount Rate” means, in respect of any Bankers’ Acceptances or Drafts to be purchased pursuant to Article 4 by (i) a Schedule I Lender, the average (rounded upwards, if necessary, to the nearest 0.01%, with five-thousandths of 1% being rounded up) rate for Canadian Dollar Bankers’ Acceptances having a term comparable to such Bankers’ Acceptances and Drafts that appears on the Reuters Screen CDOR Page (or such other page as is a replacement page for such Bankers’ Acceptances) at 10:00 a.m. (Toronto time); or (ii) by any other Lender or other Person, the arithmetic average of the discount rates (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) quoted by each Reference Lender at 10:00 a.m. (Toronto time) as the discount rate at which the Reference Lender would purchase on the relevant Drawing Date, its own Bankers’ Acceptances or Drafts having an aggregate Face Amount equal to and with a term to maturity the same as the Bankers’ Acceptances or Drafts to be acquired by the Lender or such other Person on the Drawing Date. If such rate is not available as of such time, then the discount rate in respect of such Bankers’ Acceptances and Drafts shall mean the discount rate quoted by the Agent for the purchase, on the relevant Drawing Date, of its own Bankers’ Acceptances or Drafts having an aggregate Face Amount equal to and with a term to maturity the same as the Bankers’ Acceptances or Drafts to be acquired by such Lender or other Person on such Drawing Date.
          “Reference Lenders” means, at any time, the Schedule II Canadian bank(s) parties hereto, if any.
          “Register” has the meaning specified in Section 11.07(7).
          “Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
          “Related Party” means in respect of SGC or any Subsidiary of SGC (i) a Person which alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially the control of SGC or such Subsidiary; (ii) a Person in respect of which a Person referred to in clause (i) alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially its control; (iii) a Person in respect of which SGC or such Subsidiary alone or in combination with others holds a sufficient number of securities or has contractual rights sufficient to affect materially its control; (iv) a person who beneficially owns, directly or indirectly, voting securities of SGC or such Subsidiary who exercises control or direction over voting securities of SGC or such Subsidiary or a combination of both carrying more than 10% of the voting rights attached to all voting securities of SGC or such Subsidiary for the time being outstanding; (v) a director or senior officer of SGC, Subsidiary or related party of SGC or such Subsidiary; or (vi) an Affiliate of any of the foregoing.
          “Relevant Repayment Date” means, in respect of the repayment of all Accommodations made under (i) the Operating Facility, in respect of each Operating Lender, February 13, 2011; (ii) the Term A Facility, the date on which the final instalment is due pursuant to Section 2.04(2); and (iii) the Term B Facility, the date on which the final instalment is due pursuant to Section 2.04(3).

          “Remedial Action” means any action required under any applicable Environmental Law to (i) clean up, remove, treat or in any other way deal with Hazardous Substances in the environment; (ii) prevent any release of Hazardous Substances where such release would violate any Environmental Laws or would endanger or threaten to endanger public health or welfare or the environment; or (iii) perform remedial studies, investigations, restoration and post-remedial studies, investigations and monitoring on, about or in connection with any of the Owned Properties, the Leased Properties or other Assets of SGC and its Subsidiaries.
          “Restricted Assets” has the meaning specified in the definition of “Permitted Investments”.
          “Restricted Investment Basket” has the meaning specified in the definition of “Permitted Investments”.
          “Restricted Subsidiaries” means collectively (A) the Subsidiaries listed on Schedule 0.2 and (B) any New Subsidiary in respect of which (i) the applicable Security Conditions have not been satisfied; (ii) the Agent has determined in its sole discretion (acting reasonably) that, notwithstanding the commercially reasonable efforts of the applicable Borrower or Guarantor (satisfactory evidence of which shall have been provided to the Agent), satisfaction of the applicable Security Conditions is impossible or unduly burdensome because (x) the Laws applicable to such New Subsidiary restrict or do not permit the granting of a guarantee by such New Subsidiary or (y) satisfaction of such Security Conditions by such New Subsidiary is not cost effective; and (iii) the aggregate fair market value of all Restricted Assets owned by such New Subsidiary determined at the time of acquisition of such New Subsidiary, does not cause the Restricted Investment Basket set forth in the definition of “Permitted Investments” to be exceeded.
          “S&P” means Standard & Poor’s Rating Service, and any successor thereof.
          “Sale-Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement entered into from the date hereof pursuant to which such Person or subsidiary of such Person transfers or causes the transfer of property to another Person and leases it back from such Person as a Capitalized Lease Obligation.
          “Security” means, at any time, the Liens in favour of the Agent or the Lender Parties, or both, in the assets and properties of SGC and its Subsidiaries securing their obligations under this Agreement and the other Credit Documents.
          “Security Conditions” has the meaning specified in the definition of “Permitted Investments”.
          “Security Documents” means, collectively, the agreements described in Schedule 8 and any other guarantee or security granted to the Agent and the Lender Parties, or any of them, as security for the obligations of each Borrower, each Subsidiary of SGC, or any other Person, as the case may be, under this Agreement and the other Credit Documents, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.

          “Senior Secured Debt” of any Person means, at any time, (i) Debt outstanding under the Credit Facilities, and (ii) Debt referred to in Section 8.02(a)(ii).
          “Senior Unsecured Note Offering” means, subject to the last sentence of this definition, the issuance by SGC of up to U.S. $175,000,000 of senior unsecured notes due not earlier than one year following the Relevant Repayment Date applicable to the Term B Facility. It is understood that, to the extent the aggregate amount of Accommodations made under the Term B Facility on the Closing Date exceeds US$200,000,000, the gross cash proceeds from the Senior Unsecured Note Offering will be decreased by the amount of such excess.
          “Senior Unsecured Notes” means the 9 7/8% senior unsecured notes issued by SGC pursuant to the Indenture.
          “SGC” means Stratos Global Corporation, a corporation incorporated under the Laws of Canada, and its successors and permitted assigns.
          “SPC” has the meaning specified in Section 11.08(8).
          “Stratos Australia” means Stratos Communications (Australia) Pty. Limited, a corporation incorporated under the Laws of Australia.
          “Stratos B.V.” means Stratos Investments B.V., a corporation incorporated under the laws of the Netherlands, and its successors and permitted assigns.
          “Stratos B.V. Collateral Covenant Agreement” means the collateral covenant agreement between Stratos B.V. and the Agent dated as of the date hereof, as the same may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Stratos Cyprus” means Stratos Holdings (Cyprus) Limited, a corporation incorporated under the laws of Cyprus, and its successors and permitted assigns.
          “Stratos Cyprus Collateral Covenant Agreement” means the collateral covenant agreement between Stratos Cyprus and the Agent dated as of the date hereof, as the same may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Stratos Ireland” means Stratos Finance (Ireland) Limited, a corporation incorporated under the laws of Ireland, and its successors and permitted assigns.
          “Stratos Japan” means Stratos Global (Japan) K.K, a corporation incorporated under the Laws of Japan.
          “Stratos LP” means Stratos Funding LP, a limited partnership organized under the Laws of Delaware, and its successors and permitted assigns.
          “Stratos Mexico” means Stratos de Mexico, S.A., a corporation incorporated under the Laws of Mexico.

          “Subject Properties” means, collectively, the Owned Properties and the Leased Properties.
          “Subordinated Debt” of any Person means, at any time, (without duplication), any Debt of such Person from time to time outstanding that (i) is contractually subordinated or otherwise junior in right of payment to the Accommodations Outstanding hereunder on terms and conditions acceptable to the Agent (including, without limitation, no right to any payment of any amount of principal until all obligations under the Credit Facilities have been irrevocably paid in full and the Commitments thereunder have been cancelled); (ii) is unsecured; (iii) has no required redemption provisions and matures at least one year after the later of (x) the latest Relevant Repayment Date, and (y) the latest maturity date in respect of the Incremental Facilities, if any, and (iv) provides that the amounts outstanding and any other amounts payable under the Credit Documents will have the benefit of such subordination terms.
          “Subsidiary” means, at any time, as to any Person, any corporation, limited partnership or other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such corporation, limited partnership or other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such corporation, limited partnership or other Person.
          “SWI” means Stratos Wireless Inc., a corporation organized under the Laws of Canada, and its successors and permitted assigns.
          “Swingline Advance” means an Advance made by the Swingline Lender under Article 3.
          “Swingline Lender” means Royal Bank of Canada.
          “Swingline Lender’s Commitment” has the meaning specified in the definition of “Commitment”.
          “Taxes” has the meaning specified in Section 11.07(1).
          “Telstra” means Telstra Corporation Limited, a public company with limited liability, incorporated and existing under the laws of Australia, and its successors and assigns.
          “Term A Cancellation Date” has the meaning specified in Section 2.02(3).
          “Term A Commitment” has the meaning specified in the definition of “Commitment”.
          “Term A Facility” means the term A credit facility made available to SGC by the Term A Lenders under this Agreement.
          “Term A First Anniversary Date” means the date that is one year following the date of the first Borrowing under the Term A Facility, or if such day is not a Business Day, then the next following Business Day thereafter, “Term A Second Anniversary Date” means the date that is two years following the date of the first Borrowing under the Term A Facility, of if such day is not a Business Day, then the next following Business Day thereafter, “Term A

Third Anniversary Date” means the date that is three years following the date of the first Borrowing under the Term A Facility, or if such day is not a Business Day, then the next following Business Day thereafter, “Term A Fourth Anniversary Date Guarantors” means the date that is four years following the date of the first Borrowing under the Term A Facility, or if such day is not a Business Day, then the next following Business Day thereafter, and “Term A Fifth Anniversary Date” means the date that is five years following the date of the first Borrowing under the Term A Facility, or if such day is not a Business Day, then the next following Business Day thereafter.
          “Term A Lenders” means, collectively, the financial institutions set forth on the signature pages hereof as Lenders with Lenders’ Term A Commitments (and any Assignee thereof upon such Assignee executing and delivering an assignment and assumption agreement referred to in Section 11.08(5) to the Borrowers and the Agent), and in the singular any one of such Lenders.
          “Term B Advance” has the meaning specified in the definition of “Advances”.
          “Term B Assignees” means, collectively, each Person that is a party to an assignment and assumption agreement, as assignee, with Royal Bank of Canada (in its capacity as Term B Lender), as assignor, pursuant to which Royal Bank of Canada has assigned a portion of its Lender’s Term B Commitment and a portion of its Accommodations Outstanding under the Term B Facility to such Person.
          “Term B Commitment” has the meaning specified in the definition of “Commitment”.
          “Term B Facility” means the term B credit facility made available to the Borrowers by the Term B Lenders under this Agreement for the purposes specified in Section 2.03(4).
          “Term B First Anniversary Date” means the date that is one year following the date of the first Borrowing under the Term B Facility, or if such day is not a Business Day, then the next following Business Day thereafter, “Term B Second Anniversary Date” means the date that is two years following the date of the first Borrowing under the Term B Facility, or if such day is not a Business Day, then the next following Business Day thereafter, “Term B Third Anniversary Date” means the date that is three years following the date of the first Borrowing under the Term B Facility, or if such day is not a Business Day, then the next following Business Day thereafter, “Term B Fourth Anniversary Date” means the date that is four years following the date of the first Borrowing under the Term B Facility, or if such day is not a Business Day, then the next following Business Day thereafter, “Term B Fifth Anniversary Date” means the date that is five years following the date of the first Borrowing under the Term B Facility, or if such day is not a Business Day, then the next following Business Day thereafter, and “Term B Sixth Anniversary Date” means the date that is six years following the date of the first Borrowing under the Term B Facility, or if such day is not a Business Day, then the next following Business Day thereafter.

          “Term B Lenders” means, collectively, the financial institutions set forth on the signature pages hereto as Lenders with Lenders’ Term B Commitments (and any Assignee thereof upon such Assignee executing and delivering an assignment and assumption agreement referred to in Section 11.08(5) to the Borrowers and the Agent), and in the singular any one of such Lenders.
          “Term B Pro Rata Percentage” is defined in Section 2.04(3).
          “Term Loan Facilities” means, collectively, the Term A Facility and the Term B Facility and, individually, any one of them.
          “Term Loan Lenders” means, collectively, the Term A Lenders and the Term B Lenders and, individually, any of them.
          “Term of this Agreement” means the period from and including the date hereof to and including the date when all obligations under the Credit Facilities have been paid in full and all Commitments thereunder have been cancelled.
          “Total Leverage Ratio” means, at any time, the ratio of Consolidated Debt to Consolidated EBITDA of SGC and its Subsidiaries, calculated in the manner prescribed in Section 8.03(1)(b) and as set forth on the most recent Compliance Certificate delivered to the Lenders pursuant to Section 8.01(a).
          “Transactions” means, collectively, the Acquisition, the Senior Note Offering (if consummated), if the Senior Unsecured Note Offering is not consummated on or prior to the Closing Date, the funding of the Bridge Facility, the transactions contemplated by this Agreement and the other transactions in connection with the Acquisition.
          “U.K. Deed of Confirmation” means the document described in Part II of Schedule 8 at Item 3, as the same may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “U.S. Dollar Advance” has the meaning specified in the definition of “Advances”.
          “U.S. Dollars” and “U.S. $” means lawful money of the United States of America.
          “U.S. GAAP” means accounting principles generally accepted in the United States of America and consistently applied.
          “Undertaking and Waiver Agreement” means the undertaking and waiver agreement attached hereto as Schedule 11.
          “Updated Disclosure Letter” means the updated disclosure letter to be provided to SGC by the Xantic Sellers pursuant to paragraph C of Schedule 19 to the Acquisition Agreement.
          “Updated Disclosure Schedules” has the meaning specified in Section 7.02(2).

          “Working Capital” means Consolidated Current Assets less Consolidated Current Liabilities.
          “Xantic” means Xantic B.V., a private company with limited liability, incorporated and existing under the laws of Netherlands, and its successors and assigns.
          “Xantic Collateral Covenant Agreement” means the collateral covenant agreement between Xantic and the Agent dated as of the Acquisition Date, as the same may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.
          “Xantic Debt Repayment Triggering Event” has the meaning specified in Section 7.02(1)(d).
          “Xantic Default” has the meaning specified in Section 7.02(1)(d).
          “Xantic Financial Statements” means (i) the audited annual financial statements of Xantic for the year ended December 31, 2004 prepared in accordance with generally accepted accounting principles of the Netherlands, and (ii) the interim unaudited financial statements of Xantic for the nine-month period ended September 30, 2005, also prepared in accordance with generally accepted accounting principles of the Netherlands.
          “Xantic Governmental Licenses” has the meaning specified in Section 7.02(1)(c).
          “Xantic Material Adverse Change” has the meaning specified in Section 7.02(1)(1).
          “Xantic Purchase Price” means the purchase price for the Xantic Shares as set out in Article 2.3 of the Acquisition Agreement, prior to any adjustment required to be made pursuant to Article 2.4 and Article 2.5 of the Acquisition Agreement.
          “Xantic Sellers” means, collectively, KPN and Telstra.
          “Xantic Shares” means, collectively, the 130 issued and outstanding class A shares in the capital of Xantic with a nominal value of Euro 1,000 each and the 70 issued and outstanding class B shares in the capital of Xantic with a nominal value of Euro 1,000 each.
Section 1.02 Gender and Number
          Any reference in the Credit Documents to gender includes all genders, and words importing the singular number only include the plural and vice versa.
Section 1.03 Interpretation not Affected by Headings, etc.
          The provisions of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 1.04 Currency
          All references in the Credit Documents to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.
Section 1.05 Certain Phrases, etc.
          In any Credit Document (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”; and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
Section 1.06 Accounting Terms and Calculations
          All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP. The financial statements to be delivered to the Agent pursuant to this Agreement shall be prepared in accordance with GAAP in effect from time to time and all calculations made to determine SGC’s compliance with the financial covenants in Section 8.03 shall be made on the basis of GAAP in effect from time to time; provided that if GAAP changes after the date hereof or the application of GAAP in preparing such financial statements or making such calculations changes, then SGC, the Agent or the Majority Lenders may, by giving written notice to the other parties hereto prior to (in the case of SGC) or promptly after (in the case of the Agent or the Majority Lenders) the delivery of a Compliance Certificate demonstrating SGC’s compliance (or non-compliance) with the financial covenants in Section 8.03, elect not to give effect to such change for the purposes of preparing such financial statements or determining SGC’s compliance with the financial covenants in Section 8.03 unless and until this Agreement is amended pursuant to Section 11.01 give effect to such change. If at any time the calculations made to prepare the financial statements to be delivered to the Agent pursuant to this Agreement are made on the basis of accounting principles that are different from those used in preparing the financial statements previously delivered to the Agent pursuant to this Agreement, or the calculations made to determine SGC’s compliance with the financial covenants in Section 8.03 are made on the basis of accounting principles that are different from those used in preparing the financial statements delivered to the Agent pursuant to this Agreement, then in each case such financial statements shall be accompanied by a detailed reconciliation.
Section 1.07 Rateable Portion of Accommodations
          References in this Agreement to a Lender’s rateable portion of Advances, Drawings, Drafts and Bankers’ Acceptances or rateable share of payments of principal, interest, Fees or any other amount, shall mean and refer to a rateable portion or share as nearly as may be rateable in the circumstances, as determined in good faith by the Agent. Each such determination by the Agent shall be prima facie evidence of such rateable share.

Section 1.08 Incorporation of Schedules
          The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.
Section 1.09 Conflict
          The provisions of this Agreement prevail in the event of any conflict or inconsistency between its provisions and the provisions of any of the other Credit Documents.
Section 1.10 Joint and Several Liability of the Borrowers
          The obligations of the Borrowers under all Credit Facilities shall be joint and several.
Section 1.11 References to Credit Documents
          In any of the Credit Documents (i) a reference to a specified agreement, instrument or other document shall be construed as a reference to such agreement, instrument or other document as it may be amended, varied, supplemented, restated or replaced from time to time; and (ii) a reference to a Person shall include its successors and permitted assigns.

ARTICLE 2
CREDIT FACILITIES
Section 2.01 Availability
          (1) Each Operating Lender severally agrees, on the terms and subject to the conditions of this Agreement, to make Accommodations (other than the issue of Documentary Credits) to SGC in accordance with its Lender’s Operating Commitment. Each Term A Lender severally agrees, on the terms and subject to the conditions of this Agreement, to make Accommodations (other than the issue of Documentary Credits) rateably to SGC in accordance with its Lender’s Term A Commitment. Each Term B Lender severally agrees, on the terms and subject to the conditions of this Agreement, to make Accommodations (other than the issue of Documentary Credits) rateably to the Borrowers in accordance with its Lender’s Term B Commitment. The Documentary Credit Lender agrees, on the terms and subject to the conditions of this Agreement, to make Documentary Credits available to SGC in accordance with its Documentary Credit Lender’s Commitment. The Swingline Lender agrees, on the terms and subject to the conditions of this Agreement, to make Canadian Prime Rate Advances and Base Rate (Canada) Advances to SGC in accordance with its Swingline Lender’s Commitment.
          (2) Accommodations under the Operating Facility shall be made available to SGC as Canadian Prime Rate Advances, Base Rate (Canada) Advances and Eurodollar Rate Advances pursuant to Article 3 and Drawings pursuant to Article 4. Accommodations under the Operating Facility shall also be made available to SGC as Canadian Dollar or U.S. Dollar denominated Documentary Credits, by the Documentary Credit Lender only pursuant to Article 5. Accommodations under the Term A Facility shall be made available as Canadian Prime Rate Advances, Base Rate (Canada) Advances and Eurodollar Rate Advances pursuant to Article 3 and Drawings pursuant to Article 4. Accommodations under the Term B Facility shall be made available to the Borrowers as Eurodollar Rate Advances and ABR Advances pursuant to Article 3. Swingline Advances shall be made available to SGC by the Swingline Lender only pursuant to Article 3.
          (3) The failure of any Lender to make an Accommodation shall not relieve any other Lender of its obligations, if any, in connection with any such Accommodation requested from that other Lender but no Lender shall be responsible for any other Lender’s failure in respect of such Accommodation.
          (4) The Agent shall give each applicable Lender prompt notice of any Accommodation Notice in respect of the Operating Facility, the Term A Facility or the Term B Facility, as applicable, received from a Borrower and of each such Lender’s rateable portion of any resulting Accommodation.
Section 2.02 Commitments and Facility Limits
          (1) The Accommodations Outstanding under the Operating Facility to (i) all Operating Lenders, shall not at any time exceed the Operating Commitment; and (ii) each Operating Lender, shall not at any time exceed such Lender’s Operating Commitment. The Accommodations Outstanding under the Term A Facility to (i) all Term A Lenders, shall not at any time exceed the Term A Commitment and (ii) each Term A Lender shall not at any time exceed such Lender’s Term A Commitment. The Accommodations Outstanding under the Term B Facility to (i) all Term B Lenders, shall not at any time exceed the Term B Commitment; and (ii) each Term B Lender, shall not at any time exceed such Lender’s Term B Commitment. The aggregate Face Amount of all Documentary Credits outstanding to the Documentary Credit Lender shall not at any time exceed the Documentary Credit Lender’s Commitment. The Accommodations Outstanding to the Swingline Lender shall not at any time exceed the Swingline Lender’s Commitment.
          (2) The Operating Facility shall revolve and no payment under the Operating Facility shall reduce the Operating Commitment or the Lender’s Operating Commitment. The Term A Facility does not revolve and any amount repaid or prepaid, as the case may be, under the Term A Facility cannot be reborrowed and the Term A Commitment (and each lender’s Term A Commitment rateably) shall be reduced by the amount repaid or prepaid, as the case may be. The Term B Facility does not revolve and any amount repaid or prepaid, as the case may be, under the Term B Facility cannot be reborrowed and the Term B Commitment (and each Lender’s Term B Commitment, rateably) shall be reduced by the amount repaid or prepaid, as the case may be.
          (3) Accommodations under the Term A Facility shall be made available to SGC in a single Borrowing on the Purchase Price Adjustment Date. The unused portion of the Term A Commitment shall be permanently cancelled on the date immediately following the Purchase Price Adjustment Date and the Term A Commitment shall be permanently reduced by the amount by which the Accommodations Outstanding under the Term A Facility on such date is less than the Term A Commitment. The Term A Commitment shall be permanently cancelled on the 180th day following the Closing Date (the “Term A Cancellation Date”) if the Purchase Price Adjustment Date has not occurred by such time unless the Term A Lenders agree to extend the Term A Cancellation Date; provided that if the Term A Cancellation Date is later than the date which is 180 days after the Closing Date, then the Relevant Repayment Date in respect of the Term A Facility shall be automatically amended to be a date which is 180 days prior to the Relevant Repayment Date in respect of the Term B Facility.
          (4) Accommodations under the Term B Facility shall be made available in a separate ABR Advance to each of the Borrowers on the Closing Date in an aggregate amount not to exceed the Term B Commitment. The unused portion of the Term B Commitment shall be permanently cancelled on the date immediately following each such single drawing on the Closing Date and the Term B Commitment shall be permanently reduced by the amount by which the Accommodations Outstanding under the Term B Facility on such date are less than the Term B Commitment. Each Borrower shall pay principal and interest in respect of the Accommodations that are made to such Borrower as required hereunder prior to the occurrence of an Event of Default. Upon the occurrence of an Event of Default, the Borrowers shall be jointly and severally liable for all of their obligations hereunder. At the Borrower’s option, all or a portion of the initial Accommodation under the Term B Facility may be converted into Eurodollar Rate Advances commencing on the earlier of the date on which the syndication of the Credit Facilities have been successfully completed and 30 days after the Closing Date, and subsequently may be further converted as contemplated by Section 3.03(2).
          (5) A conversion from one Type of Accommodation or Advance to another Type of Accommodation or Advance shall not constitute a novation, repayment or prepayment.

Section 2.03 Use of Proceeds
          (1) Subject to the next following sentence, SGC shall use the proceeds of Accommodations under the Operating Facility for working capital and general corporate purposes, including to fund Investments permitted under clauses (e), (g) and (h) of the definition of “Permitted Investments”, to fund Distributions permitted under Sections 8.02(g)(v)(x) and 8.02(g)(vi)(x) and to repay Accommodations Outstanding under the Term A Facility. SGC shall not, directly or indirectly, use the proceeds of Accommodations under the Operating Facility to repay or prepay Accommodations Outstanding under the Original Term B Facility, the Term B Facility or any Existing Incremental Facility.
          (2) SGC shall only use the proceeds of Accommodations under the Term A Facility to fund the payment of the Purchase Price Adjustment Amount, if any, by SGC to the Xantic Sellers pursuant to the Acquisition Agreement.
          (3) SGC represents and warrants that it has used the proceeds of Accommodations Outstanding under the Original Term B Facility for the purposes specified in the First Amended and Restated Credit Agreement.
          (4) The Borrowers shall use the proceeds of Accommodations under the Term B Facility (a) concurrently with the occurrence of the Closing Date, to repay all of the Accommodations Outstanding in full under the Original Term B Facility and any Existing Incremental Facility, and (b) for general corporate purposes, including to fund Investments permitted under clauses (e), (g) and (h) of the definition of “Permitted Investments”, to fund Distributions permitted under Sections 8.02(g)(v)(x) and 8.02(g)(vi)(x) and to finance a portion of the purchase price payable to the Xantic Sellers in connection with the Acquisition and the fees and expenses incurred in connection therewith.
          (5) The proceeds of Accommodations under the Operating Facility and Term B Facility shall not be used for any purpose which would constitute the giving of unlawful financial assistance by any Subsidiary incorporated in England and Wales under sections 151-158 Companies Act 1985 (an English statute).
Section 2.04 Mandatory Scheduled Repayments
          (1) SGC shall repay (subject to Section 2.05 and Section 9.01) the Accommodations Outstanding under the Operating Facility and the Commitments thereunder shall be permanently cancelled, on the Relevant Repayment Date in respect of the Operating Facility, together with all accrued interest and Fees and all other amounts payable to the applicable Lenders in connection therewith.
          (2) SGC shall repay (subject to Section 2.05 and Section 9.01) the Accommodations Outstanding under the Term A Facility in the following amounts (expressed as a percentage of the sum of the Accommodations Outstanding under the Term A Facility on the Purchase Price Adjustment Date) and on the following dates, it being understood that all Accommodations Outstanding under the Term A Facility on the Term A Fifth Anniversary Date shall be repaid in full and final satisfaction on such date:

Date	Percentage
Term A First Anniversary Date	20%
Term A Second Anniversary Date	20%
Term A Third Anniversary Date	20%
Term A Fourth Anniversary Date	20%
Term A Fifth Anniversary Date	20%
          (3) The Borrowers shall repay (subject to Section 2.05 and Section 9.01) the Accommodations Outstanding under the Term B Facility in the following percentages of the aggregate principal amount of the Term B Facility advanced to the Borrowers on the Closing Date and on the following dates (with each such repayment being made by the Borrowers pro rata based on their respective percentages of the aggregate principal amount of the Term B Facility that was advanced to the Borrowers on the Closing Date (in respect of each Borrower, its “Term B Pro Rata Percentage”)), it being understood that all Accommodations Outstanding under the Term B Facility on the Term B Sixth Anniversary Date shall be repaid in full and final satisfaction on such date:

Date	Percentage
Term B First Anniversary Date	1%
Term B Second Anniversary Date	1%
Term B Third Anniversary Date	1%
Term B Fourth Anniversary Date	1%
Term B Fifth Anniversary Date	1%
Term B Sixth Anniversary Date	95%
Section 2.05 Mandatory Prepayments
          (1) If, on any day, the Accommodations Outstanding under a Credit Facility exceed 105% of the Commitments thereunder, the Borrowers shall (subject to Section 2.05(6)), on the third Business Day following such day, (i) repay Floating Rate Advances outstanding under such Credit Facility; or (ii) pay an amount to the Agent, and irrevocably authorize and direct the Agent to apply such payment to Eurodollar Rate Advances or as a repayment of SGC’s reimbursement obligation in respect of Drawings, on the next maturity date for such Eurodollar Rate Advance or Drawing, as the case may be, such that the Accommodations Outstanding under such Credit Facility, after giving effect thereto, do not exceed the Commitment thereunder.
          (2) SGC and its Subsidiaries are permitted to effect a Permitted Disposition (a “Disposition Triggering Event”) provided that no Default or Event of Default has occurred and is continuing or would occur as a result of such Permitted Disposition. An amount equal to 100% of the Net Proceeds from any such Permitted Disposition (the “Disposition Proceeds”) (other than the Net Proceeds from the Disposition of inventory in the ordinary course of business or the sale or resale of telecommunication services (including satellite time) in the ordinary course of business) exceeding U.S. $30,000,000 in the aggregate in any Financial Year by SGC or any of its Subsidiaries shall be reinvested (other than in cash or cash equivalents) in the Business by the purchase of additional capital assets or by Investments that are permitted under clauses (g) and (h) of the definition of “Permitted Investments” or, to the extent such Disposition Proceeds are not reinvested in the Business as required by this Section 2.05(2) (the “Disposition Excess Amount”), the Borrowers shall make an offer within 190 days of the Disposition Triggering Event to make a prepayment in an amount equal to the Disposition Excess Amount of Accommodations Outstanding under the Term Loan Facilities, which prepayment shall be applied firstly to Accommodations Outstanding under the Term A Facility and secondly, if there are no Accommodations Outstanding under the Term A Facility or such Accommodations Outstanding have been repaid in full, to Accommodations Outstanding under the Term B Facility by delivering a notice to the Agent on behalf of the Term Loan Lenders (the “Disposition Offer”). The Agent shall give each Term Loan Lender a copy of the Disposition Offer on the next Business Day following receipt of same. Each Term B Lender shall have the right to accept or decline the Disposition Offer by providing written notice to the Agent prior to the 30th day following receipt of same (the “Disposition Offer Response Date”). The failure of a Term Loan Lender to notify the Agent of its acceptance prior to the Disposition Offer Response Date shall be deemed to be a rejection of the Disposition Offer. The Agent shall promptly, and in any event within three Business Days of the Disposition Offer Response Date, notify the Borrowers of which Term Loan Lenders have accepted the Disposition Offer prior to the Disposition Offer Response Date, and such Term Loan Lenders shall be entitled to the prepayment of Accommodations Outstanding owing to such Term Loan Lenders equal to their pro rata share of the Disposition Excess Amount within three Business Days of the Borrowers’ receipt of such notice from the Agent (with, for certainty, the Term A Lenders being fully repaid prior to any payments being made to the Term B Lenders). To the extent the amount of Accommodations Outstanding owing to the Term Loan Lenders that have notified the Borrowers of their acceptance of the Disposition Offer is less than the Disposition Excess Amount, the Borrowers shall be entitled to use any remaining Disposition Excess Amount for general corporate purposes. Upon completion of a Disposition Offer, the Disposition Excess Amount shall be reset to zero. Any prepayment of Accommodations Outstanding under the Term A Facility made pursuant to this Section 2.05(2) shall permanently reduce the Term A Commitment by such amount. Any prepayment of Accommodations Outstanding under the Term B Facility made pursuant to this Section 2.05(2) shall be made by the Borrowers pro rata based on their respective Term B Pro Rata Percentage and shall permanently reduce the Term B Commitment by such amount.
          (3) Subject to Section 2.05(6), in the event that any payment is made by the Xantic Sellers to SGC or any of its Subsidiaries pursuant to Article 2.5 of the Acquisition Agreement as a result of a reduction in the Xantic Purchase Price pursuant to a Purchase Price Adjustment or any amounts are received by SGC or any of its Subsidiaries as a result of or in connect with an Acquisition Breach (each such event, an “Adjustment Event”), 100% of any amounts received by SGC or any of its Subsidiaries as a result of an Adjustment Event exceeding in the aggregate $5,000,000 (“Adjustment Proceeds”) shall be applied firstly to Accommodations Outstanding under the Term A Facility and secondly, if there are no Accommodations Outstanding under the Term A Facility or such Accommodations Outstanding have been repaid in full, to Accommodations Outstanding under the Term B Facility pro rata based on the Borrowers’ respective Term B Pro Rata Percentage. Any prepayment of Accommodations Outstanding under the Term A Facility made pursuant to this Section 2.05(3)

shall permanently reduce the Term A Commitment by such amount. Any prepayment of Accommodations Outstanding under the Term B Facility made pursuant to this Section 2.05(3) shall permanently reduce the Term B Commitment by such amount.
          (4) Subject to Section 2.05(6), if at the end of the month immediately prior to any issue of any securities (other than securities representing Debt referred to in clause (i) of the definition of Debt (including, for certainty, securities issued pursuant to the Senior Unsecured Note Offering) and securities issued upon the exercise of employee stock options) by SGC or any of its Subsidiaries the Consolidated Debt to Consolidated EBITDA ratio is in excess of 3.5:1, then an amount equal to 50% of the Net Proceeds of such issuance shall be applied within five Business Days of receipt thereof to the prepayment of Accommodations Outstanding under (i) firstly, the Term A Facility, and (ii) secondly, if there are no Accommodations Outstanding under the Term A Facility or such Accommodations Outstanding have been repaid in full, the Term B Facility pro rata based on the Borrowers’ respective Term B Pro Rata Percentage. Any prepayment of Accommodations Outstanding under the Term A Facility made pursuant to this Section 2.05(4) shall permanently reduce the Term A Commitment by such amount. Any prepayment of Accommodations Outstanding under the Term B Facility made pursuant to this (4) shall permanently reduce the Term B Commitment by such amount.
          (5) Subject to Section 2.05(6), if at the end of any Financial Year during the Term of this Agreement, commencing with the Financial Year ending December 31, 2006, the Consolidated Debt to Consolidated EBITDA ratio is in excess of 3.5:1, then the Borrowers shall, not later than 120 days after the end of such Financial Year, apply an amount equal to 50% of Excess Cash Flow for such Financial Year to the prepayment of Accommodations Outstanding under (i) firstly, the Term A Facility, and (ii) secondly, if there are no Accommodations Outstanding under the Term A Facility or such Accommodations Outstanding have been repaid in full, the Term B Facility pro rata based on the Borrowers’ respective Term B Pro Rata Percentage. Any prepayment of Accommodations Outstanding under the Term A Facility made pursuant to this Section 2.05(5) shall permanently reduce the Term A Commitment by such amount. Any prepayment of Accommodations Outstanding under the Term B Facility made pursuant to this Section 2.05(5) shall permanently reduce the Term B Commitment by such amount. For greater certainty, no amount payable under this Section 2.05(5) shall duplicate any amount payable under Section 2.05(2).
          (6) The Term B Lenders shall be entitled to decline the prepayments described in Section 2.05(1), Section 2.05(3), Section 2.05(4) and Section 2.05(5) at their discretion. In no case shall the aggregate of scheduled repayments under Section 2.04(3) and any mandatory prepayments of Accommodations Outstanding under the Term B Facility described in Section 2.05(1), Section 2.05(3), Section 2.05(4) and Section 2.05(5) in respect of a Borrower exceed 25% of the principal amount of the initial Accommodation under the Term B Facility advanced to such Borrower within five years from the date of such initial Accommodation. The portion of any such mandatory prepayments described in Section 2.05(1), Section 2.05(3), Section 2.05(4) and Section 2.05(5) in respect of a Borrower which would not be permitted to be paid by such Borrower by reason of the preceding sentence shall be due and payable by such Borrower on the day which is five years and five Business Days after the initial Accommodation under the Term B Facility.

Section 2.06 Optional Prepayments/Repayments and Reductions of Commitments
          Subject to the next following sentence, a Borrower may, subject to the provisions of this Agreement, prepay (which term applies to a payment in respect of the Term Loan Facilities made earlier than required) or repay (which term applies to a payment by SGC in respect of the Operating Facility made earlier than required) rateably, without penalty or bonus, Accommodations Outstanding under the Operating Facility, the Term A Facility or the Term B Facility which are advanced to it or reduce the Commitment thereunder, in each case in whole or rateably in part upon the number of Business Days’ notice to the Agent specified in Schedule 5 by a notice stating the proposed date and aggregate principal amount of the prepayment, repayment or reduction. In each such case, the applicable Borrower shall pay to the Agent in accordance with such notice the amount of such prepayment, repayment or the amount, if any, by which the Accommodations Outstanding under the applicable Credit Facility exceed the proposed reduced Commitment. Each partial prepayment, repayment or reduction shall be in an aggregate principal amount of (i) in respect of the Term A Facility, U.S. $1,500,000 (or the Equivalent Cdn. $ Amount) or an integral multiple of U.S. $300,000 (or the Equivalent Cdn. $ Amount); (ii) in respect of the Term B Facility, U.S. $5,000,000 (or the Equivalent Cdn. $ Amount) or an integral multiple of U.S. $1,000,000 (or the Equivalent Cdn. $ Amount); and (iii) in respect of the Operating Facility, U.S. $1,500,000 (or the Equivalent Cdn. $ Amount) and integral multiple of $300,000 (or the Equivalent Cdn. $ Amount). Amounts prepaid or repaid, as the case may be, in respect of Drawings prior to the maturity date thereof shall be deposited with the Agent and shall be applied by the Agent to the repayment obligations of SGC in respect of such Drawing on the next maturity date thereof. Notwithstanding the foregoing, the Borrowers shall not be required to provide written notice of repayments of Swingline Advances and the repayment of Swingline Advances shall not be subject to any minimum amount. Any prepayment of Accommodations Outstanding under the Term A Facility pursuant to this Section 2.06 shall permanently reduce the Term A Commitment by the amount of such prepayment. Any prepayment of Accommodations Outstanding under the Term B Facility pursuant to this Section 2.06 shall permanently reduce the Term B Commitment by the amount of such prepayment.
Section 2.07 Fees
          (1) SGC shall pay to the Agent for the account of the Operating Lenders a facility fee in respect of the Operating Facility calculated by multiplying (i) the amount of the Operating Commitment, by (ii) the Applicable Facility Fee, calculated daily (commencing on the date hereof) and payable in arrears on the first Business Day following the end of each Financial Quarter and on the date of termination of the Operating Facility.
          (2) SGC shall pay to the Agent for the account of the Term A Lenders a facility fee in respect of the Term A Facility calculated by multiplying (i) the amount of the Term A Commitment, by (ii) the Applicable Facility Fee, calculated daily (commencing on the date hereof) and payable in arrears on the first Business Day following the end of each Financial Quarter and on the date of termination of the Term A Facility.
          (3) Borrowers shall pay to the Agent for its own account the administrative fee in the amount and in the manner agreed to in the Fee Letter.

Section 2.08 Payments under this Agreement
          (1) Unless otherwise expressly provided in this Agreement, each Borrower shall (i) make any payment required to be made by it to the Agent for its own account or the account of any other Lender in the currency of the Accommodations Outstanding in respect of which such repayment is being made by depositing the amount of the payment in the relevant currency to the relevant Borrower’s Account not later than 10:00 a.m. (Toronto time) on the date the payment is due; and (ii) provide to the Agent, upon the number of Business Days’ notice specified in Schedule 5, a notice of repayment which shall be irrevocable and binding on such Borrower and shall specify (y) the date of repayment, and (z) the Type and amount of Accommodation to be repaid. The Agent shall distribute to each applicable Lender, promptly on the date of receipt by the Agent of any payment, an amount equal to the amount then due each applicable Lender. If the distribution is not made on that date, the Agent shall pay interest on the amount for each day, from the date the amount is received by the Agent until the date of distribution, at the prevailing interbank rate for late payments. Any amount received by the Agent for the account of the Lenders shall be held in trust for their benefit until a distribution.
          (2) Unless otherwise expressly provided in this Agreement, the Agent shall make Accommodations and other payments to the Borrowers under this Agreement by crediting the relevant Borrower’s Account (or causing the relevant Borrower’s Account to be credited) with the amount of the payment in the relevant currency not later than 3:00 p.m. (Toronto time) on the date the payment is to be made.
          (3) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by a Borrower is not made to the Agent when due, to charge from time to time any due amount against any or all of such Borrower’s accounts with the Lender.
Section 2.09 Application of Payments and Prepayments
          (1) Each prepayment pursuant to Sections 2.05(2), 2.05(3), 2.05(4), 2.05(5) and 2.06 shall, subject as provided in the next following sentence (i) be applied to the payment of any Floating Rate Advances outstanding under the relevant Credit Facility; and (ii) the balance, if any, shall be held by the Agent and be applied to the repayment of Eurodollar Rate Advances outstanding under the relevant Credit Facility or SGC’s reimbursement obligation in respect of Drawings under the Operating Facility or the Term A Facility, as the case may be, on the next maturity date for such Eurodollar Rate Advance or Drawing, as the case may be. Subject to Section 2.05(6), each prepayment pursuant to Sections 2.05(2), 2.05(3), 2.05(4), 2.05(5) and 2.06 shall (a) if applicable to the Term A Facility, be applied to the payments of Accommodations Outstanding under the Term A Facility rateably to the remaining scheduled amortization payments as specified in Section 2.04(2); and (b) if applicable to the Term B Facility, be applied to the payments of Accommodations Outstanding under the Term B Facility rateably to the remaining scheduled amortization payments as specified in Section 2.04(3).
          (2) Subject to Section 2.09(1), all amounts received by the Agent from or on behalf of the Borrowers or either of them in respect of a Credit Facility and not previously applied pursuant to this Agreement shall be applied by the Agent as follows (i) first, in reduction of the applicable Borrower’s obligation to pay any unpaid interest and any Fees which are due and owing under such Credit Facility; (ii) second, in reduction of the applicable Borrower’s obligation to pay any Claims or Losses referred to in Section 11.06; (iii) third, in reduction of the applicable Borrower’s obligation to pay any amounts due and owing on account of any unpaid principal amount of Advances which is due and owing under such Credit Facility; (iv) fourth, in reduction of the applicable Borrower’s obligation to pay any other unpaid Accommodations Outstanding which are due and owing under such Credit Facility; (v) fifth, in reduction of any other obligation of the applicable Borrower under this Agreement and the other Credit Documents; and (vi) sixth, to the applicable Borrower or such other Persons as may lawfully be entitled to or directed to receive the remainder.
Section 2.10 Computations of Interest and Fees
          (1) All computations of interest shall be made by the Agent taking into account the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable and (i) if based on the Canadian Prime Rate, the Base Rate (Canada) or ABR, on the basis of a year of 365 or 366 days, as the case may be; or (ii) if based on the Eurodollar Rate, on the basis of a year of 360 days.
          (2) All computations of Fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, taking into account the actual number of days (including the first day but excluding the last day) occurring in the period for which the fees are payable.
          (3) For purposes of the Interest Act (Canada), whenever any interest or Fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, such rate used pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
Section 2.11 Guarantees and Security
          (1) As a general and continuing collateral security for the due payment of all present and future indebtedness and liability of the Borrowers to the Agent and the Lender Parties under this Agreement and under the other Credit Documents, there shall be provided (and SGC agrees to provide or cause to be provided) to the Agent for the rateable benefit of the Lender Parties, in addition to the Existing Security Documents, the Security described in Part II of Schedule 8 and all other Security as and when required hereunder, which shall be in form and substance and accompanied by opinions of counsel to each Borrower, each Guarantor and any other relevant Person, in each case satisfactory to the Agent.
          (2) If at any time requested by Majority Lenders, SGC shall cause to be provided to the Agent for the rateable benefit of the Lender Parties a guarantee by any one or more of the Designated International Subsidiaries, in form and substance satisfactory to the Majority Lenders, acting reasonably, of all of the obligations of each Borrower to the Lender Parties owing under this Agreement and the other Credit Documents to which such Borrower is a party, as the case may be, together with opinions of counsel to the Borrowers and such

Designated International Subsidiary in respect thereof as requested by the Agent, acting reasonably, and in form and substance satisfactory to the Majority Lenders, acting reasonably.
          (3) If at any time requested by Majority Lenders, SGC shall cause to be provided to the Agent for the rateable benefit of the Lender Parties a first priority perfected security interest (subject to Permitted Liens) over all of the Assets of the Designated International Subsidiaries, or any one or more of them (subject to the exceptions specified in the Undertaking and Waiver Agreement and such other exceptions agreed to in writing by the Lenders), together with opinions of counsel to the Borrowers and such Designated International Subsidiary in respect thereof as requested by the Agent, acting reasonably, and in form and substance satisfactory to the Majority Lenders, acting reasonably.
          (4) SGC shall use commercially reasonable efforts to cause to be provided to the Agent for the rateable benefit of the Lender Parties, in each case at the request of the Majority Lenders and to the extent permitted by applicable Law (i) a guarantee by each Excluded Subsidiary, in form and substance satisfactory to the Agent, acting reasonably, of all of the obligations of each Borrower to the Lender Parties owing under this Agreement and the other Credit Documents to which such Borrower is a party, and (ii) a first priority perfected security interest (subject to Permitted Liens) over all of the Assets of such Excluded Subsidiary, together with opinions of counsel to the Borrowers and such Excluded Subsidiary in respect thereof as requested by the Agent, acting reasonably, in form and substance satisfactory to the Agent, acting reasonably.
          (5) SGC shall cause Xantic to execute and deliver the Xantic Collateral Covenant Agreement on the Acquisition Date.
          (6) SGC will from time to time at its expense duly authorize, execute and deliver, and cause each Guarantor to duly authorize, execute and deliver, to the Agent such further instruments and documents and take such further action as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits granted or intended to be granted to the Agent and the Lender Parties by the Security Documents and of the rights and remedies therein granted to the Agent, including without limitation, the filing of financing statements or other documents under any applicable Law with respect to the Liens created thereby. Unless prohibited by applicable Law, SGC authorizes the Agent to file any such financing statement or similar documents without the signature of SGC or any of its Subsidiaries, or to execute such financing statement as attorney for SGC or any of its Subsidiaries in the event that SGC or any of its Subsidiaries fails to do so promptly upon request by the Agent. Each Borrower acknowledges that the Security Documents have been prepared on the basis of applicable Law in effect on the date hereof, and that changes to applicable Law may require the execution and delivery of different forms of documentation, and accordingly the Agent shall have the right to require that the Security Documents be amended, supplemented or replaced (and SGC shall duly authorize, execute and deliver, and cause each Guarantor to duly authorize, execute and deliver, to the Agent on request any such amendment, supplement or replacement with respect to any of the Security Documents to which any Borrower or any Guarantor is a party): (i) to reflect any change in applicable Law, whether arising as a result of statutory amendments, court decisions or otherwise; or (ii) to facilitate the creation and registration of appropriate forms of security in all applicable jurisdictions.

Section 2.12 Incremental Facility
          (1) The parties hereto agree that any Borrower may, at any time (provided that no Default or Event of Default has occurred and is continuing), give notice in writing to the Agent as provided in this Section 2.12 (each, an “Incremental Facility Notice”) requesting the addition of up to a maximum of two new term credit facilities hereunder (collectively, the “Incremental Facilities” and each, an “Incremental Facility”). Each Incremental Facility shall be in a minimum aggregate principal amount of U.S. $25,000,000 (or the Equivalent Cdn. $ Amount), provided that the aggregate principal amount of both Incremental Facilities taken together shall not at any time exceed U.S. $100,000,000 (or the Equivalent Cdn. $ Amount). If the first Incremental Facility is in an amount greater than U.S. $75,000,000 (or the Equivalent Cdn. $ Amount), no further Incremental Facility Notice may be given.
          (2) Each Incremental Facility Notice shall specify, in respect of the proposed Incremental Facility (i) one or more Lenders or one or more other financial institutions (which shall be acceptable to the Agent) (each, an “Incremental Lender” and, collectively, the “Incremental Lenders”) that have indicated their willingness to make commitments under such Incremental Facility, (ii) such Incremental Lender’s proposed commitment in respect of such Incremental Facility (each, a “Lender’s Incremental Commitment”), and (iii) the requested amount of the proposed Incremental Facility (which amount shall be in compliance with Section 2.12(1)). It is understood and agreed that no Incremental Lender shall be obligated to provide an Incremental Commitment and make advances thereunder until such Incremental Lender has executed an Incremental Amending Agreement as provided in Section 2.12(4) and all the conditions precedent to the effectiveness of such Incremental Amending Agreement specified in Section 2.12(5) have been satisfied.
          (3) The parties hereto agree that the terms and conditions of each Incremental Facility shall be as follows:
     (a) the amount of each Incremental Facility shall, subject to Section 2.12(1), be equal to the aggregate amount of each Lender’s Incremental Commitment in respect of such Incremental Facility (collectively, the “Incremental Commitment”);
     (b) accommodations under each Incremental Facility shall be made available as Eurodollar Rate advances, ABR advances, Drawings or Canadian Prime Rate advances or a combination thereof;
     (c) the Borrowers shall use the proceeds of accommodations under each Incremental Facility solely for working capital purposes, general corporate purposes, to fund Investments permitted under clauses (e), (g) and (h) of the definition of “Permitted Investments” or to fund Distributions permitted under Sections 8.02(g)(v)(x) and 8.02(g)(vi)(x), provided that the proceeds of accommodations under each Incremental Facility shall not be used for any purpose which would constitute the giving of unlawful financial assistance by any Subsidiary incorporated in England and Wales under sections 151-158 Companies Act 1985 (an English statute);

     (d) the Borrowers shall not, directly or indirectly, use the proceeds of accommodations under any Incremental Facility to repay or prepay Accommodations Outstanding under the Operating Facility or Term B Facility.
     (e) the Incremental Facilities shall not revolve and any amount repaid or prepaid thereunder shall not be reborrowed and shall permanently reduce the Incremental Commitment under the applicable Incremental Facility by the amount repaid or prepaid, as the case may be;
     (f) subject to Section 2.12(3)(j), the accommodations outstanding under any Incremental Facility shall have a final maturity date that is no earlier than the Relevant Repayment Date in respect of the Operating Facility;
     (g) the interest payable on a type of advance under any Incremental Facility (the “Applicable Incremental Rate”) shall be no greater than the sum of (i) the interest payable on the same type of advance under the Term B Facility pursuant to the provisions of this Agreement at the relevant time (the “Applicable Term B Rate”), and (ii) 0.25%; notwithstanding the foregoing, the Applicable Incremental Rate may exceed the Applicable Term B Rate immediately prior to the effectiveness of the applicable Incremental Amending Agreement by more than 0.25%, provided, however, that the Applicable Term B Rate shall be adjusted automatically to be equal to the Applicable Incremental Rate minus 0.25%, with such adjustment to take effect upon the effectiveness of the applicable Incremental Amending Agreement;
     (h) the Agent shall give each Term B Lender prompt written notice of any adjustment to the Applicable Term B Rate made pursuant to Section 2.12(3)(g).
     (i) the Incremental Facilities shall rank pari passu in right of payment and of security with the Operating Facility, the Term B Facility and the obligations pursuant to the Eligible Hedging Agreements, if any;
     (j) each Incremental Facility shall be treated substantially the same as (and in any event no more favourable than) the Term B Facility (including in respect of mandatory prepayments and optional repayments or prepayments and covenants); provided that (i) if each Incremental Lender participating in an Incremental Facility is resident in Canada or is an “authorized foreign bank” which will receive all amounts paid or credited to it under any Incremental Facility in respect of its Canadian banking business, in each case, for the purposes of the ITA and only SGC is permitted to request advances thereunder, such Incremental Facility may have an amortization schedule which is more favourable to the Incremental Lenders participating in such Incremental Facility than the amortization schedule applicable to the Term B Facility pursuant to Section 2.04(3), and (ii) in all other cases and subject to Section 2.12(3)(k), such Incremental Facility must have an amortization schedule which is not more favourable to the Incremental Lenders participating in such Incremental Facility than the amortization schedule applicable to the Term B Facility pursuant to Section 2.04(3) and the final maturity date shall be no earlier than the Relevant Repayment Date in respect of the Term B Facility;
     (k) the terms and conditions of each Incremental Facility (including with respect to maturity, amortization and mandatory prepayments) shall to the extent possible be structured to avoid the risk that interest payments thereon would be subject to any withholding tax (it being understood that any payments of interest made to “authorized foreign banks” will be subject to gross-up and indemnity provisions contained in Section 11.07); and
     (l) such other terms and conditions agreed to by the Borrowers, the Incremental Lenders and the Agent, which terms and conditions shall not, taken as a whole, in any event, subject to the proviso in Section 2.12(3)(j), be more onerous or more extensive than the terms and conditions set out in this Agreement.
          (4) The parties hereto agree that in order to establish an Incremental Facility, an amending agreement to this Agreement in form and substance satisfactory to the Agent (an “Incremental Amending Agreement”) shall be executed by the Borrowers, the Incremental Lenders and the Agent and, without the consent of any other Lender Parties, shall effect such amendments to this Agreement and to the other Credit Documents as may be necessary or desirable, in the opinion of the Agent, to establish such Incremental Facility in accordance with the provisions of this Section 2.12. An Incremental Amending Agreement shall:
     (a) contain the terms and conditions of the applicable Incremental Facility as set forth in Section 2.12(3);
     (b) provide that, for the purposes of this Agreement and the other Credit Documents (i) the Incremental Lenders shall be included in the definition of “Lenders”, (ii) the applicable Incremental Commitment shall be included in the definition of “Commitment”, and (iii) the applicable Incremental Facility shall be included in the definition of “Credit Facilities”;
     (c) provide that the Agent shall hold the Security for the rateable benefit of the Lender Parties and the applicable Incremental Lenders; and
     (d) contain such other provisions as the Agent may consider necessary or desirable to establish the applicable Incremental Facility in accordance with the provisions of this Section 2.12.
          (5) The effectiveness of an Incremental Amending Agreement shall be subject to the conditions precedent that (i) the Agent shall have received a duly executed and delivered Incremental Amending Agreement in relation to the applicable Incremental Facility, (ii) the Borrowers and the Guarantors shall have executed and delivered confirmation of security agreements in form and substance satisfactory to the Agent and shall have provided such other documentation and opinions as the Agent may consider necessary or desirable to establish the applicable Incremental Facility and to ensure that the Security shall be held by the Agent for the rateable benefit of the Lenders and the Incremental Lenders; (iii) the representations and warranties contained in Article 7 shall be true and correct; and (iv) no Default or Event of Default shall have occurred and be continuing at the time that the applicable Incremental Facility is established and after giving effect to any advances to be made thereunder. The Agent shall deliver an executed copy of any Incremental Amending Agreement to all Lenders within five Business Days of receiving same.

ARTICLE 3
ADVANCES
Section 3.01 The Advances
          (1) Each Operating Lender severally, and not jointly and severally, agrees on the terms and conditions of this Agreement and in accordance with the applicable Borrowing Notice, to make Advances to SGC under the Operating Facility, from time to time on any Business Day prior to the Relevant Repayment Date in respect of the Operating Facility. Each Term A Lender severally, and not jointly and severally, agrees on the terms and conditions of this Agreement and in accordance with the applicable Borrowing Notice, to make Accommodations to SGC under the Term A Facility on the Purchase Price Adjustment Date as provided in Section 2.02(3). Each Term B Lender severally, and not jointly and severally, agrees on the terms and conditions of this Agreement and in accordance with the applicable Borrowing Notice, to make Advances to each Borrower under the Term B Facility on the Closing Date as provided in Section 2.02(4). The Swingline Lender agrees on the terms and subject to the conditions of this Agreement to make Canadian Prime Rate Advances and Base Rate (Canada) Advances to SGC on any Business Day not less than seven days prior to the Relevant Repayment Date in respect of the Operating Facility.
          (2) Each Borrowing shall be in the aggregate minimum amount and in an integral multiple of the amount set forth in Schedule 5. Each Borrowing shall be made to the applicable Borrower on the same day rateably by the relevant Lenders and in the aggregate minimum amount and in an integral multiple of the amount set forth in Schedule 5.
          (3) Upon receipt by the Swingline Lender of a notice from the Agent that one or more of the applicable conditions specified in Article 6 are not then satisfied, no further Swingline Advances shall be made. Upon receipt of such notice or a notice from the Agent that an Event of Default has occurred and is continuing, the Swingline Lender may, in its sole discretion, give notice to the Agent (who shall notify the Operating Lenders and SGC) that its outstanding Swingline Advances shall be funded with a Borrowing under the Operating Facility (provided that such notice shall be deemed to have been given upon the occurrence of a demand pursuant to an Event of Default) in which case a Borrowing of Advances under the Operating Facility (each such Borrowing, a “Mandatory Borrowing”) shall be made on the next Business Day by all Operating Lenders so that immediately after the Mandatory Borrowing, each Operating Lender shall share rateably in the Accommodations Outstanding under the Operating Facility (based on their respective Lender’s Operating Commitment) and the proceeds shall be applied directly by the Agent to repay Accommodations Outstanding to the Swingline Lender. If a Mandatory Borrowing cannot for any reason be made on the date required above or the Operating Lenders for any reason would not following such Mandatory Borrowing share rateably in the aggregate amount of the Accommodations Outstanding under the Operating Facility, each Operating Lender shall forthwith purchase from the Swingline Lender and each other Operating Lender, such participations in the Accommodations Outstanding of the Swingline Lender or other Operating Lenders as shall be necessary to cause the Operating Lenders to share in such Accommodations based upon the proportion which each Lender’s Operating Commitment bears to the amount of the Operating Commitment at such time. Each Lender shall make Advances pursuant to a Mandatory Borrowing in the amount and in the manner specified in writing by the Agent notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for Borrowings otherwise required under this Agreement; (ii) that the conditions specified in Article 6 are not satisfied; (iii) that any Default or Event of Default has occurred and is continuing; (iv) the date of such Mandatory Borrowing; and (v) any reduction in the Operating Commitment after any Swingline Advances were made.
Section 3.02 Procedure for Borrowing
          (1) Except as provided in Section 3.02(2), each Borrowing shall be made on the number of days prior notice as specified in Schedule 5, given not later than 10:00 a.m. (Toronto time) by a Borrower to the Agent. Each notice of a Borrowing (a “Borrowing Notice”) shall be in substantially the form of Schedule 1, shall be irrevocable and binding on the applicable Borrower and shall specify (i) the requested date of the Borrowing; (ii) the Type of Advances comprising the Borrowing; (iii) the aggregate amount of the Borrowing; and (iv) in the case of a Eurodollar Rate Advance, the initial Eurodollar Interest Period. The applicable Borrower shall not select a Eurodollar Interest Period which is after the Relevant Repayment Date in respect of the Credit Facility under which a Eurodollar Rate Advance is requested. Upon receipt by the Agent of funds from the applicable Lenders and fulfilment of the applicable conditions set forth in Article 6, the Agent will make such funds available to the applicable Borrower in accordance with Article 2.
          (2) Each Swingline Advance (i) may be made on the same day’s telephone request by SGC to the Swingline Lender (with telephone confirmation thereof to the Agent on the same day), providing the same information to the Swingline Lender (and in such confirmation) as would be contained in a Borrowing Notice (which shall be deemed to have been so provided); or (ii) shall be deemed to have been made by the Swingline Lender, without notice from or to SGC, in respect of any overdraft in SGC’s Borrower’s Account with the Swingline Lender in an amount equal to such overdraft.
Section 3.03 Conversions and Elections Regarding Advances
          (1) Each Advance shall initially be the Type of Advance specified in the applicable Borrowing Notice and shall bear interest at the rate applicable to that Type of Advance until (i) in the case of a Eurodollar Rate Advance, the end of the initial Eurodollar Interest Period specified in the Borrowing Notice; (ii) in the case of a Floating Rate Advance, the date on which the Advance is repaid in full or is changed to another Type of Advance pursuant to Section 3.03(2); or (iii) in the case of any Advance, it is converted to another Type of Accommodation pursuant to Section 3.03(2).
          (2) Subject to the next sentence, a Borrower may elect to (i) change the methodology for calculating interest in respect of any Advance by changing any Advance made to it to another Type of Advance available to it hereunder in accordance with Section 3.03(3) or convert an Advance made to it other than a Term B Advance to another Type of Accommodation available to it hereunder (other than a Documentary Credit) upon the number of days notice specified in Schedule 5 (y) in the case of a Floating Rate Advance, as of any Business Day, and (z) in the case of a Eurodollar Rate Advance, as of the last day of the Eurodollar Interest Period applicable to the Eurodollar Rate Advance; and (ii) continue any Eurodollar Rate Advance for a further Eurodollar Interest Period beginning on the last day of the then current Eurodollar Interest Period in accordance with Section 3.03(3). A Borrower may not elect to change or convert a Canadian Dollar Advance to a U.S. Dollar Advance or a U.S. Dollar Advance to a Canadian Dollar Advance.
          (3) Each election to change from one Type of Advance to another Type of Advance or to continue a Eurodollar Rate Advance for a further Eurodollar Interest Period shall be made on the number of days prior notice specified in Schedule 5 given, in each case, not later than 10:00 a.m. (Toronto time) by the Borrower wanting to effect such change to the Agent. Each such notice (an “Election Notice”) shall be given substantially in the form of Schedule 2 and shall be irrevocable and binding upon the applicable Borrower. If the applicable Borrower fails to deliver an Election Notice to the Agent for any Eurodollar Rate Advance as provided in this Section 3.03(3), the Eurodollar Rate Advance shall be converted (as of the last day of the applicable Eurodollar Interest Period) to and be outstanding as a Base Rate (Canada) Advance in respect of the Operating Facility and the Term A Facility and as an ABR Advance in respect of the Term B Facility. A Borrower shall not select a Eurodollar Interest Period which conflicts with the definition of Eurodollar Interest Period in Section 1.01.
Section 3.04 Circumstances Requiring Prime Rate Pricing
          If a Lender determines in good faith and notifies the Borrowers and the Agent that (i) by reason of circumstances affecting financial markets generally, deposits of U.S. Dollars are unavailable to such Lender; (ii) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of Eurodollar Rate; (iii) the making or continuation of any U.S. Dollar Advances or obligation of such Lender has been made impracticable or unlawful (x) by the occurrence of a contingency (other than a mere increase in rates payable by such Lender to fund the Advances) which adversely affects the funding of the applicable Credit Facility at any interest rate computed on the basis of the Eurodollar Rate, or (y) by reason of a change since the date of this Agreement in any applicable Law, rule, regulation, order, treaty or official direction, or in the interpretation thereof by any Governmental Entity (whether or not having the force of law) which affects such Lender or any relevant financial market and which results in the Eurodollar Rate no longer representing the effective cost to the Lenders of deposits in the market, then,
     (a) the right of the Borrowers to select any affected Type of Advance from such Lender shall be suspended until such Lender determines that the circumstances causing the suspension no longer exist and such Lender so notifies the Agent;
     (b) if any affected Type of Advance is not yet outstanding, any applicable Accommodation Notice requesting any affected Type of Advance shall be suspended until such Lender determines that the circumstances causing such suspension no longer exist and such Lender so notifies the Agent;
     (c) if a Eurodollar Rate Advance is already outstanding at any time when the right of the Borrowers to select Eurodollar Rate Advances is suspended, it and all other Eurodollar Rate Advances in the same Borrowing shall become Base Rate (Canada) Advances in respect of Eurodollar Rate Advances under the Operating Facility and the Term A Facility and ABR Advances in respect of Eurodollar Rate Advances under the Term B Facility on the last day of the then current Eurodollar Interest Period (or on such earlier date as may be required to comply with any applicable Law, rule, regulation, judgment or order) or, if SGC does not have the right to select Base Rate (Canada) Advances at such time under the Operating Facility and the Term A Facility, the Eurodollar Rate Advance shall become a Canadian Prime Rate Advance on the last day of the then current Eurodollar Interest Period applicable to it (or on such earlier date as may be required to comply with any applicable Law, rule, regulation, judgment or order) in a principal amount equal to the Equivalent Cdn. $ Amount of the Eurodollar Rate Advance determined on the date on which the Advance becomes denominated in Canadian Dollars; and
     (d) if any U.S. Dollar Advance is already outstanding at any time when the right of SGC to select U.S. Dollar Advances is suspended, it and all other U.S. Dollar Advances included in the same Borrowing shall become Canadian Prime Rate Advances (i) in the case of a Eurodollar Rate Advance, on the last day of the then current Eurodollar Interest Period (or on such earlier date as may be required to comply with any applicable Law, rule or regulation); and (ii) in the case of a Base Rate (Canada) Advance, immediately, in a principal amount equal, in each case, to the Equivalent Cdn. $ Amount of the related U.S. Dollar Advance determined on the date on which the Advance becomes denominated in Canadian Dollars.
Section 3.05 Interest on Advances
          (1) The applicable Borrower shall pay interest on the unpaid principal amount of each Advance made to it from the date of such Advance until the principal amount of such Advance is repaid in full, at the following rates per annum:
     (a) if and so long as the Advance is a Canadian Prime Rate Advance, at a rate per annum equal at all times to the sum of the Canadian Prime Rate in effect from time to time plus the Applicable Margin;
     (b) if and so long as the Advance is a Base Rate (Canada) Advance, at a rate per annum equal at all times to the Base Rate (Canada) in effect from time to time plus the Applicable Margin;
     (c) if and so long as the Advance is an ABR Advance, a rate per annum equal at all times to the ABR in effect from time to time plus the Applicable Margin; and
     (d) if and so long as the Advance is a Eurodollar Rate Advance, at a rate per annum equal, at all times during each Eurodollar Interest Period for such Eurodollar Rate Advance, to the sum of the Eurodollar Rate for such Eurodollar Interest Period plus the Applicable Margin.
          (2) Interest on Floating Rate Advances shall be calculated daily and payable in arrears (i) on the first Business Day of each month; and (ii) when the Advance becomes due and payable in full, is repaid, or is converted to another Type of Advance or Accommodation. Interest on Eurodollar Rate Advances shall be calculated daily and payable (iii) in the case of a Eurodollar Interest Period longer than 3 months, on the date falling three months from the beginning of such Eurodollar Interest Period; (iv) on the last day of the Eurodollar Interest Period; and (v) when such Advance becomes due and payable.
          (3) Any amount of principal or interest on any Advance or any Fees or other amounts payable by the Borrowers hereunder, which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal to the lesser of (A) (x) in the case of Base Rate (Canada) Advances and Eurodollar Rate Advances, the Base Rate (Canada) in effect from time to time plus the Applicable Margin plus 2%, (y) in the case of ABR Advances, the ABR in effect from time to time plus the Applicable Margin plus 2%, and (z) in the case of Canadian Prime Rate Advances, the Canadian Prime Rate in effect from time to time plus the Applicable Margin plus 2%, and (B) in the event that the interest rate specified in (A) is not permitted by applicable Law, (x) in the case of Base Rate (Canada) Advances and Eurodollar Rate Advances, the Base Rate (Canada) in effect from time to time, plus the Applicable Margin in respect of Base Rate (Canada) Advances in effect on such date, (y) in the case of ABR Advances, the ABR in effect from time to time, plus the Applicable Margin in respect of ABR Advances in effect on such date, and (z) in the case of Canadian Prime Rate Advances, the Canadian Prime Rate in effect from time to time, plus the Applicable Margin in respect of Canadian Prime Rate Advances in effect on such date.

ARTICLE 4
BANKERS’ ACCEPTANCES
Section 4.01 Acceptances and Drafts
          (1) Each Operating Lender and each Term A Lender, agrees, on the terms and conditions of this Agreement and from time to time prior to the Relevant Repayment Date in respect of the Operating Facility and the Term A Facility, as applicable, (i) in the case of a Lender which is willing and able to accept drafts, to create acceptances (“Bankers’ Acceptances”) by accepting Drafts and to purchase such Bankers’ Acceptances in accordance with Section 4.03(2); and (ii) in the case of a Lender which is unwilling or unable to accept Drafts, to purchase completed Drafts (which have not and will not be accepted by the Lender or any other Lender). Drawings may only be requested by SGC.
          (2) Each Drawing shall be in a minimum Face Amount and in an integral multiple of the amount in Schedule 5 and shall consist of the creation and purchase of Bankers’ Acceptances or the purchase of Drafts on the same day, in each case for the Drawing Price, effected or arranged in accordance with Section 4.03.
          (3) If the Agent determines in good faith, which determination shall be final, conclusive and binding on SGC and the applicable Lenders, that the Bankers’ Acceptances to be created and purchased or Drafts to be purchased on any Drawing under the Operating Facility or the Term A Facility, as the case may be, (upon a conversion or otherwise) will not be created and purchased rateably by the applicable Lenders in accordance with Section 4.01(2) and Section 4.03, then the requested Face Amount of Bankers’ Acceptances and Drafts shall be increased or reduced to such greater or lesser amount as the Agent determines will permit rateable sharing and any resulting amount by which the requested Face Amount shall have been so reduced shall be advanced, converted or continued, as the case may be, as a Canadian Prime Rate Advance under the Operating Facility or the Term A Facility, as the case may be, to be made contemporaneously with the Drawing.
Section 4.02 Form of Drafts
          Each Drawing presented by SGC shall be in a minimum amount of Cdn. $1,000,000 and each Draft shall (i) be in an integral multiple of Cdn. $100,000; (ii) be dated the date of the Drawing; and (iii) mature and be payable by SGC (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs approximately 1, 2 or (subject to availability) 3 or 6 months at the election of SGC after the Drawing Date and on or prior to the Relevant Repayment Date.
Section 4.03 Procedure for Drawing
          (1) Each Drawing shall be made on notice (a “Drawing Notice”) given by SGC to the Agent not later than 10:00 a.m. (Toronto time) on the number of days notice specified in Schedule 5. Each Drawing Notice shall be in substantially the form of Schedule 3, shall be irrevocable and binding on SGC and shall specify (i) the Drawing Date; (ii) the aggregate Face Amount of Drafts to be accepted and purchased (or purchased, as the case may

be); and (iii) the contract maturity date for the Drafts. SGC shall not request a contract maturity date for a Draft which would be after the Relevant Repayment Date in respect of the Operating Facility.
          (2) Not later than 1:00 p.m. (Toronto time) on an applicable Drawing Date, each applicable Lender shall complete one or more Drafts in accordance with the Drawing Notice and either (i) accept the Drafts and purchase the Bankers’ Acceptances thereby created for the Drawing Price; or (ii) purchase such Drafts for the Drawing Price, and, in each case, pay to the Agent the Drawing Proceeds in respect of such Bankers’ Acceptance or Draft, as the case may be. Upon receipt of the Drawing Proceeds and upon fulfilment of the applicable conditions set forth in Article 6, the Agent shall make funds available to SGC in accordance with Article 2.
          (3) SGC shall, at the request of an applicable Lender, issue one or more non-interest bearing promissory notes (each a “BA Equivalent Note”) payable on the date of maturity of the unaccepted Draft referred to below, in such form as such Lender may specify and in a principal amount equal to the Face Amount of, and in exchange for, any unaccepted Drafts which such Lender has purchased or has arranged to have purchased in accordance with Section 4.03(2).
          (4) Bankers’ Acceptances purchased by a Lender may be held by it for its own account until the contract maturity date or sold by it at any time prior to that date in any relevant Canadian market in such Person’s sole discretion.
Section 4.04 Presigned Draft Forms/Power of Attorney
          (1) To enable the applicable Lenders to create Bankers’ Acceptances or complete Drafts in the manner specified in this Article 4, SGC shall supply each such Lender with such number of Drafts as it may reasonably request, duly endorsed and executed on behalf of SGC. Each such Lender will exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it and will, upon request by SGC, promptly advise SGC of the number and designations, if any, of uncompleted Drafts held by it for SGC. The signature of any officer of SGC on a Draft may be mechanically reproduced and BA Instruments bearing facsimile signature shall be binding upon SGC as if they had been manually signed. Even if the individuals whose manual or facsimile signature appears on any BA Instrument no longer hold office at the date of its acceptance by such Lender or at any time after such date, any BA Instrument so signed shall be valid and binding upon SGC. No Lender shall be liable for its failure to accept a Draft as required hereby if the cause of such failure is, in whole or in part, due to the failure of SGC to provide Drafts to such Lender on a timely basis.
          (2) SGC hereby irrevocably appoints each Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signatures any Drafts necessary to enable such Lender to make Drawings in the manner specified in this Article 4. All Bankers’ Acceptances signed or endorsed on SGC’s behalf by a Lender shall be binding on SGC, all as if duly executed and issued by SGC. No Lender shall be liable for any Claim arising by reason of any loss or improper use of any such BA Instruments, except for Claims arising out of the fraud, gross negligence or wilful misconduct of such Lender. Each Lender shall (i) maintain a record with respect to any Drafts received by it from the Agent in blank hereunder, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at their respective maturities; and (ii) retain such records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations which apply to such Lender. On request by SGC, a Lender shall cancel all Drafts which have been pre-signed or pre-endorsed on behalf of SGC and which are held by such Lender and are not required to make Drawings in accordance with this Article 4 and shall, if so requested, return such cancelled Drafts to SGC.
Section 4.05 Payment, Conversion or Renewal of BA Instruments
          (1) Upon the maturity of a BA Instrument, SGC may (i) elect to issue a replacement BA Instrument by giving a Drawing Notice in accordance with Section 4.03(1); (ii) elect to have all or a portion of the Face Amount of the BA Instrument converted to a Canadian Prime Rate Advance available pursuant to the Operating Facility or the Term A Facility, as the case may be, by giving a Borrowing Notice in accordance with Section 3.02; or (iii) pay, on or before 10:00 a.m. (Toronto time) on the maturity date for the BA Instrument, an amount in Canadian Dollars equal to the Face Amount of the BA Instrument (notwithstanding that a Lender may be the holder of it at maturity). Any such action under clauses 4.05(1)(i), (ii) or (iii) shall satisfy SGC’s obligations under the BA Instrument to which it relates and the relevant Lender shall then be solely responsible for the payment of the BA Instrument.
          (2) If SGC fails to pay any BA Instrument when due or issue a replacement in the Face Amount of such BA Instrument pursuant to Section 4.05(1), the unpaid amount due and payable shall be converted to a Canadian Prime Rate Advance made by the applicable Lender(s) rateably under the Operating Facility or the Term A Facility, as the case may be, and shall bear interest calculated and payable as provided in Article 3. This conversion shall occur as of the due date and without any necessity for SGC to give a Borrowing Notice.
Section 4.06 Circumstances Making Bankers’ Acceptances Unavailable
          (1) If the Agent determines in good faith, which determination will be final, conclusive and binding on SGC, and notifies SGC that, by reason of circumstances affecting the money market, there is no market for Bankers’ Acceptances then,
     (a) SGC’s right to request a Drawing shall be suspended until the Agent determines that the circumstances causing a suspension no longer exist and so notifies SGC; and
     (b) any Drawing Notice which is outstanding shall be deemed to be a Borrowing Notice requesting a Borrowing comprised of Canadian Prime Rate Advances (all as if it were a Borrowing Notice given pursuant to Section 3.02).
          (2) The Agent shall promptly notify SGC and the applicable Lenders of the suspension of SGC’s right to request a Drawing and of the termination of any such suspension.

ARTICLE 5
DOCUMENTARY CREDITS
Section 5.01 Documentary Credits
          The Documentary Credit Lender agrees, on the terms and conditions of this Agreement and in accordance with the applicable Issue Notice, to issue any Type of Documentary Credit under the Operating Facility only for the account of SGC from time to time on any Business Day prior to the fifth Business Day prior to the Relevant Repayment Date in respect of the Operating Facility. The aggregate Face Amount of Documentary Credits outstanding at any time shall not exceed the Documentary Credit Lender’s Commitment.
Section 5.02 Procedure for Issue
          (1) Each Issue shall be made on notice (an “Issue Notice”) given by SGC to the Agent (who shall forthwith notify the Documentary Credit Lender) not later than 11:00 a.m. (Toronto time) on the number of days notice specified in Schedule 5. The Issue Notice shall be in substantially the form of Schedule 4, shall be irrevocable and binding on SGC and shall specify (i) the requested date of Issue (the “Issue Date”); (ii) the Face Amount of the Documentary Credit; (iii) the expiration date; (iv) the name and address of the Beneficiary; and (v) the Type of Documentary Credit. SGC shall not request a maturity date for a Documentary Credit which would be after the Relevant Repayment Date in respect of the Operating Facility.
          (2) Not later than 11:00 a.m. (Toronto time) on the Issue Date, and upon fulfilment of the conditions set forth in Article 6, the Documentary Credit Lender shall issue a Documentary Credit completed in accordance with the Issue Notice in the appropriate form and shall deliver the Documentary Credit to or to the order of SGC.
          (3) No Documentary Credit shall require that payment against a conforming draft be made on the same Business Day upon which the draft was presented, unless such presentation is made before 10:00 a.m. (Toronto time) on such Business Day.
          (4) Prior to the Issue Date, SGC shall provide to the Documentary Credit Lender a precise description of the documents and the verbatim text of any certificates to be presented by the Beneficiary which, if presented by the Beneficiary, would require the Documentary Credit Lender to make payment under the Documentary Credit. The Documentary Credit Lender may require changes in any such document or certificate.
Section 5.03 Form of Documentary Credits
          Each Documentary Credit (i) shall be dated the Issue Date; and (ii) shall comply with the definition of Documentary Credit.

Section 5.04 Reimbursements of Amounts Drawn
          (1) At or before 10:00 a.m. (Toronto time) on the date specified by a Beneficiary as a drawing date under a Documentary Credit, SGC shall pay to the Documentary Credit Lender an amount in same day funds equal to the amount to be drawn by the Beneficiary in the currency in which the Documentary Credit is payable.
          (2) If SGC fails to pay to the Agent an amount, in same day funds, equal to the amount of such drawing, then (i) SGC shall be deemed to have given a Borrowing Notice to the Agent, requesting a Canadian Prime Rate Advance or a Base Rate (Canada) Advance, as the case may be under the Operating Facility based upon the amount and currency required on the date on which such drawing is honoured in an amount equal to the amount of such drawing; (ii) the Operating Lenders shall on the date of such drawing, make such Canadian Prime Rate Advance or Base Rate (Canada) Advance to SGC, as applicable, rateably under the Operating Facility; and (iii) the Agent shall pay the proceeds thereof to the Documentary Credit Lender as reimbursement for the amount of such drawing.
          (3) Each Operating Lender shall be required to make the Advances referred to in Section 5.04(2) notwithstanding (i) the amount of the Advance may not comply with the minimum amount required for Borrowings hereunder; (ii) whether any conditions specified in Article 6 are then satisfied; (iii) whether a Default or Event of Default has occurred and is continuing; (iv) the date of such Advance; (v) any reduction in the Operating Commitment; and (vi) whether the Operating Commitment has been, or, after the making of such Advance, will be, exceeded.
Section 5.05 Risk of Documentary Credits
          (1) In determining whether to pay under a Documentary Credit, the Documentary Credit Lender shall be responsible only to determine that the documents and certificates required to be delivered under the Documentary Credit have been delivered and that they comply on their face with the requirements of the Documentary Credit.
          (2) The reimbursement obligation of SGC under any Documentary Credit issued for its account shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including (i) any lack of validity or enforceability of a Documentary Credit; (ii) the existence of any claim, set-off, defence or other right which SGC may have at any time against a Beneficiary, the Documentary Credit Lender or any other Person, whether in connection with the Credit Documents and the transactions contemplated therein or any other transaction (including any underlying transaction between SGC and the Beneficiary); (iii) any certificate or other document presented with a Documentary Credit proving to be forged, fraudulent or invalid or any statement in it being untrue or inaccurate; (iv) the existence of any act or omission or any misuse of, a Documentary Credit or misapplication of proceeds by the Beneficiary, including any fraud in any certificate or other document presented with a Documentary Credit in each case unless, before payment of a Documentary Credit, (x) SGC has delivered to the Documentary Credit Lender a written notice of the fraud together with a written request that it refuse to honour such drawing, (y) the fraud by the Beneficiary has been established to the knowledge of the Documentary Credit Lender so as to make the fraud clear or obvious to the Documentary Credit Lender, and (z) in the case of fraud in the underlying transaction between SGC and the Beneficiary, the fraud is of such character as to make the demand for payment by the Beneficiary under the Documentary Credit a fraudulent one; (v) payment by the Documentary Credit Lender under the Documentary Credit against presentation of a certificate or other document which does not comply with the terms of the Documentary Credit unless such payment constitutes gross negligence or wilful misconduct of the Documentary Credit Lender; or (vi) the existence of a Default or Event of Default.
          (3) Subject to the last sentence of this Section 5.05(3), the Documentary Credit Lender shall not be responsible for (i) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Documentary Credit or the rights or benefits under it or proceeds of it, in whole or in part, which may prove to be invalid or ineffective for any reason; (ii) errors, omissions, interruptions or delays in transmission or delivery of any messages by mail, telecopy or otherwise; (iii) errors in interpretation of technical terms; (iv) any loss or delay in the transmission of any document required in order to make a drawing; and (v) any consequences arising from causes beyond the control of the Documentary Credit Lender, including the acts or omissions, whether rightful or wrongful, of any Governmental Entity. Subject to the last sentence of this Section 5.05(3), none of the above shall affect, impair, or prevent the vesting of any of the Documentary Credit Lenders’ rights or powers under this Agreement. Any action taken or omitted by the Documentary Credit Lender under or in connection with any Documentary Credit or the related certificates, if taken or omitted in good faith, shall not put the Documentary Credit Lender under any resulting liability to SGC provided that the Documentary Credit Lender acts in accordance with the standards of reasonable care specified in the Uniform Customs and Practice for Documentary Credits (1993 Revision), ICC Publication 500 (or any replacement publication).
Section 5.06 Fees
          (1) SGC shall pay to the Agent, for the account of the Operating Lenders, a documentary credit fee with respect to each such Documentary Credit equal to the Applicable Margin, calculated on the basis of the Face Amount of each such Documentary Credit and a year of 365 or 366 days, as the case may be, and payable in advance and in the same currency as such Documentary Credit.
          (2) SGC shall pay to the Documentary Credit Lender a fronting fee in respect of each Documentary Credit equal to the Applicable Fronting Fee, calculated on the basis of the Face Amount of each Documentary Credit and a year of 365 or 366 days, as the case may be, and payable in advance and in the same currency as such Documentary Credit.
          (3) SGC shall pay to the Documentary Credit Lender, upon the issuance, amendment or transfer of each Documentary Credit issued by the Documentary Credit Lender and each drawing made under it, the Documentary Credit Lender’s standard and prevailing documentary and administrative charges for issuing, amending, transferring or drawing under, as the case may be, Documentary Credits of similar amount, term and risk.

Section 5.07 Repayments
          (1) If SGC is required to repay the Accommodations Outstanding pursuant to Article 2 or Article 9, then SGC shall pay to the Agent (for the account of the Documentary Credit Lender), to the extent required in those Articles, an amount equal to the Documentary Credit Lender’s contingent liability in respect of (i) any outstanding Documentary Credit; and (ii) any Documentary Credit which is the subject matter of any order, judgment, injunction or other such determination (a “Judicial Order”) restricting payment by the Documentary Credit Lender under and in accordance with such Documentary Credit or extending the Documentary Credit Lender’s liability under such Documentary Credit beyond its stated expiration date. Payments in respect of each Documentary Credit shall be held by the Agent as cash collateral for the obligations of SGC in respect of such Documentary Credit and shall be due in the currency in which such Documentary Credit is denominated. Amounts so held by the Agent as cash collateral shall be deposited in an account and shall bear interest at the Documentary Credit Lender’s applicable term deposit rate for such deposits.
          (2) The Documentary Credit Lender shall, with respect to any Documentary Credit, upon the later of:
     (a) the date on which any final and non-appealable order, judgment or other such determination has been rendered or issued either terminating the applicable Judicial Order or permanently enjoining the Documentary Credit Lender from paying under such Documentary Credit; and
     (b) the earlier of (i) the date on which either (x) the original counterpart of the Documentary Credit is returned to the Documentary Credit Lender for cancellation, or (y) the Documentary Credit Lender is released by the Beneficiary from any further obligations, and (ii) the expiry (to the extent permitted by any applicable law) of the Documentary Credit;
pay to SGC an amount equal to the difference between the amount paid to the Documentary Credit Lender pursuant to Section 5.07(1) and the amounts paid by the Documentary Credit Lender under the Documentary Credit.

ARTICLE 6
CONDITIONS OF LENDING

Section 6.01	Conditions Precedent to the Initial Accommodation under the Term B Facility
          The obligation of each Term B Lender to make its initial Accommodation under the Term B Facility on the date hereof and the effectiveness of this Agreement are subject to satisfaction in full of the following conditions precedent on the date hereof:
     (a) Satisfaction of the conditions precedent specified in Section 6.03.
     (b) The Agent shall have received in form, substance and dated as of a date satisfactory to the Lenders and their counsel and in sufficient quantities for the Agent and each Lender:
A.	(i) A certified copy of the constating documents and by-laws of each Borrower and each Guarantor, and of all corporate and other proceedings taken and required to be taken by each Borrower and each Guarantor to authorize the execution and delivery of the Credit Documents to which it is a party and the performance of the transactions contemplated thereby; (ii) a certificate of status, compliance, good standing or like certificate with respect to each Borrower and each Guarantor issued by the appropriate Governmental Entity of the jurisdiction of its incorporation or organization as the case may be; and (iii) a certificate of incumbency of each Borrower and each Guarantor.

B.	Satisfactory legal opinions of counsel to each Borrower and each Guarantor in their jurisdiction of incorporation or organization, as the case may be, and each other jurisdiction specified by the Agent, acting reasonably, regarding, among other things, the due authorization, execution and delivery of all Credit Documents, the enforceability of the Credit Documents, the continued effectiveness of the Existing Security Documents to create valid security interests in favour of the Agent for the rateable benefit of the Lender Parties and the perfection of such security interests, the validity and the perfection of the security interests created by the other Security Documents, withholding tax, conflicts of Laws and non-contravention of applicable Laws (including all applicable securities laws).

C.	Executed copies of this Agreement, the Undertaking and Waiver Agreement, the Stratos B.V. Collateral Covenant Agreement, the Stratos Cyprus Collateral Covenant Agreement and the Security Documents specified in Part II of Schedule 8.

D.	Evidence of registrations in the necessary jurisdictions of the security interests or notice thereof in favour of the Agent or the Lenders, as the case may be, created by the Security Documents in order to perfect, preserve or protect such security interests, except as provided in the Undertaking and Waiver Agreement.

E.	A certificate or certificates of insurance in respect of the insurance required to be maintained pursuant to Section 8.01(1) showing, to the extent required by Section 8.01(1), the Agent and the Lenders as loss payee or additional insured, as applicable.

F.	All governmental, shareholder and third party consents and approvals necessary, or in the reasonable opinion of the Agent, desirable, including without limitation, all necessary governmental, shareholder and third party consents and approvals applicable to SGC required to complete the Acquisition.

G.	Audited consolidated financial statements of SGC for the three fiscal years ended most recently and subsequent unaudited consolidated financial statements of SGC together with reconciliation to U.S. GAAP satisfactory to the Lead Arrangers.

H.	A consolidated forecast for SGC and its Subsidiaries for the Financial Year ending December 31, 2005 and each of the following five Financial Years (including, without limitation, and unless otherwise agreed by the Lenders and SGC (a) detailed forecasted balance sheets, income statements and statements of changes in SGC’s financial position in respect of, and as at the last day of, each of the next five Financial Years, prepared in accordance with GAAP for SGC’s consolidated operations and supported by appropriate explanations, notes and information and commentary; and (b) a breakdown between maintenance Capital Expenditures and growth Capital Expenditure projected for each such Financial Year).

I.	A copy of the financial statements required to be delivered to SGC pursuant to Article G(a) of Schedule 19 to the Acquisition Agreement.

J.	A certificate of a senior officer of SGC calculating each of the financial covenants specified in Section 8.03 on an annualized basis as at the most recently reported Financial Quarter on a pro forma basis as if the Acquisition and all other Permitted Investments made since such time were completed as of January 1, 2005 and SGC incurred the Debt hereunder in respect thereof on such date, together with the balance sheet and income statement used to calculate such financial covenants.

K.	Satisfactory evidence that, as of the Closing Date, the ratio of Consolidated Debt to Consolidated EBITDA of the Borrower, on a pro forma basis, is not more than 4.75:1.

L.	Evidence that SGC has obtained a senior secured credit rating from S&P and Moody’s.

M.	Evidence that the Acquisition shall have been consummated (subject only to payment of the purchase price with the proceeds of the initial Accommodation hereunder upon satisfaction of all of the conditions specified in the Acquisition Agreement (which shall be in form and substance satisfactory to the Lead Arrangers)), in all cases without any material amendment thereto, or material waiver thereof, except as approved in writing by the Lead Arrangers, such approval not to be unreasonably withheld or delayed.

N.	Evidence that all relevant filings have been made in respect of the Acquisition together with copies, certified by an officer of SGC, of all filings made with any Governmental Entity in connection with the Transactions.

O.	Evidence satisfactory to the Lead Arrangers that SGC has available to it financial resources sufficient to pay all obligations arising as a result of the Acquisition.

P.	A detailed sources and uses of funds schedule in connection with the Transactions and the assumptions relating thereto.

Q.	(i) A signed irrevocable direction from the Borrowers regarding prepayment of all Accommodations Outstanding under the Original Term B Facility and any Existing Incremental Facility in full immediately upon the making of the initial Accommodation hereunder together with a copy of the signed notice of voluntary repayment issued by the Borrowers regarding such prepayment (which notice shall have been delivered to the Agent in accordance with the First Amended and Restated Credit Agreement), and (ii) evidence satisfactory to it of the concurrent repayment and cancellation of such debt of SGC and its Subsidiaries (including without limitation Xantic and its Subsidiaries) as agreed to by the Lenders.

R.	Such other certificates, documentation and opinions as the Agent may reasonably request.
     (c) All terms and conditions of (including the maximum cash price to be paid) and the documentation for the Acquisition and the capital structure of any subsidiary of SGC involved therewith shall be satisfactory to the Lead Arrangers.
     (d) There shall not have occurred any of the events listed in clauses (a) to (e) (inclusive) of Section B(4) of Schedule 18 to the Acquisition Agreement.
     (e) There shall not have been instituted or pending any action, proceeding or application before or by any Governmental Entity or any other Person challenging, prohibiting or affecting SGC’s or its subsidiaries’ ownership or operation of all or any portion of the business to be acquired pursuant to the Acquisition which could reasonably be expected to have a Material Adverse Effect.
     (f) Simultaneously with the making of the initial Accommodation SGC shall have raised gross proceeds of not less than US$125,000,000 from the issuance of unsecured senior notes pursuant to the Senior Unsecured Note Offering, or if the Senior Unsecured Note Offering has not been consummated on or prior to the date hereof, SGC shall have borrowed not less than US$125,000,000 pursuant to the Bridge Facility, in either case, pursuant to documentation and on terms and conditions reasonably satisfactory to the Agent.
     (g) The Lenders shall have completed a satisfactory due diligence review of SGC and its Subsidiaries and of Xantic and its Subsidiaries (including, without limitation, satisfactory review of management and governance structure, all material contracts, permits and licenses, assets and legal, financial, tax and environmental matters, Lenders’ satisfaction with all intercompany indebtedness and all other indebtedness and other material liabilities of SGC and its Subsidiaries and Xantic and its Subsidiaries).
     (h) Payment of all reasonable fees (including reasonable legal fees of the Agent and the Lenders), reasonable expenses and other amounts then payable under the Credit Documents or otherwise then owing to the Agent, the Lenders, the Lead Arrangers or any one of them.

     (i) The Borrowers shall have complied with all of the terms of the Fee Letter to be complied with on or before the Closing Date.
     (j) There shall not have occurred or become known any Material Adverse Change since June 30, 2005, it being acknowledged and agreed by the Lenders that SGC’s financial results for the Financial Quarter ended June 30, 2005 and related adjustment of fiscal 2005 guidance, and any changes or events directly related thereto, including without limitation a ratings downgrade or a goodwill impairment charge, shall not constitute a Material Adverse Change for the purposes hereof.
     (k) The Closing Date shall be a date on or prior to February 28, 2006.

Section 6.02	Conditions Precedent to the initial Accommodation under the Term A Facility
          The obligation of each Term A Lender to make its initial Accommodation under the Term A Facility on the Purchase Price Adjustment Date, if any, is subject to satisfaction in full of the following conditions precedent:
     (a) Satisfaction of the conditions precedent in Section 6.03.
     (b) The Agent shall have received in form, substance and dated as of a date satisfactory to the Agent and its counsel:
A. a copy of the LTM Audited Financial Statements;
B. a certificate from the Chief Financial Officer of SGC (a) attaching copies of (i) the Adjustment Notice delivered by SGC to the Xantic Sellers pursuant to Article 2.5(b) of the Acquisition Agreement, (ii) any Objection Notice delivered to SGC pursuant to Article 2.5(d) of the Acquisition Agreement, and (iii) any report delivered by the Accountants pursuant to Article 2.5(e); and (b) certifying the Purchase Price Adjustment Amount and how such amount was calculated; and
C. such other certificates, documentation and opinions as the Agent may reasonably request.

Section 6.03	Conditions Precedent to all Accommodations and Conversions
          (1) The obligation of each Lender to make Accommodations or otherwise give effect to any Accommodation Notice is subject to fulfilment of the following conditions at the time of any Accommodation Notice or Accommodation, as the case may be:
     (a) no Default or Event of Default has occurred or is continuing or would arise immediately after giving effect to or as a result of the Accommodation or Accommodation Notice;
     (b) the Accommodation will not violate any applicable Law, rule, regulation, judgment or order;

     (c) prior to the date that is 30 days following the Closing Date (the “Exclusion Termination Date”) (i) the representations and warranties of SGC contained in Section 7.01 are true and correct (as to SGC and the Non-Xantic Subsidiaries), and (ii) the representations and warranties contained in Section 7.02(1) are true and correct, in each case, on the date of the Accommodation or Accommodation Notice as if they were made on that date; and
     (d) on and after the Exclusion Termination Date, the representations and warranties of SGC contained in Section 7.01 are true and correct (as to SGC and each of its Subsidiaries) on the date of the Accommodation or Accommodation Notice as if they were made on that date.
          (2) Each of the giving of any Accommodation Notice by a Borrower and the acceptance by a Borrower of any Accommodation shall be deemed to constitute a representation and warranty by SGC that, on the date of such Accommodation Notice or Accommodation, as the case may be, and after giving effect thereto and to the application of any proceeds therefrom, the statements set forth in Section 6.03(1) are true and correct.
Section 6.04 No Waiver
          The making of an Accommodation or otherwise giving effect to any Accommodation Notice, without the fulfilment of one or more conditions set forth in Section 6.01, Section 6.02 or Section 6.03 shall not constitute a waiver of any condition and the Agent and the Lenders reserve the right to require fulfilment of such condition in connection with any subsequent Accommodation Notice or Accommodation.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES
Section 7.01 Representations and Warranties of SGC
          Subject to Section 7.02(2), SGC represents and warrants to each Lender, acknowledging and confirming that each Lender is relying on such representations and warranties without independent inquiry in entering into this Agreement and providing Accommodations, as follows (it being agreed that, prior to the Exclusion Termination Date, references in this Section 7.01 to the Subsidiaries of SGC shall not include Xantic or any Subsidiaries of Xantic):
     (a) Incorporation and Qualification. SGC is a corporation duly incorporated, organized and validly existing under the laws of Canada. Stratos LP is a limited partnership that has been formed, is duly organized and validly existing under the Laws of Delaware and is a wholly-owned Subsidiary of SGC. Each of the Subsidiaries of SGC is a corporation, company or partnership, as the case may be, duly incorporated, continued, amalgamated, established or organized, as the case may be, and validly existing under the laws of its jurisdiction of incorporation, continuance, amalgamation, establishment or organization, as the case may be, as set forth in Schedule 7.01(a). Each of SGC and its Subsidiaries is duly qualified, licensed or registered to carry on business under the Laws applicable to it in all jurisdictions in which such qualification, licensing or registration is necessary or where failure to be so qualified would have a Material Adverse Effect.
     (b) Corporate Power. SGC has all requisite power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it; and (ii) enter into and perform its obligations under the Credit Documents to which it is a party and under the Limited Partnership Agreement. Each Subsidiary of SGC has all requisite power and authority to (i) own, lease and operate its properties and assets and to carry on its business as now being conducted by it; and (ii) enter into and perform its obligations under the Credit Documents to which it is a party.
     (c) Conflict With Other Instruments. The execution and delivery by each of SGC and its Subsidiaries of the Credit Documents to which such Person is a party and the performance by such Person of its obligations thereunder, and its compliance with the terms, conditions and provisions thereof will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of (t) its constating documents, articles or certificate of incorporation, by-laws, organizational documents, limited partnership agreement or partnership agreement, as the case may be, (u) any applicable Law, (v) any contractual restriction binding on or affecting it or its properties, or (w) any judgment, injunction, determination or award which is binding on it; or (ii) result in, require or permit (x) the imposition of any Liens in, on or with respect to any of its Assets (including any Leased Properties or Owned Properties) (other than Liens in favour of the Agent and the Lender Parties), (y) the acceleration of the maturity of any Debt binding on or affecting SGC or any of its Subsidiaries, or (z) any third party to terminate or acquire rights under any Material Agreement or Material Permit of SGC or any of its Subsidiaries.

     (d) Corporate Action, Governmental Approvals, etc. The execution and delivery by each of SGC and its Subsidiaries of the Credit Documents to which such Person is a party and the performance by such Person of its obligations thereunder have been duly authorized by all necessary corporate, limited partnership, partnership or other action, as the case may be, including, without limitation, the obtaining of all necessary shareholder or unitholder consents. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Entity or other Person, is or was necessary in connection with the execution, delivery and performance of obligations by each of SGC and its Subsidiaries under the Credit Documents to which such Person is a party except as are in full force and effect, unamended, at the date of this Agreement.
     (e) Execution and Binding Obligation. The Credit Documents have been duly executed and delivered by each of SGC, in its own capacity, SGC in its capacity as general partner of Stratos LP and each Subsidiary of SGC which is a party thereto and constitute legal, valid and binding obligations of such Person, as applicable, enforceable against such Person, as applicable, in accordance with their respective terms, subject only to any limitation under applicable Laws relating to (i) bankruptcy, insolvency, reorganization, moratorium or creditors’ rights generally; and (ii) the discretion that a court may exercise in the granting of equitable remedies.
     (f) Location of Business. At the date of this Agreement, the only jurisdictions (or registration districts within such jurisdictions) in which SGC or any of its Subsidiaries has any place of business or stores any tangible personal property are listed in Schedule 7.01(f).
     (g) Material Permits, etc. SGC and each of its Subsidiaries possess all Authorizations necessary to properly conduct their respective businesses. As of the date hereof, the Material Permits described in Schedule 7.01(g) are the only Material Permits of SGC and of its Subsidiaries, as applicable. Each such Material Permit is (i) in full force and effect; and (ii) not subject to any dispute. No event has occurred which, with the giving of notice, lapse of time or both, would constitute a default under, or in respect of, any such Material Permit.
     (h) Trademarks, Patents, etc. Each of SGC and its Subsidiaries possesses all the trademarks, trade names, copyrights, patents and licences reasonably necessary for the conduct of their respective businesses. To the best knowledge of SGC neither it nor any of its Subsidiaries is infringing or is alleged to be infringing upon the rights of any Person with respect to any patent, trademark, trade name, copyright (or any application or registration in respect thereof), licence, discovery, improvement, process, formula, know-how, data, plan or specification. All the trademarks, trade names, copyrights, patents and intellectual property licences (other than software licences) of SGC and each of its Subsidiaries as at the date hereof are set forth in Schedule 7.01(h).
     (i) Ownership of Property and Assets. Except for Permitted Liens, each of SGC and its Subsidiaries has good and valid title in fee simple to the Owned Properties and good and valid title to all of its or their other properties and Assets including, without limitation, the tangible and intangible personal property reflected as assets in their books and records. None of SGC or any of its Subsidiaries (i) owns any real property other than the Owned Properties; (ii) is bound by any agreement to own or lease any real property except for the Leases; or (iii) has leased any of its Owned Properties except pursuant to a Material Agreement. Each of SGC and its Subsidiaries owns, leases or has the lawful right to use all of the Assets necessary for the conduct of its business. Stratos Cyprus owns no Assets other than 130,000 ordinary shares of Stratos B.V. Stratos B.V. owns no Assets other than (x) its right, title and interest in the Acquisition Agreement and related documentation; (y) until such time as the legal transfer of 201,149,427 shares of Stratos Ireland from SWI to Stratos B.V. is completed, its beneficial interest in such shares and, thereafter, its legal interest in such shares; and (z) 130 class A shares and 70 class B shares of Xantic. Stratos Ireland owns no Assets other than its right, title and interest in certain bank accounts maintained with Bank of America or Royal Bank of Canada and a demand loan agreement dated February 8, 2006 between Stratos Ireland, as lender and SWI, as borrower.
     (j) Leased Properties. Each Lease is in good standing and all amounts owing under it have been paid by SGC or its Subsidiaries, as applicable.
     (k) Work Orders. There are no outstanding work orders relating to the Subject Properties from or required by any Governmental Entity, nor does SGC or any of its Subsidiaries have notice of any possible impending or future work order.
     (l) Expropriation. No part of any of the Subject Properties or the Buildings and Fixtures located on the Subject Properties has been taken or expropriated by any Governmental Entity, no written notice or proceeding in respect of an expropriation has been given or commenced nor is SGC or any of its Subsidiaries aware of any intent or proposal to give any such notice or commence any proceedings.
     (m) Encroachments. Except for Permitted Liens, the Buildings and Fixtures located at each of the Subject Properties are located entirely within such Subject Property and are in conformity with set-back and coverage requirements of all applicable Governmental Entities. There are no material encroachments upon any of the Subject Properties.
     (n) Compliance with Laws. Each of the Subject Properties has been used, and SGC and each of its Subsidiaries are, in compliance with all applicable Laws.
     (o) No Default. No Default or Event of Default has occurred and is continuing under this Agreement. Neither SGC nor any of its Subsidiaries is in violation of its constating documents, its by-laws or any shareholders’ agreement applicable to it. Neither SGC nor any of its Subsidiaries has failed to pay the principal or premium or interest on any of its Debt on the later of (i) the date that such amount has become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); and (ii) the date immediately following the last day of the applicable grace period, if any, specified in the agreement or instrument relating to such Debt. No other event has occurred or condition exists, and is continuing after the applicable grace period, if any, specified in any agreement or instrument relating to any Debt of SGC or any of its Subsidiaries, if the effect of such event is to accelerate, or permit the acceleration of such Debt. No Debt of SGC or any of its Subsidiaries has been declared to be due and payable prior to its stated maturity.
     (p) Subsidiaries, etc. At the date of this Agreement (i) there are no Subsidiaries of SGC other than the Subsidiaries identified as such in Schedule 7.01 (p) (which Schedule includes, for greater certainty, those Subsidiaries to be acquired pursuant to the Acquisition); (ii) the share ownership of each of such Subsidiaries is as described in Schedule 7.01(p); and (iii) neither SGC nor any of its Subsidiaries is, directly or indirectly, a member of, or participant in, any partnership, joint venture or syndicate except as described in Schedule 7.01(p).
     (q) No Burdensome Agreements. Neither SGC nor any of its Subsidiaries is a party to any agreement or instrument or subject to any restriction (including any restriction set forth in its constating documents, by-laws or any shareholders’ agreement applicable to it) which could reasonably be expected to have a Material Adverse Effect.
     (r) No Litigation. Except as set forth in Schedule 7.01(r), as at the date hereof there are no actions, suits, arbitrations or proceedings pending, taken or, to SGC’s knowledge, threatened, before or by any Governmental Entity or other Person affecting SGC or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. No law, rule, regulation, by-law, decision, order or judgment which may affect SGC or any of its Subsidiaries has been enacted, promulgated or applied which challenges, or to the best of SGC’s knowledge, has been proposed which may challenge, the validity or propriety of the Credit Documents or the transactions contemplated thereunder.
     (s) Environmental Compliance. Except as does not otherwise have a Material Adverse Effect, SGC’s and its Subsidiaries’ business and assets (i) are in material compliance with all Environmental Laws; (ii) possess and are operated in material compliance with all Environmental Permits which are required for the operation of their respective business; and (iii) are not subject to any past or present fact, condition or circumstances that could reasonably be expected to result in any material liability under any Environmental Laws.
     (t) Material Agreements, etc. As of the date of this Agreement, neither SGC nor any of its Subsidiaries is a party or otherwise subject to or bound or affected by any Material Agreement, except as set out in Schedule 7.01(t). All Material Agreements are in full force and effect, and neither SGC nor any of its Subsidiaries, or to the best of SGC’s knowledge, any other party to any Material Agreement has defaulted in any material fashion under any of the Material Agreements. No event has occurred which, with the giving of notice, lapse of time or both, would constitute a material default under, or in respect of, any such Material Agreement. There is no material dispute regarding any such Material Agreement.
     (u) Books and Records. All books and records of SGC and its Subsidiaries have been fully, properly and accurately kept and completed in accordance with GAAP and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. SGC’s and its Subsidiaries’ records, systems, controls, data or information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the direct control of SGC. SGC and each of its Subsidiaries have (i) maintained all its environmental and operating records in the manner and for the periods required by applicable Environmental Law, and (ii) filed all reports which are required by applicable Environmental Law to be filed on the happening of any reportable event.

     (v) Tax Liability. SGC and each of its Subsidiaries have filed all tax and information returns which are required to be filed and the information contained in such returns is correct and complete and reflects accurately all liability for taxes for the period covered. SGC and each of its Subsidiaries have paid all taxes, interest and penalties, if any, which have become due pursuant to such returns or pursuant to any assessment received by any of them other than those in respect of which liability based on such returns is being contested in good faith and by appropriate proceedings where adequate reserves have been established in accordance with GAAP. Adequate provision for payment has been made for taxes not yet due. There are no tax disputes existing or pending involving SGC, any of its Subsidiaries or its Business which could reasonably be expected to have a Material Adverse Effect. SGC is a resident of Canada within the meaning of the ITA and each of the partners of Stratos LP is a corporation which is a resident of Canada within the meaning of the ITA. Stratos LP has elected to be treated as a corporation for U.S. federal income tax purposes. Stratos LP has not been engaged in a United States trade or business within the meaning of Section 864 of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and ruling issued thereunder (the “Code”) and applicable Treasury Regulations.
     (w) Corporate Structure. Schedule 7.01(w) sets forth a corporate chart showing as of the date hereof SGC and its Subsidiaries and any other entity in which SGC (directly or indirectly) has, or in the case of Xantic and its Subsidiaries, shall have immediately after giving effect to the Acquisition, an interest, together with the particulars of such interests.
     (x) Financial Statements. The December 31, 2004 audited consolidated financial statements of SGC, copies of each of which have been furnished to the Agent and the Lenders, fairly present the consolidated financial position of SGC at such dates and the consolidated results of the operations and changes in financial position of SGC for such period, all in accordance with GAAP. Between December 31, 2004 and the date hereof, there has been no Material Adverse Change in the financial position or results of operations of SGC and its Subsidiaries.
     (y) Insurance. Each of SGC and its Subsidiaries maintains or causes to be maintained insurance in accordance with the requirements under Section 8.01(1).
     (z) Pension Plans. Schedule 7.01(z) contains a list of all pension plans of SGC and its Subsidiaries as at the date hereof. All contributions required under applicable Law in respect of each pension plan maintained by SGC or any of its Subsidiaries have been made (except for contributions, the outstanding status of which cannot be reasonably expected to have a Material Adverse Effect). Each pension plan maintained by SGC or any of its Subsidiaries is fully funded on both an ongoing and a termination basis. SGC and its Subsidiaries are in compliance with all provisions of ERISA, except to the extent that all failures to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (aa) Existing Debt. Schedule 7.01(aa) sets forth the commitments of any lenders for all Debt of SGC and each of its Subsidiaries as at the date hereof.
     (bb) Capitalization. The capital stock of each of the corporate Subsidiaries of SGC identified in Schedule 7.01(w) is duly authorized, fully paid and non-assessable.

     (cc) Financial Information. Neither this Agreement nor any forecast or certificate furnished to the Agent, the Lead Arrangers or any Lender by or on behalf of SGC or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading under the circumstances in which they were made at the time such statements are made. All forecasts and projections supplied to the Agent, the Lead Arrangers or the Lenders in connection with the transactions contemplated by this Agreement were prepared in good faith, disclosed all assumptions relevant and the most recent versions of all such forecasts provided to the Agent, the Lead Arrangers or the Lenders are, in the opinion of SGC, reasonable estimates of the prospect of the Business. There is no fact known to SGC or any of its Subsidiaries which SGC has not disclosed to the Agent, the Lead Arrangers and the Lenders which could reasonably be expected to have a Material Adverse Effect.
     (dd) Reporting Issuer Status. As at the date hereof SGC is a reporting issuer not in default under the securities laws of each of the Provinces of Canada. As at the date hereof SGC is eligible to participate in the prompt offering qualification prospectus system and there are no regulatory impediments to SGC completing an offering of securities under such system as at the date hereof.
     (ee) Investment Company Act. Neither SGC nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     (ff) Public Utility Holding Company Act. Neither SGC nor any of its Subsidiaries is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.
     (gg) Use of Proceeds; Margin Regulations. Neither the making of any Accommodation nor the use of the proceeds thereof nor the occurrence of any other Accommodation will violate or be inconsistent with the provisions of the Margin Regulations. No part of any Accommodation (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.
     (hh) No Material Adverse Change. Other than as publicly disclosed in press releases made by SGC with a national news wire service or in public filings made by SGC with the Ontario Securities Commission prior to the date hereof, there has not occurred or become known any Material Adverse Change since June 30, 2005, it being acknowledged and agreed by the Lenders that SGC’s financial results for the Financial Quarter ended June 30, 2005 and related adjustment of fiscal 2005 guidance, and any changes or events directly related thereto, including without limitation a ratings downgrade or a goodwill impairment charge, shall not constitute a Material Adverse Change for the purposes hereof.

Section 7.02 Representations and Warranties of SGC in respect of Xantic and its Subsidiaries
          (1) SGC represents and warrants to each Lender, acknowledging and confirming that each Lender is relying on such representations and warranties without independent inquiry in entering into this Agreement and providing Accommodations prior to the Exclusion Termination Date that:
     (a) Material Subsidiaries. To SGC’s knowledge, the Subsidiaries of Xantic listed in Part I of Schedule 7.02(a) hereto include all of the Subsidiaries of Xantic. The Subsidiaries of Xantic listed in Part II of Schedule 7.02(a) hereto (the “Material Xantic Subsidiaries”) include all of the Subsidiaries of Xantic material to the assets and operations of Xantic. To SGC’s knowledge, Xantic’s Subsidiaries other than the Material Xantic Subsidiaries, considered in the aggregate as a single Subsidiary, are not material to the assets and operations of Xantic or the Material Xantic Subsidiaries.
     (b) Incorporation and Good Standing of Xantic and its Subsidiaries. Except as would not reasonably be expected to result in a Xantic Material Adverse Change, each of Xantic and its Subsidiaries has been duly incorporated or otherwise formed and is validly existing as a corporation, limited liability company, partnership or other legal entity in good standing under the Laws of the jurisdiction of its incorporation or formation and has power and authority to own, lease and operate its properties and to conduct its business as presently conducted. To SGC’s knowledge, each of Xantic and its Subsidiaries is duly qualified as a foreign corporation, limited liability company, partnership or other legal entity to transact business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Xantic Material Adverse Change. To SGC’s knowledge, except as would not reasonably be expected to result in a Xantic Material Adverse Change, all of the issued and outstanding capital stock or other form of ownership interests of or in each Material Xantic Subsidiary has been duly authorized and validly issued, and, to the extent applicable, is fully paid and nonassessable and is owned by Xantic, directly or through Material Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrances or any applicable securities Laws.
     (c) All Necessary Permits, etc. To SGC’s knowledge, each of Xantic and the Material Xantic Subsidiaries possesses such certificates, authorizations or permits (collectively, “Xantic Governmental Licenses”) issued pursuant to or otherwise required by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by it, except where the failure to so possess would not result in a Xantic Material Adverse Change. To SGC’s knowledge, each of Xantic and the Material Xantic Subsidiaries is in compliance with the terms and conditions of all such Xantic Governmental Licenses, except where the failure to comply would not result in a Xantic Material Adverse Change. To SGC’s knowledge, all of the Xantic Governmental Licenses are valid and in full force and effect, except where the invalidity of such Xantic Governmental Licenses or the failure of such Xantic Governmental Licenses to be in full force and effect would not result in a Xantic Material Adverse Change. To SGC’s knowledge, neither Xantic nor any Material Xantic Subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-

compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavourable decision, ruling or finding, would result in a Xantic Material Adverse Change.
     (d) Non-Contravention of Existing Instruments. To SGC’s knowledge, neither Xantic nor any Material Xantic Subsidiary is in violation of its charter, by-laws or similar organizational documents or is in default (or with the giving of notice or lapse of time would result in a default) (“Xantic Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which Xantic or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of Xantic or any Material Xantic Subsidiary is subject (each, an “Existing Xantic Instrument”), except for such Xantic Defaults as would not, individually or in the aggregate, result in a Xantic Material Adverse Change. To SGC’s knowledge, the execution and delivery of this Agreement, the Credit Documents and the Acquisition Agreement and the consummation of the transactions contemplated hereby or thereby (i) will not result in any violation of the provisions of the charter or by-laws of Xantic or any of its Subsidiaries, (ii) will not conflict with or constitute a breach of, or Xantic Default or a Xantic Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Xantic or any Material Xantic Subsidiary pursuant to, or require the consent of any other party to, any Existing Xantic Instrument, except for such conflicts, breaches, Xantic Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Xantic Material Adverse Change and (iii) will not result in any violation of any Law, administrative regulation or administrative or court decree applicable to Xantic or any of its Subsidiaries, except for such violations as would not, individually or in the aggregate, result in a Xantic Material Adverse Change. As used herein, a “Xantic Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by Xantic or any of its Subsidiaries.
     (e) Preparation of the Financial Statements. To SGC’s knowledge, the Xantic Financial Statements present fairly, in all material respects, the consolidated financial position of Xantic and its Subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. To SGC’s knowledge, the Xantic Financial Statements have been prepared, in all material respects, in conformity with generally accepted accounting principles as applied in the Netherlands applied on a consistent basis throughout the periods specified, except as may be expressly stated in the related notes thereto, and have been reconciled to generally accepted accounting principles as applied in the United States in accordance with Item 18 of Form 20-F under the Exchange Act.
     (f) No Material Actions or Proceedings. To SGC’s knowledge, except as has been disclosed to the Agent and the Lead Arrangers, there are no legal or governmental actions, suits or proceedings pending or, to SGC’s knowledge, threatened (i) against or affecting Xantic or any of its Subsidiaries, or (ii) which have as the subject thereof any property owned or leased by, Xantic or any of its Subsidiaries, and any such action, suit or proceeding, if determined adversely to Xantic or such Subsidiary, would result in a Xantic Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement, the other Credit Documents and the Acquisition Agreement. To SGC’s knowledge, no material labour dispute with the employees of Xantic or any of its Subsidiaries exists or is threatened or imminent that could reasonably be expected to result in a Xantic Material Adverse Change.
     (g) Compliance with Laws. To SGC’s knowledge, each of the properties that is owned or leased by Xantic or a Material Xantic Subsidiary has been used, and Xantic and each Material Xantic Subsidiary are, in compliance with all applicable Laws, except for any non- compliance with any applicable Laws which would not result in a Xantic Material Adverse Change.
     (h) Debt. Schedule 7.02(h) sets forth the commitments of any lenders for all Debt of Xantic and each Material Xantic Subsidiary as at the date hereof.
     (i) Liens. There exists no Liens on any Assets of Xantic or on any Asset of any Material Xantic Subsidiary other than Permitted Liens described in clauses (a) to (n) of the definition of “Permitted Liens” and those Liens set forth in Schedule 7.02(i).
     (j) Acquisition Agreement. The execution and delivery of the Acquisition Agreement by SGC and the performance by SGC of its obligations thereunder have been duly authorized by all necessary corporate action. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Entity or other Person is or was necessary in connection with the execution and delivery and performance of its obligations by SGC under the Acquisition Agreement except as are in full force and effect, unamended, as at the date of this Agreement. The Acquisition Agreement (i) has been duly executed and delivered by SGC and, to the knowledge of SGC, the Xantic Sellers and (ii) constitutes legal, valid and binding obligations of SGC and, to the knowledge of SGC, the Xantic Sellers enforceable against SGC and, to the knowledge and SGC, the Xantic Sellers, as the case may be, in accordance with its terms, subject only to any limitation under Applicable Laws relating to (i) bankruptcy, insolvency, reorganization, moratorium or creditors’ rights generally; and (ii) the discretion that a court may exercise in the granting of equitable remedies.
     (k) Xantic Sellers’ Warranties in Acquisition Agreement. The Xantic Sellers’ warranties contained in Section 1 of Schedule 11 to the Acquisition Agreement are, to SGC’s knowledge, true and correct as of the date hereof, subject to the Disclosure Letter and the Updated Disclosure Letter.
     (l) No Xantic Material Adverse Change. To SGC’s knowledge, except as otherwise disclosed in the Disclosure Letter, the Updated Disclosure Letter and the September 30, 2005 Xantic Financial Statements, since December 31, 2004: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of Xantic and its Subsidiaries, considered as one entity (any such change is called a “Xantic Material Adverse Change”); (ii) Xantic and its Subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business or entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by Xantic or, except for dividends paid to Xantic or other Subsidiaries, any of its Subsidiaries on any class of capital stock or repurchase or redemption by Xantic or any of its Subsidiaries of any class of capital stock.
          (2) SGC agrees that the representations and warranties contained in Section 7.01 shall apply to Xantic and its Subsidiaries on and after the Exclusion Termination Date each time the representations and warranties contained in Section 7.01 are either made or deemed to be made pursuant to this Agreement. Concurrently with the first date subsequent to the Exclusion Termination Date on which the representations and warranties contained in Section 7.01 are either made or deemed to be made, SGC shall deliver such updated forms of the Schedules hereto in form and substance satisfactory to the Agent acting reasonably (the “Updated Disclosure Schedules”) as are necessary to ensure the accuracy of all such representations and warranties when so made or deemed made.
Section 7.03 Survival of Representations and Warranties
          The representations and warranties in this Agreement and in any certificates or documents delivered to the Agent and the Lenders shall not merge in or be prejudiced by and shall survive any Accommodation and shall continue in full force and effect so long as any amounts are owing by the Borrowers to the Lenders under this Agreement.

ARTICLE 8
COVENANTS OF SGC
Section 8.01 Affirmative Covenants
          So long as any amount owing under this Agreement remains unpaid or any Lender has any obligation under this Agreement, and unless consent to the contrary is given in accordance with Section 11.01, SGC shall:
     (a) Financial Reporting. Deliver to the Agent (with sufficient copies for each Lender) (i) as soon as available and in any event within 45 days after the end of each of the first three Financial Quarters in each Financial Year (y) a consolidated balance sheet of SGC as of the end of the Financial Quarter, and (z) the related consolidated statements of operations and cash flow for the Financial Quarter and (if already available for the corresponding previous period) for the period commencing at the end of the previous Financial Year and ending with the end of the Financial Quarter; in each case (except for the statement of cash flow) setting forth in comparative form the figures, if such figures are already available, for the corresponding Financial Quarter and corresponding portion of the previous Financial Year; (ii) as soon as available and in any event within 120 days after the end of each Financial Year (including, for greater certainty, the Financial Year ending December 31, 2005), a copy of the audited consolidated financial statements of SGC for the Financial Year reported on by SGC’s independent auditors (in the case of clauses (i) and (ii) above, it is agreed that SGC may furnish the information specified therein by notifying the Agent in writing that such information is, and making such information, available on SEDAR); (iii) together with each delivery of financial statements specified in Section 8.01(a)(i) and (ii) above, a Compliance Certificate; (iv) together with the financial statements delivered pursuant to this Section 8.01 (a), a reconciliation of such financial statements to U.S. GAAP; (v) together with the financial statements delivered pursuant to Section 8.01(a)(ii) in respect of the Financial Year ending December 31, 2004 and each Financial Year thereafter, a certificate of a senior officer of SGC (in the form of Schedule 7 and providing such detail as the Agent may reasonably require) as to Excess Cash Flow for such Financial Year; (vi) as soon as practicable and in any event within 120 days after the end of each Financial Year, the Annual Business Plan.
     (b) Additional Reporting Requirements. Deliver to the Agent (with sufficient copies for each of the Lenders) (i) as soon as available, and in any event within five Business Days after SGC or any Subsidiary of SGC learns of the occurrence of a Default or Event of Default, a statement of the chief financial officer of SGC or any other officer acceptable to the Agent setting forth the details of the Default or Event of Default and the action which SGC proposes to take or has taken; (ii) written notice of any Material Adverse Change or any event which, with notice or lapse of time or both, could reasonably be expected to result in a Material Adverse Change or Event of Default within five Business Days after SGC or any Subsidiary of SGC learns thereof; (iii) together with the Compliance Certificate to be delivered pursuant to Section 8.01(a)(iii), written notice of any previously undisclosed (q) trademarks, tradenames, copyrights, patents and intellectual property licences (other than software licences), (r) jurisdictions (or registration districts within such jurisdictions) in which SGC or any of its Subsidiaries has any place of business or stores any tangible personal property with a value exceeding $500,000 (or the equivalent amount in any other currency), (s) Subsidiaries of SGC or membership, partnership, joint venture, syndicate interest or other interest of SGC or any of its Subsidiaries in any other Person, (t) actions, suits, arbitrations or proceedings pending, taken or threatened before or by any Governmental Entity or other Person affecting SGC or any of its Subsidiaries, (u) Lease or acquisition of real property by SGC or any of its Subsidiaries, (v) Material Permits, (w) pension plans of SGC or any of its Subsidiaries (x) Material Agreements, and (y) labour contracts or collective agreements of SGC or any of its Subsidiaries in each case promptly after SGC or any of its Subsidiaries learns thereof; (iv) from time to time upon request of the Agent, evidence of the maintenance of all insurance required to be maintained pursuant to this Agreement, including originals or copies as the Agent may request of policies, certificates of insurance, riders, endorsements and proof of premium payments; (v) promptly upon their issuance, copies of all notices, reports, press releases, circulars, offering documents and other documents filed with, or delivered to, any stock exchange or the Ontario Securities Commission or a similar Governmental Entity in any other jurisdiction (it is agreed that the Borrower may furnish the information specified in this 8.01(b)(v) by making such information available on SEDAR); (vii) written notice of any breach or alleged breach of any representations, warranties, covenants or other agreements contained in the Acquisition Agreement or any other transaction document delivered in connection therewith (an “Acquisition Breach”) or any event, condition or circumstance which with the giving of notice, the passage of time or the happening of some other event could result in an Acquisition Breach within one Business Day after SGC or any Subsidiary of SGC learns thereof; and (viii) such other information respecting the condition or operations, financial or otherwise, of SGC or any of its Subsidiaries as the Agent, on behalf of the Lenders, may from time to time reasonably request.
     (c) Corporate Existence. Except as otherwise permitted in this Agreement, preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, and, except where the failure to so preserve and maintain would not have a Material Adverse Effect, its agreements, licenses, operations, contracts, franchises and other arrangements.
     (d) Compliance with Laws, etc. Comply, and cause each of its Subsidiaries to comply, with the requirements of all applicable Laws, except where (i) the failure to so comply would not reasonably be expected to have a Material Adverse Effect, or (ii) the failure to so comply involves a Law relating to corruption or bribery.
     (e) Status of Accounts and Collateral. With respect to the Collateral (i) maintain, or cause to be maintained, books and records pertaining to the Collateral in such detail, form and scope as the Majority Lenders reasonably require; (ii) report immediately to the Agent any matters materially adversely affecting the value, enforceability or collectibility of the Collateral, taken as a whole; (iii) if any amount payable under or in connection with any account in excess of Cdn. $25,000 (or the equivalent amount in any other currency) is evidenced by a promissory note or other instrument, immediately pledge, endorse, assign and deliver, or cause each of its Subsidiaries to pledge, endorse, assign and deliver, to the Lenders the promissory note or instrument, as additional collateral; and (iv) notify the Agent in writing of any agreement respecting SGC or its Subsidiaries under which any terms of sale or service (written or oral) which are materially different from normal operating procedures may have been or will be granted.

     (f) Credit Policy and Accounts Receivable. Maintain, and cause each of its Subsidiaries to maintain, at all times, written credit policies consistent with good business practices, adhere to such policies and collect, and cause each of its Subsidiaries to collect, accounts receivable in the ordinary course of business.
     (g) Conduct of Business. Conduct, and cause each of its Subsidiaries to conduct their respective businesses in accordance with good business practice, including obtaining and maintaining all Material Permits.
     (h) Maintenance of Properties, etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its and their properties used or useful in its and their business in good repair, working order and condition (reasonable wear and tear excepted) except where failure to maintain or preserve the properties in that state could reasonably be expected to have a Material Adverse Effect. From time to time, make and cause each of its Subsidiaries to make, all needful and proper repairs, renewals, replacements, additions and improvements to the Subject Properties, so that the Business may be properly and advantageously conducted at all times in accordance with prudent business management.
     (i) Payment of Taxes and Claims. Pay or cause to be paid and cause each of its Subsidiaries to pay or cause to be paid, when due, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its income, sales, capital or profit or any other property belonging to it or upon its Subsidiaries; and (ii) all claims which, if unpaid, might by law give rise to a Lien upon any material assets of SGC or its Subsidiaries, except any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings and in respect of which SGC or its Subsidiaries have established adequate reserves in accordance with GAAP or which are Permitted Liens.
     (j) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business in accordance with GAAP.
     (k) Visitation and Inspection. At any reasonable time or times, permit or cause its Subsidiaries to permit each Lender and the Agent to visit the properties of SGC and its Subsidiaries, and to discuss their affairs, finances and accounts with the officer appointed as (or performing the functions of) the chief financial officer of SGC.
     (l) Maintenance of Insurance. At all times maintain or cause to be maintained, in respect of itself and each of its Subsidiaries, insurance with responsible insurance carriers and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which SGC or any of its Subsidiaries, as the case may be, operate, with such policies, in the case of property insurance policies, showing the Agent and the Lenders as loss payees or additional insured, as applicable, under a mortgage clause in a form approved by the Insurance Bureau of Canada and the equivalent governing body of the United States of America, as applicable.
     (m) Proceeds. Use, and cause Stratos LP to use, proceeds of all Accommodations solely for the purposes thereof as specified in Section 2.03.

     (n) Payment. Pay or cause to be paid all sums due under this Agreement and the other Credit Documents according to the terms hereof and thereof.
     (o) Cure Defects. Promptly cure or cause to be cured any defects in the execution and delivery of any of the Credit Documents or any defects in the validity or enforceability of any of the Security and at its expense, execute and deliver or cause to be executed and delivered, all such agreements, instruments and other documents as the Majority Lenders, acting reasonably, may consider necessary or desirable for the foregoing purposes.
     (p) Further Assurances. At its cost and expense, upon request of the Agent, execute and deliver or cause its Subsidiaries to execute and deliver to the Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent to carry out more effectually the provisions and purposes of the Credit Documents.
     (q) Credit Rating. Maintain a senior secured credit rating with S&P and Moody’s.
     (r) Eligible Hedging Agreements. Each Borrower party to an Eligible Hedging Agreement shall pay to the relevant Hedge Lender all amounts owing thereunder when such amounts are due and payable and perform all of its other obligations thereunder in accordance with the provisions thereof.
     (s) Acquisition. Acquire or cause Stratos B.V. to acquire all of the Xantic Stock pursuant to the Acquisition Agreement with good and marketable title thereto free and clear of all Liens by no later than 5:00 p.m. (Toronto time) on Wednesday, February 15, 2006. At all times on and after the Acquisition Date, SGC shall cause (i) Xantic B.V. to remain a direct wholly-owned Subsidiary of Stratos B.V., and (ii) Stratos B.V. to remain a direct wholly-owned Subsidiary of Stratos Cyprus.
     (t) Assets List. Deliver to the Agent and the Lenders no later than 30 days following the Closing Date a detailed schedule, in form and detail acceptable to the Lenders acting reasonably, of fixed Assets of Xantic and its Subsidiaries.
     (u) Centralized Banking Agreement. Pay, and cause any other CBA Entity to pay, any amounts owing to the Cash Management Bank under the Centralized Banking Agreement when such amounts are due and payable and perform, or cause any other CBA Entity to perform, any other obligation thereunder in accordance with the terms thereof.
     (v) Acquisition Breaches. Take and cause Stratos B.V. to take all such action as may be necessary or desirable in the opinion of the Majority Lenders to (i) preserve and protect in all material respects its and Stratos B.V.’s rights to indemnification for any Acquisition Breaches; and (ii) pursue on a timely basis all legal recourses and remedies it or Stratos B.V. may have against the Xantic Sellers in respect of a Material Acquisition Breach.
Section 8.02 Negative Covenants
          So long as any amount owing under the Credit Agreement remains unpaid or any Lender or the Agent has any obligation under this Agreement and, unless consent is given in accordance with Section 11.01, SGC shall not:

     (a) Debt. Create, incur, assume or suffer to exist or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Debt other than (i) Debt to the Lenders pursuant to this Agreement; (ii) Debt incurred by the Borrowers and the Guarantors (other than Stratos B.V. and Stratos Cyprus), in respect of Purchase Money Mortgages and Capitalized Lease Obligations up to an aggregate outstanding amount, at any time, of U.S. $25,000,000 (or the equivalent amount in any other currency); (iii) Permitted Debt and any refinancing, replacement or renewals of such Permitted Debt not exceeding in principal amount the amount outstanding on the date of the refinancing, renewal or replacement, and otherwise on terms and conditions no more restrictive than the terms and conditions of the Debt to be refinanced, renewed or replaced; (iv) Debt between any Borrower and any Guarantor or, between any Guarantor and any other Guarantor or any Borrower; (v) Subordinated Debt incurred by the Borrowers and the Guarantors, or any of them (other than Stratos B.V. and Stratos Cyprus), provided that no Default or Event of Default has occurred and is continuing or would result from the incurrence thereof and SGC will, after giving effect to the incurrence of such Subordinated Debt, be in compliance with the financial covenants set forth herein at such time (calculated on a pro forma basis as if such Subordinated Debt had been incurred as at the first day of the immediately preceding four Financial Quarters); (vi) unsecured Debt incurred by the Borrowers and the Guarantors, or any of them (other than Stratos B.V. and Stratos Cyprus), up to a maximum aggregate amount of U.S. $50,000,000 (or the equivalent amount in any other currency), provided that no Default or Event of Default has occurred and is continuing or would result from the occurrence of such unsecured Debt and SGC will, after giving effect to the incurrence of such unsecured Debt, be in compliance with the financial covenants set forth herein at such time (calculated on a pro forma basis as if such unsecured Debt had been incurred as at the first day of the immediately preceding four Financial Quarters); (vii) Debt owing by any Restricted Subsidiary to any Borrower or any Guarantor (other than Stratos B.V. and Stratos Cyprus), provided that such Debt constitutes a Permitted Investment of such Borrower or such Guarantor, as the case may be; (viii) Debt incurred by any CBA Entity under the Centralized Banking Agreement (including, for greater certainty, any overdraft in a bank account subject to the Centralized Banking Agreement), provided that, after giving effect to the provisions thereof, the aggregate principal amount of all such Debt at any time does not exceed an amount equal to U.S.$10,000,000 less the aggregate amount of Swingline Advances outstanding at such time; (ix) Debt (including Debt in respect of Purchase Money Mortgages and Capitalized Lease Obligations) incurred by the Excluded Subsidiaries, or any of them, up to a maximum aggregate amount of U.S. $5,000,000 (or the equivalent amount in any other currency) (“Excluded Subsidiary Permitted Debt Basket”); (x) Debt incurred pursuant to the Senior Unsecured Note Offering; (xi) if the Senior Unsecured Note Offering is not completed on or prior to the Closing Date, Debt incurred pursuant to the Bridge Facility; (xii) Debt incurred by Stratos B.V. pursuant to the Acquisition Agreement.
     (b) Liens. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist (A) any Lien on any of their respective Assets (other than Restricted Assets and Excluded Assets) other than (i) in respect of any Borrower or any Guarantor (other than Stratos B.V. and Stratos Cyprus), Permitted Liens, and (ii) in respect of any Borrower or any Guarantor (other than Stratos B.V. and Stratos Cyprus), Purchase Money Mortgages and Capitalized Lease Obligations in the aggregate amount of U.S. $25,000,000; or (B) any Lien on any Restricted Assets or any Excluded Assets, in each case, other than Permitted Liens described in clauses (a) to (n) of the definition of “Permitted Liens”.

     (c) Mergers, Etc. Subject to the next following sentence and except as otherwise permitted in this Agreement, enter into, or permit any of its Subsidiaries to enter into, any transaction (whether by way of reorganization, consolidation, amalgamation, winding-up, merger, sale, lease or otherwise) whereby (i) all or any substantial part of its undertaking or assets would become the property of any other Person; (ii) SGC ceases to hold, directly or indirectly, 100% of the shares of such Subsidiary; or (iii) a Change of Control would occur. SGC and any of its Subsidiaries (other than Stratos B.V. and Stratos Cyprus) or any of its Subsidiaries (other than Stratos B.V. and Stratos Cyprus) and any other Subsidiary of SGC (other than Stratos B.V. and Stratos Cyprus) may enter into such transactions with each other if (v) immediately after giving effect to the transaction, no event shall have occurred and be continuing which constitutes a Default or Event of Default, (w) in the case of a transaction involving SGC, the continuing corporation is also a corporation existing under the laws of Canada or one of its provinces or territories, (x) the continuing corporation assumes SGC’s or the relevant Subsidiary’s obligations, if any, under the Credit Documents pursuant to applicable Law and, at the request of the Agent, an agreement in form and substance satisfactory to the Agent, and (y) at the request of the Agent, the Lenders receive an opinion of counsel to SGC and the relevant Subsidiary (in form and substance satisfactory to the Agent) that the transaction complies with this Section 8.02(c).
     (d) Disposal of Assets Generally. Dispose of, or permit any of its Subsidiaries to Dispose of, any Assets to any Person other than pursuant to Permitted Dispositions.
     (e) Transactions with Related Parties. Except as otherwise permitted in Section 8.02(g) and Section 8.02(h), directly or indirectly, enter into or allow any of its Subsidiaries to enter into, any contract with, make any financial accommodation for or otherwise enter into any transaction with a Related Party except that SGC and any of its Subsidiaries (other than Stratos B.V. and Stratos Ireland) may do so in the ordinary course of and pursuant to the reasonable requirements of business and at prices and on terms not less favourable to SGC or such Subsidiary, as the case may be, than could be obtained in a comparable arm’s length transaction with a Person who is not a Related Party.
     (f) Change in Business. Make any change in the nature of the Business or permit any of its Subsidiaries to make any change in the nature of its business.
     (g) Distributions. Declare, make or pay or permit any of its Subsidiaries to declare make or pay any Distributions, except (provided that no Default or Event of Default has occurred and is continuing or would result therefrom) that (i) SGC or any such Subsidiary may declare and pay dividends to SGC or any Subsidiary of SGC; (ii) SGC or any Guarantor, as the case may be, may make payments on account of principal or interest or both in respect of Debt permitted pursuant to Section 8.02(a)(i), (ii), (iii), (iv), (vi) and (viii); (iii) SGC or any Guarantor, as the case may be, may make payments on account of interest in respect of Subordinated Debt permitted pursuant to Section 8.02(a)(v); (iv) SGC or any such Subsidiary may make payments required to be made pursuant to the provisions of any pension plan; (v) at any time that the Consolidated Debt to Consolidated EBITDA ratio calculated on a pro forma basis, taking into account the payments referred to in this clause (v), is not more than 3.0:1 (x) SGC may declare and make payments of stock dividends, cash dividends, redemptions and repurchases of equity interests during a particular Financial Year, and (y) SGC may make payments in respect of Permitted Investments during a particular Financial Year; (vi) at any time that the Consolidated

Debt to Consolidated EBITDA ratio calculated on a pro forma basis, taking into account the payments referred to in this clause (vi), exceeds 3.0:1 (x) SGC may declare and make payments of stock dividends, cash dividends, redemptions and repurchases of equity interests during a particular Financial Year, and (y) SGC may make payments in respect of Permitted Investments during a particular Financial Year, provided that at such time the aggregate amount of all payments referred to in this clause (vi) made during a particular Financial Year does not exceed 50% of Excess Cash Flow for most recently ended Financial Year; (vii) any Subsidiary of SGC may make redemptions and repurchases of equity interests (including equity interests held by SGC); (viii) any Restricted Subsidiary may make payments on account of principal or interest or both in respect of Debt permitted pursuant to Section 8.02(a)(vii); (ix) any Excluded Subsidiary may make payments on account of principal or interest or both in respect of Debt permitted pursuant to Section 8.02(a)(ix); (x) SGC may make payments on account of principal or interest or both in respect of Debt permitted by Section 8.02(a)(x) or Section 8.02(a)(xi), as the case may be, when such payment of principal or interest is scheduled to be paid in accordance with the terms of the applicable agreement or instrument governing such Debt, provided that SGC shall not repay, redeem, defease or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; any amounts owing in respect of such Debt; and (xi) Stratos B.V. may make payments on account of principal or interest or both in respect of Debt permitted pursuant to Section 8.02(a)(xii).
     (h) Investments. Make or permit any of its Subsidiaries to make, any Investment, except for Permitted Investments.
     (i) Subsidiaries. Incorporate, establish or acquire any Person or commence to carry on the Business, otherwise than through SGC and its Subsidiaries existing as of the date of this Agreement, except (subject to the third last sentence of the definition of “Permitted Investments”) a Person (i) which has (or in the event of the incorporation or establishment of such Person will have, promptly following such incorporation or establishment) executed and delivered to the Agent a guarantee (in form and substance satisfactory to the Lenders) of all of the obligations of the Borrowers under this Agreement and the other Credit Documents; (ii) in respect of which the Agent, on behalf of and for the rateable benefit of the Lender Parties, shall be granted, promptly upon such establishment or acquisition, a first priority perfected security interest (whether by way of registration or otherwise and subject only to Permitted Liens) over all of the Assets of such Person (subject only to exceptions agreed to by the Lenders in writing, acting reasonably); (iii) in the case of any acquired Person or any Subsidiary of such Person incorporated in each case in England and Wales that is required under this Section 8.02(i) to grant a guarantee or security to the Agent for the rateable benefit of the Lender Parties, in respect of which SGC shall have provided evidence satisfactory to the Agent, before such acquisition, that such Person and its English Subsidiaries, if any, are lawfully capable of granting such guarantee or security under English law and that all requirements of law (including without limitation under the Companies Act 1985 (an English statute), if any, relating to the giving of financial assistance) required to enable such Person and its English Subsidiaries, if any, lawfully to provide such guarantee or security have been duly completed; (iv) in respect of which the Agent, for the rateable benefit of the Lender Parties, shall have been (or in the event of the incorporation or establishment of such Person the Agent, for the benefit of the Lender Parties, promptly following such incorporation or establishment, shall be) granted a first priority perfected security interest (whether by way of registrations or otherwise and subject only to Permitted Liens) over all of the shares, partnership interest, units or other securities (subject only to exceptions agreed to by the Lenders, in writing, acting reasonably); and (v) in respect of which the Lenders shall have received an opinion of counsel to SGC (in form and substance satisfactory to the Lenders) as to the matters specified in (i), (ii), (iii) and (iv) above.
     (j) Compromise of Accounts. Compromise or adjust or permit any of its Subsidiaries to compromise or adjust any of its accounts receivable (or extend the time for payment thereof) or grant any discounts, allowances or credits, in each case other than in the normal course of business.
     (k) Invoices. Re-date any invoice or sale or provision of service or make sales or provide services on extended dating beyond that customary in the Business or the business of its Subsidiaries or permit any of its Subsidiaries to do the same.
     (l) Business Outside Certain Jurisdictions. Have or permit any of its Subsidiaries to have any place of business or keep or store any material tangible property outside of those jurisdictions (or registration districts within such jurisdictions) set forth in Schedule 8.02(1) (i) except upon 30 days’ written notice to the Agent; and (ii) unless SGC has done or caused to be done all such acts and things and executed and delivered or caused to be executed and delivered all such deeds, transfers, assignments and instruments (including opinions of counsel to SGC) as the Agent may reasonably require such that the Agent, for the rateable benefit of the Lender Parties, shall have or continue to have a first priority perfected security interest (whether by way of registration or otherwise and subject only to Permitted Liens) over all of the Assets of such Person (subject to exceptions agreed to by the Lenders in writing, acting reasonably).
     (m) Amendments. Allow any amendment to (i) the Indenture or the Acquisition Agreement if such amendment could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Agent’s and the Lender Parties’ rights and remedies under the Credit Documents or on the Borrowers’ ability to pay all amounts owing under the Credit Documents when such amounts become due and payable, and (ii) any other Material Agreement or Material Permit of SGC or any of its Subsidiaries if such amendment could reasonably be expected to have a Material Adverse Effect.
     (n) Ownership of Assets. At any time prior to the date that the Majority Lenders have requested, and SGC has provided, the guarantee and the security interests specified in Section 2.11 in respect of a Designated International Subsidiary, cause or permit such Designated International Subsidiary to own any material Assets, own or possess any Material Permit, carry on any business generating more than U.S. $500,000 in revenues for such Designated International Subsidiary in any financial year or create, incur, assume or permit any Debt or obligations of any kind to remain outstanding (other than Debt and obligations to SGC or a Guarantor, Debt and obligations for taxes and other amounts owing to public authorities).
     (o) Certain Distributions. At any time prior to the date that the Majority Lenders have requested, and SGC has provided, the guarantee and the security interests specified in Section 2.11 in respect of a Designated International Subsidiary, cause or permit any dividend, interest payment, Distribution or other payment of any nature or kind to be made by a Subsidiary of SGC to such Designated International Subsidiary unless such dividend, interest, Distribution or other payment is, forthwith after receipt thereof, transferred to SGC or any other Subsidiary of SGC and is ultimately held by a Borrower or a Guarantor.

     (p) Auditors. Change its auditors without the prior written consent of the Agent, which consent shall not be unreasonably withheld.
     (q) Financial Year. Change its Financial Year end.
     (r) Tax Matters. (A) Make or cause to be made an election to have Stratos LP be treated other than as a corporation for U.S. federal income tax purposes; (B) permit Stratos LP to conduct activities which constitute a United States trade or business within the meaning of Section 864 of the Code and applicable Treasury Regulations; or (C) permit any Person that is a non-resident of Canada within the meaning of the ITA to be the general partner or a limited partner of Stratos LP.
     (s) Acquisition of Assets. Permit Stratos Cyprus, Stratos B.V. or Stratos Ireland to own or acquire any Assets other than those Assets specified in Section 7.01(i) in respect of such Person, except that (i) Stratos Ireland may acquire other Assets, provided that such Assets are subject to a first priority perfected security interest granted by Stratos Ireland to the Agent for the rateable benefit of the Lender Parties; and (ii) Stratos B.V. and Stratos Cyprus may make Investments of the type permitted by clause (d) of the definition of “Permitted Investments”, provided that such Investments are subject to a first priority perfected security interest granted by Stratos B.V. or Stratos Cyprus, as the case may be, to the Agent for the rateable benefit of the Lender Parties.
Section 8.03 Financial Covenants
          (1) So long as any amount owing under this Agreement remains unpaid or any Lender has any obligation under this Agreement, and unless consent is given in accordance with Section 11.01.SGC shall:
     (a) Maintenance of Consolidated EBITDA to Cash Interest Expense. Maintain, as at the end of each Financial Quarter for the four Financial Quarters then ended, commencing with the Financial Quarter ending December 31, 2005, a ratio of Consolidated EBITDA (calculated in accordance with Section 8.03(2)) to Cash Interest Expense (calculated in accordance with Section 8.03(2)) of not less than 2.25:1 for Financial Quarters ending on or prior to December 31, 2006 and, for Financial Quarters ending thereafter, not less than 2.5:1.
     (b) Maintenance of Consolidated Debt to Consolidated EBITDA. Maintain a ratio of Consolidated Debt to Consolidated EBITDA (calculated in accordance with Section 8.03(2)) of not more than: (i) 5.5:1 at all times during the period between and including the date hereof and December 31, 2006; (ii) 5.25:1 at all times during the period between and including January 1, 2007 and June 30, 2007; and (iii) 5.0:1 at all times thereafter.
     (c) Maintenance of Consolidated Senior Secured Debt to Consolidated EBITDA. Maintain a ratio of Consolidated Senior Secured Debt to Consolidated EBITDA (calculated in accordance with Section 8.03(2)) of not more than: (i) 3.5:1 at all times during the period between and including the date hereof and December 31, 2006; (ii) 3.25:1 at all times during the period between and including January 1, 2007 and June 30, 2007; and (iii) 3.0:1 at all times thereafter.

     (d) Maintenance of Fixed Charge Ratio. Maintain, as at the end of each Financial Quarter in each Financial Year, commencing with the Financial Quarter ending on December 31, 2005, a minimum ratio of Adjusted Consolidated EBITDA for the most recently completed four Financial Quarters (calculated in accordance with Section 8.03(2)) to the sum of (x) Cash Interest Expense for the most recently completed four Financial Quarters (calculated in accordance with Section 8.03(2)), and (y) all scheduled payments of principal on account of Consolidated Debt for the four Financial Quarters following the end of such Financial Quarter, of not less than 1.0:1 for Financial Quarters ending on or prior to December 31, 2006, and for Financial Quarters ending thereafter, not less than 1.1:1. For greater certainty, (i) amounts paid or payable by the Borrowers pursuant to Section 2.05 shall not be included in clause (y) above; and (ii) the repayment in respect of the Operating Facility under Section 2.04(1), the prepayment of the Original Term B Obligations, the last principal payment in respect of the Term A Facility specified in Section 2.04(2) and the last principal payment in respect of the Term B Facility specified in Section 2.04(3) shall not be included in clause (y) above.
          (2) If a ratio set forth in Section 8.03(1) is being calculated at any time after (i) the date on which the Acquisition is completed or (ii) the date on which any Borrower or any Guarantor has made an Investment permitted under clauses (g) and (h) of the definition of “Permitted Investments”, the calculation of such ratio shall be done on a pro forma basis in accordance with GAAP so as to include in such calculation the Consolidated EBITDA or the Cash Interest Expense, as applicable, attributable to the purchased shares or other securities or the Purchased Assets as if such shares, other securities or Purchased Assets had been purchased at the commencement of the previous rolling four Financial Quarters.

ARTICLE 9
EVENTS OF DEFAULT
Section 9.01 Events of Default
          If any of the following events (each an “Event of Default”) occurs and is continuing:
     (a) a Borrower fails to pay any principal amount of the Accommodations Outstanding when such amount becomes due and payable;
     (b) a Borrower fails to pay any interest or Fees or any other amounts payable by a Borrower hereunder when they become due and payable and such failure remains unremedied for a period of three Business Days;
     (c) any representation or warranty or certification made or deemed to be made by SGC or a Subsidiary of SGC or any of their respective directors or officers in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;
     (d) until the first day after the Exclusion Termination Date on which the representations and warranties contained in Section 7.01 are either made or deemed to be made pursuant to this Agreement, any of the Xantic Sellers’ representations and warranties contained in Section 1 of Schedule 11 to the Acquisition Agreement shall prove to have been untrue or incorrect and the failure of such representation and warranty to be true and correct when made or deemed to be made could reasonably be expected to have a Material Adverse Effect;
     (e) SGC fails to perform, observe or comply with any of the covenants contained in Sections 8.01(a), 8.01(b), 8.01(c), 8.01(d), 8.01(e), 8.01(f), 8.01(g), 8.01(h), 8.01(i), 8.01(j), 8.01(k), 8.01(l), 8.01(m), 8.01(p), 8.01(t) and such failure remains unremedied for ten Business Days following notice of such failure by the Agent to the Borrowers;
     (f) SGC fails to perform, observe or comply with any of the covenants contained in Sections 2.11(5), 8.01(n), 8.01(o), 8.01(q), 8.01(s), 8.02, and 8.03;
     (g) any Borrower fails to perform, observe or comply with any of the covenants contained in Sections 8.01(r) and 8.01(u) and such failure remains unremedied for a period of three Business Days;
     (h) SGC or any Subsidiary of SGC fails to perform, observe or comply with any other term, covenant or agreement contained in any Credit Document to which it is a party and such failure remains unremedied for ten Business Days following notice of such failure by the Agent to the Borrowers;
     (i) SGC or any of its Subsidiaries fails to pay when due the principal of, or premium or interest on, any of its Debt (excluding Debt under this Agreement) which is outstanding in an aggregate principal amount exceeding U.S. $10,000,000 (or the equivalent amount in any other currency) when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to the Debt; or any other event occurs or condition exists, and continues after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt, if the effect of such event is to accelerate, or permit the acceleration of the Debt; or any such Debt shall be declared to be due and payable prior to its stated maturity;
     (j) SGC or any of its Subsidiaries fails to perform or observe any material term, covenant or agreement contained in any Material Agreement on its part to be performed or observed; or any Material Agreement is terminated or revoked or permitted to lapse (other than in accordance with its terms or as approved by the Agent); or any party to any Material Agreement delivers a notice of termination or revocation (other than in accordance with its terms or as approved by the Agent) in respect of the Material Agreement;
     (k) any judgment or order for the payment of money in excess of U.S. $10,000,000 (or the equivalent amount in any other currency) is rendered against SGC or any of its Subsidiaries and either (i) enforcement proceedings have been commenced by a creditor upon the judgment or order; or (ii) there is any period of fifteen consecutive days during which a stay of enforcement of the judgment or order, by reason of a pending appeal or otherwise, is not in effect;
     (l) SGC or any of its Subsidiaries incurs any Environmental Liabilities which will require expenditures, (i) for any one occurrence, in excess of U.S. $1,000,000; or (ii) aggregating in any Financial Year on a consolidated basis, U.S. $2,000,000;
     (m) there shall be any Change of Control, whether through issuance of shares, by the transfer of legal or beneficial ownership of outstanding shares (by way of sale, assignment, grant of security interest (other than to the Agent or the Lenders) or otherwise);
     (n) SGC or any of its Subsidiaries (i) becomes insolvent or generally not able to pay its debts as they become due; (ii) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors; (iii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) dissolution, liquidation, winding-up, reorganization, assignment, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any moratorium or plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, statutory manager, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, examiner, custodian or other similar official for it or for any substantial part of its properties and assets) occurs; or (iv) takes any corporate or partnership action to authorize any of the above actions;
     (o) the audited consolidated financial statements of SGC are qualified in any respect by the Borrower’s independent auditors;

     (p) any of the Credit Documents shall, except as the result of the acts or omissions of the Lenders, fail to provide the Lender Parties a first priority perfected security interest over all of the Assets of SGC and its Subsidiaries or the rights, title, interest, remedies, powers or privileges intended to be created thereby (including a Lien on the collateral described therein, subject only, as to priority, to Permitted Liens and such exceptions as are permitted pursuant to this Agreement, the Undertaking and Waiver Agreement or any other Credit Documents or as otherwise agreed to in writing by the Lenders) or cease to be in full force and effect, or the validity thereof or the applicability thereof to the Accommodations or any other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of SGC, its Subsidiaries or any other party thereto (other than the Agent or any Lender);
     (q) any Material Permit shall be modified, revoked or cancelled by the issuing party or other Governmental Entity having jurisdiction and such modification or loss of such permit can reasonably be expected to have a Material Adverse Effect;
     (r) the Borrowers fail to make a Disposition Offer within 190 days of the Disposition Triggering Event; or
     (s) any information contained in the Updated Disclosure Schedules constitutes information which could reasonably be expected to have a Material Adverse Effect;
           then the obligation of the Lenders to make further Accommodations shall immediately terminate and the Agent may, and shall at the request of the Majority Lenders, declare the Accommodations Outstanding, all accrued interest and Fees and all other amounts payable under this Agreement to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrowers; provided, however, that if an Event of Default described in Section 9.01(n) occurs and is continuing, then the obligation of the Lenders to make further Accommodations shall immediately terminate and all Accommodations Outstanding, all accrued interest and fees and all other amounts payable under this Agreement shall be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrowers. Upon the declaration of any amount hereunder due and payable and notwithstanding anything herein to the contrary, each Borrower hereby acknowledges that it shall be then indebted to, and shall be obligated to pay to the Agent, as a separate and absolute obligation, all unpaid principal amount of and accrued interest on Accommodations Outstanding, all Fees and all other amounts payable under this Agreement. Such payment to the Agent when made shall be deemed to have been made in discharge of such Borrower’s obligations hereunder, and the Agent shall distribute such proceeds among the Lenders as provided herein.
Section 9.02 Remedies Upon Default
          (1) Upon the Accommodations Outstanding becoming immediately due and payable pursuant to Section 9.01, the Agent shall at the request of, or may with the consent of, the Majority Lenders, commence such legal action or proceedings as the Majority Lenders in such Lenders’ sole discretion, deem expedient, including the commencement of enforcement proceedings under the Credit Documents, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any property or assets, or any other action or notice, all of which are expressly waived by the Borrowers.

          (2) After all the Accommodations Outstanding have been paid in full and final satisfaction and all Commitments hereunder have been cancelled, the Agent shall at the request of, or may with the consent of, any Hedge Lender, commence such legal action or proceedings as such Hedge Lender in such Hedge Lender’s sole discretion, deems expedient, including the commencement of enforcement proceedings under the Credit Documents, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any property or assets, or any other action or notice, all of which are expressly waived by the Borrowers.
          (3) The rights and remedies of the Agent and the Lender Parties under the Credit Documents are cumulative and are in addition to, and not in substitution for, any other rights or remedies.

ARTICLE 10
THE AGENT AND THE LENDERS
Section 10.01 Authorization and Action
          (1) Each Lender irrevocably appoints and authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under this Agreement as are delegated to it by the terms of this Agreement and the other Credit Documents (other than any Eligible Hedging Agreement and the Centralized Banking Agreement), together with the powers reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Agent shall act or refrain from acting (and shall be fully protected in so doing) upon the joint instructions of the Majority Lenders which instructions shall be binding upon all Lender Parties. The Agent shall not be required to take any action which (i) exposes it to personal liability; (ii) is contrary to this Agreement, the other Credit Documents or any applicable Law, rule, regulation, judgment or order; (iii) would require it to become registered to do business in any jurisdiction; or (iv) would subject it to taxation. The Agent is hereby authorized to sign the Undertaking and Waiver Agreement substantially in the form attached hereto as Schedule 11, the Confirmation and Amending Agreements and the U.K. Deed of Confirmation.
          (2) The Agent has no duties or obligations other than as set out in this Agreement and the other Credit Documents (other than any Eligible Hedging Agreement and the Centralized Banking Agreement) and there shall not be construed against the Agent any implied duties (including fiduciary duties), obligations or covenants. The Agent may execute or perform, and may delegate the execution and performance of, any of its powers, rights, discretions and duties under the Credit Documents through or to any Persons designated by it. References in any Credit Document to the Agent shall include references to any such Persons.
          (3) The Agent is not obliged to (i) take or refrain from taking any action or exercise or refrain from exercising any right or discretion under the Credit Documents; or (ii) incur or subject itself to any cost in connection with the Credit Documents, unless it is first specifically indemnified or furnished with security by the Lender Parties, in form and substance satisfactory to it (which may include further agreements of indemnity or the deposit of funds).
Section 10.02 No Liability
          Neither the Agent nor its directors, officers, Agents or employees shall be liable to any Lender Party for any action taken or omitted to be taken by it or them in connection with the Credit Documents except for its or their own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Agent (i) may treat any Lender as the payee of amounts attributable to its Commitment unless and until the Agent receives an agreement in the form contemplated in Section 11.08(5); (ii) may consult with legal counsel (including legal counsel for the Borrowers), independent accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in accordance with their advice; (iii) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for the form, substance, accuracy or completeness of any Credit Document or any other documents or information made available to the Lender Parties; (iv) has no duty to inspect the property or assets (including books and records) of the Borrowers or any other Person; (v) has no duty to ascertain or inquire as to the existence of a Default or an Event of Default or the observance of any of the terms or conditions of the Credit Documents; (vi) is not responsible to any Lender Party for the execution, enforceability, genuineness, sufficiency or value of any of the Credit Documents; and (vii) shall incur no liability by acting upon any notice, certificate or other instrument believed by it to be genuine and signed or sent by the proper Person.
Section 10.03 Accommodations by Agent
          The Agent has the same rights and powers under this Agreement with respect to its Commitment as any other Lender and may exercise such rights and powers as though it were not the Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, underwrite securities of, and generally engage in any kind of business with, SGC, any of its Subsidiaries or any Person who may do business with or own securities of such Persons, all as if it were not the Agent and without any duty to account to the Lenders Parties.
Section 10.04 Holding of Security; Sharing of Payments, etc.
          (1) Each Lender Party hereby designates and appoints the Agent to hold the Security on trust and for the rateable benefit of the Lender Parties.
          (2) For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Québec, between each Lender Party, taken individually, on the one hand, and the Agent, on the other hand, each such Lender Party acknowledges and agrees with the Agent that such Lender Party and the Agent are hereby conferred the legal status of solidary creditors of each Borrower and each Guarantor in respect of all indebtedness, liabilities or other obligations of each Borrower and each Guarantor arising under or in connection with the Credit Documents, present and future, owed by each Borrower and each Guarantor to each such Lender Party and the Agent (collectively, the “Solidary Claim”). Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Québec, the Borrowers and the Guarantors are irrevocably bound towards the Agent and each Lender Party in respect of the entire Solidary Claim of the Agent and such Lender Party. As a result of the foregoing, each Lender Party and the Agent acknowledge that the Agent and each Lender Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Agent and such Lender Party and the right to give full acquittance for it. Accordingly, without limiting the generality of the foregoing, the Agent, as solidary creditor with each Lender Party, shall at all times have a valid and effective right of action in respect of all indebtedness, liabilities or other obligations arising under the Credit Documents, present and future, of each Borrower and each Guarantor to the Agent and the Lender Parties or any of them and the right to give a full acquittance for same. Each Borrower also acknowledges and agrees with the stipulations hereinabove provided and, by its execution of the Security Documents to which it is a party, each Guarantor shall also be deemed to have accepted the stipulations hereinabove provided. Each Lender Party hereby (a) agrees that the Security shall be held by the Agent for the rateable benefit of the Lender Parties; and (b) agrees that any proceeds from any realization of the Security shall be applied as between the Lender Parties rateably (whether such Security is held in the name of the Agent or in the name of any one or more of the Lender Parties and without regard to any priority to which any Lender Party may otherwise be entitled under applicable Law.). With respect to any and all Security granted prior to the execution of this Agreement, each Lender Party confirms and ratifies the holding of such Security by the Agent on its behalf, as solidary creditor as aforesaid.
          (3) Each Lender Party agrees with the other Lender Parties that (i) it will not, without the prior consent of the other Lender Parties, take or obtain any Lien on any properties or assets of any Borrower or any Subsidiaries to secure the obligations of the Borrowers under this Agreement or a Subsidiary under a Credit Document, except for the benefit of all Lender Parties or as may otherwise be required by Law; and (ii) notwithstanding the provisions of Section 32 of the Special Corporate Powers Act (Quebec), the Agent may, as the Person holding the power of attorney for the Lenders, acquire titles of indebtedness secured by a hypothec in its favour related to the Credit Documents.
          (4) If any Lender Party obtains any payment (whether voluntary, involuntary or through the exercise of any right of set-off or realization of Security) on account of amounts owing to it pursuant to a Credit Document (other than amounts paid pursuant to Section 11.07) in excess of its rateable share of payments obtained by all the Lender Parties with respect to such Credit Document, the Lender Party shall account to and pay over to the other Lender Parties their rateable share of the excess payment and to the extent that such Lender Party has made Accommodations hereunder, shall, upon request, immediately purchase from the other Lender Parties that have made Accommodations hereunder participations in such Accommodations as shall be necessary to cause the purchasing Lender Party to share the excess payment related to the Accommodations (an “Accommodations Excess”) rateably with the other Lender Parties that have made Accommodations hereunder. If all or any portion of the Accommodations Excess payment is recovered from the purchasing Lender Party, the purchase price shall be rescinded and each applicable Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of the recovery together with an amount equal to the Lender Party’s rateable share (according to the proportion that the amount the Lender Party’s required repayment bears to the total amount recovered from the purchasing Lender Party) of any interest or other amount paid by the purchasing Lender Party in respect of the total amount recovered. The Lender Party purchasing a participation from another Lender Party pursuant to this Section 10.04(4) may, to the fullest extent permitted by Law, exercise all of its rights of payment (including any right of set-off) with respect to such participation as fully as if the purchasing Lender Party were a direct creditor of the Borrowers in the amount of the participation and the Borrowers expressly acknowledges the creation of such right.
          (5) On request by, and at the expense of, the Borrowers and provided no Default or Event of Default has occurred and is continuing, the Agent and the Lenders shall discharge and release the Security to the extent required to permit a sale, transfer or other Disposition permitted under this Agreement or consented to by the Lenders.
          (6) The Security shall survive the repayment in full of all Accommodations Outstanding under the Credit Facilities and continue to be effective until all amounts owing to the Hedge Lenders pursuant to any Eligible Hedging Agreement and to the Cash Management Bank under the Centralized Banking Agreement have been repaid in full and final satisfaction.

Section 10.05 Lender Credit Decisions
          Each Lender acknowledges that it has, independently and without reliance upon the Agent, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
Section 10.06 Indemnification
          Each Lender Party shall indemnify and save the Agent harmless (to the extent not reimbursed by the Borrowers) rateably (according to the amount of its Commitment or if such Commitment has been cancelled, the amounts owing to such Lender Party pursuant to all Eligible Hedging Agreements to which it is a party) from any Claim or Loss suffered by, imposed upon or asserted against the Agent as a result of, or arising out of, the Credit Documents or any action taken or omitted by the Agent under the Credit Documents provided that no Lender Party shall be liable for any part of such Loss resulting from the gross negligence or wilful misconduct of the Agent in its capacity as Agent. Without limiting the foregoing, each Lender Party shall reimburse the Agent upon demand for its rateable share of any out-of-pocket expenses incurred by the Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Credit Documents (to the extent not reimbursed by the Borrowers).
Section 10.07 Liability of the Lender Parties inter se
          Each of the Lender Parties agrees with each of the other Lender Parties that, except as otherwise expressly provided in this Agreement, none of the Lender Parties has or shall have any duty or obligation, or shall in any way be liable to any of the other Lender Parties in respect of the Credit Documents or any action taken or omitted to be taken in connection with them.
Section 10.08 Successor Agents
          The Agent may (i) resign at any time by giving written notice to the Lender Parties and the Borrowers, or (ii) be removed at any time with or without cause by the Majority Lenders or, after all of the Accommodations Outstanding have been repaid in full and final satisfaction and all Commitments hereunder have been cancelled, the Hedge Lenders, such resignation or removal to be effective upon the appointment of a successor Agent. Upon notice of any resignation or removal, the Majority Lenders or, after the Accommodations Outstanding have been repaid in full and final satisfaction and all Commitments hereunder have been cancelled, the Hedge Lenders, have the right to appoint a successor Agent who (at any time that no Default or Event of Default has occurred and is continuing) shall be acceptable to the Borrowers, acting reasonably. If no successor Agent is appointed or has accepted the appointment within thirty days after the retiring Agent’s notice of resignation or removal, as the case may be, then the retiring Agent may, on behalf of the Lender Parties or the Hedge Lenders, as applicable, appoint a successor Agent, which is a Lender or, after the Accommodations Outstanding have been repaid in full and final satisfaction and all Commitments have been cancelled, a Hedge Lender. Upon the acceptance of any such appointment by a successor Agent, the successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or removal, as the case may be, the provisions of this Article 10 and Section 11.06 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.
Section 10.09 Dutch Parallel Debt Obligation
          (1) SGC shall cause each Guarantor that provides a security interest or right under Dutch law to the Agent (a “Dutch Grantor”) to irrevocably and unconditionally undertake (and to the extent necessary undertake in advance (bij voorbaat)) to pay to the Agent amounts equal to any amounts owing or incurred by such Dutch Grantor to the Lender Parties under the Credit Documents (whether present or future and whether actual or contingent) as and when the same fall due for payment thereunder (the “Obligations”). Such a payment undertaking and the obligations and liabilities resulting from it by each Dutch Grantor to the Agent are referred to as the “Parallel Debt”.
          (2) Each party to this Agreement acknowledges that (i) the Parallel Debt constitutes, undertakings, obligations and liabilities of the Dutch Grantors to the Agent separate and independent from, and without prejudice to the Obligations (whether present or future and whether actual or contingent) of each Dutch Grantor to the Lender Parties or any of them, and (ii) the Parallel Debt represents the Agent’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of the Parallel Debt from the Dutch Grantors; provided that in all events the aggregate amount which may become due under the Parallel Debt shall never exceed the aggregate amount which may become due under the Obligations.
          (3) Each party to this Agreement agrees that the aggregate amount due by each Dutch Grantor under the Parallel Debt will be decreased to the extent such Dutch Grantor has paid any amounts to the Lender Parties to reduce its outstanding Obligations, except to the extent such payment shall have been subsequently avoided or reduced by virtue of provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application.
          (4) Each party to this Agreement agrees that to the extent a Dutch Grantor has paid any amounts to the Agent under the Parallel Debt the aggregate amount due by such Dutch Grantor under the Obligations will be decreased accordingly, except to the extent such payment shall have been subsequently avoided or reduced by virtue of provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application.
          (5) To the extent the Agent receives any amount in payment of the Parallel Debt, the Agent shall distribute such amount among the Lender Parties in accordance with the terms of this Agreement.
          (6) For the avoidance of doubt, the Parallel Debt will become due and payable (opeisbaar) at the same time and to the same extent as the related Obligations become due and payable.

          (7) Each party to this Agreement confirms that, in accordance with this Section 10.09 the claim of the Agent against each Dutch Grantor in respect of the Parallel Debt does not constitute common property (een gemeenschap) within the meaning of Article 3:166 of the Dutch Civil Code and that the provisions relating to such common property shall not apply. If, however, it shall be held that such claim of the Agent does constitute such common property and such provisions do apply, the parties to this Agreement agree that this Agreement shall constitute the administration agreement (beheersregeling) within the meaning of Article 3:168 of the Dutch Civil Code.
          (8) For the purpose of this Section 10.09, the Agent acts in its own name and on behalf of itself and not as agent or representative of any other party to this Agreement and any security interest granted by a Dutch Grantor to the Agent to secure the Parallel Debt is granted to the Agent in its capacity as creditor of the Parallel Debt.
          (9) The Agent undertakes to apply any amount received or recovered by it in payment of the Parallel Debt as if such amount were received or recovered by it as agent for the Lender Parties in payment of the Obligations.

ARTICLE 11
MISCELLANEOUS
Section 11.01 Amendment
          (1) Subject to Section 2.12 and subsections (2), (3) and (4) hereof, no amendment or waiver of any provision of any of the Credit Documents, nor consent to any departure by a Borrower or any other Person from such provisions, is effective unless in writing and approved by the Majority Lenders and the Borrowers. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.
          (2) Only written amendments, waivers or consents signed by the Borrower and all the Lenders shall (i) subject to Section 2.12, increase a Lender’s Commitment or subject any Lender to any additional obligation; (ii) reduce or forgive the principal or amount of, or interest on (including the Applicable Margins), any Accommodation Outstanding or any Fees; (iii) postpone any date fixed for any payment of principal of, or interest on, any Accommodation Outstanding or any Fees; (iv) increase or decrease the term of any Credit Facility; (v) increase the total Commitments under any Credit Facility; (vi) change the Types of Accommodations available under a Credit Facility; (vii) amend Sections 2.04, 2.05, 2.08, 2.09, 2.11, 6.01, 6.02, 8.02(i), 10.04(1), 10.04(2), 10.04(3) and 10.04(4) or consent to any waiver of such sections; (viii) change (y) subject to Section 2.12, the percentage of the Commitments, or (z) the number or percentage of Lenders required for the Lenders, or any of them, or the Agent to take any action; (ix) permit any amendment to or termination of or release of any Security or any guarantee of SGC or of any Subsidiary of SGC provided in connection with this Agreement or any other Security Document (except as otherwise permitted in Section 10.04(5) and Section 11.01(4)); (x) change the definition of Majority Lenders; or (xi) amend this Section 11.01(2).
          (3) Only written amendments, waivers or consents signed by the Agent in addition to the Majority Lenders, shall affect the rights or duties of the Agent under the Credit Documents.
          (4) No Lender’s consent shall be required to amend the Security Documents to make additions to the Collateral described therein.
Section 11.02 Waiver
          (1) No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right under any of the Credit Documents shall operate as a waiver of such right; nor shall any single or partial exercise of any right under any of the Credit Documents preclude any other or further exercise of such right or the exercise of any other right.
          (2) Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the initial Accommodation and, notwithstanding such initial Accommodation or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of this transaction shall not prejudice any right of one party against any other party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

Section 11.03 Evidence of Debt and Accommodation Notices
          (1) The indebtedness of each Borrower resulting from Accommodations under the Credit Facilities shall be evidenced by the records of the Agent acting on behalf of the Lenders which shall constitute prima facie evidence of such indebtedness.
          (2) Prior to the receipt of any Accommodation Notice, the Agent may act upon the basis of a notice by telephone (containing the same information as required to be contained in the Accommodation Notice) believed by it in good faith to be from an authorized person representing a Borrower. In the event of a conflict between the Agent’s record of any telephone notice of an Accommodation and the related Accommodation Notice, the Agent’s record of the telephone notice shall prevail, absent manifest error.
Section 11.04 Notices, etc.
          Any notice, direction or other communication required or permitted to be given under this Agreement shall, except as otherwise permitted, be in writing and given by delivering it or sending it by telecopy or other similar form of recorded communication addressed, if to the Agent, to it at: Agency Services Group, Royal Bank Plaza, 200 Bay Street, 12th Floor, South Tower, Toronto, Ontario, M5J 2W7, Telephone: (416) 842-3901, Telecopier: (416) 842-4023, if to the Borrowers, to SGC at: Stratos Global Corporation, The Paramount Building, 34 Harvey Road, 4th Floor, St. John’s, Newfoundland, A1C 5X3, Telephone: (709) 724-5839, Telecopier: (709) 724-5315, and, if to the Lenders, at the addresses shown on the signature pages hereto. Any communication shall be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time); (ii) if transmitted by facsimile or similar means of recorded communication on the Business Day following the date of transmission. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.
Section 11.05 Confidentiality
          Each Lender agrees to use its best efforts to ensure that financial statements or other information relating to a Borrower which may be delivered to it pursuant to this Agreement and which are not publicly filed or otherwise made available to the public generally (and which are not independently known to the Lender) will, to the extent permitted by Law, be treated confidentially by the Lender and will not, except with the consent of the Borrowers, be distributed or otherwise made available by the Lender to any Person other than its directors, officers, employees, authorized agents, counsel or other representatives (provided the other representatives have agreed or are under a duty to keep all information confidential) required, in the reasonable opinion of the Lender, to have such information for the purposes of this Agreement. Each Lender is authorized to deliver a copy of any financial statement or any other information which may be delivered to it pursuant to this Agreement, to (i) any pledgee under Section 11.08(7); (ii) actual or potential Participant or Assignee; (iii) any Governmental Entity having jurisdiction over the Lender in order to comply with any applicable Laws; and (iv) any Affiliate of the Lender required, in the reasonable opinion of the Lender, to have such information for the purposes of this Agreement.

Section 11.06 Costs, Expenses and Indemnity
          (1) The Borrowers shall, whether or not the transactions contemplated in this Agreement are completed, indemnify and hold each of the Lenders and the Agent and each of their respective officers, directors, trustees, advisors, employees and agents (each an “Indemnified Person”) harmless from, and shall pay to such Indemnified Person on demand any amounts required to compensate the Indemnified Person for, any Claim or Loss suffered by, imposed on, or asserted against, the Indemnified Person as a result of, connected with or arising out of (i) the preparation, execution and delivery of, preservation of rights under, enforcement of, or refinancing, renegotiation or restructuring of, the Credit Documents and any related amendment, waiver or consent; (ii) any advice of counsel as to the rights and duties of the Agent and the Lenders with respect to the administration of the Credit Facilities, the Credit Documents or any transaction contemplated under the Credit Documents; (iii) a default (whether or not constituting a Default or an Event of Default) by a Borrower hereunder and any enforcement proceedings relating to any of the Credit Documents; (iv) any proceedings brought against the Indemnified Person due to its entering into any of the Credit Documents, performing its obligations under the Credit Documents, providing any Accommodation or any use of any Accommodation by a Borrower, except to the extent caused by the gross negligence or wilful misconduct of the Indemnified Person as determined in a non-appealable judgment rendered by a court of competent jurisdiction.
          (2) The Borrowers shall indemnify and hold the Indemnified Person harmless from and against any and all Environmental Liabilities and costs incurred or suffered by, or asserted against, any of the Indemnified Persons (except for Environmental Liabilities and costs attributable to the gross negligence or wilful misconduct of an Indemnified Party as determined in a non-appealable judgment rendered by a court of competent jurisdiction) including all Environmental Liabilities and costs with respect to or as a direct or indirect result of, (i) the presence on or under or the release or likely release of Hazardous Substances from any properties now, or any time heretofore or hereafter, owned, leased, operated or used by SGC or any of its Subsidiaries; or (ii) the breach by any mortgagor, owner, or lessee of such properties in their use of such properties of any Environmental Laws.
          (3) If, with respect to any applicable Lender, (i) any change in Law or any change in the interpretation or application of any Law occurring or becoming effective after the date hereof; or (ii) compliance by such Lender with any direction, request or requirement (whether or not having the force of Law) of any Governmental Entity (except where such compliance is in respect of any penalty or charges resulting from the failure to pay taxes) made or becoming effective after the date hereof, has the effect of causing Loss to such Lender by (v) increasing the cost to such Lender of performing its obligations under this Agreement or in respect of any Accommodations Outstanding (including the costs of maintaining any capital, reserve or special deposit requirements in connection therewith), (w) requiring such Lender to maintain or allocate any capital or additional capital or affecting its allocation of capital in respect of its obligations under this Agreement or in respect of any Accommodations Outstanding or otherwise reducing the effective return to such Lender under this Agreement or in respect of any Accommodations Outstanding, (x) reducing any amount payable to such Lender under this Agreement or in respect of any Accommodations Outstanding by any amount it deems material (other than a reduction resulting from a higher rate of income tax relating to such Lender’s income in general), (y) causing such Lender to make any payment or to forego any return on, or calculated by reference to, any amount received or receivable by such Lender under this Agreement or in respect of any Accommodations Outstanding, or (z) otherwise reducing the effective return to such Lender under this Agreement or in respect of any Accommodations Outstanding or on its total capital as a result of entering into this Agreement, then, so long as such Lender is taking corresponding action under its other credit facilities comparable to the Credit Facilities, such Lender may give notice to the Borrowers specifying the nature of the event giving rise to such Loss and the Borrowers may either; (iii) on demand, pay such amounts as such Lender may specify to be necessary to compensate it for any such Loss incurred after the date of such notice; or (iv) provided no Loss has yet been suffered by such Lender or the Borrowers have paid the compensating amount to the Lender, repay the Accommodations Outstanding of such Lender and terminate such Lender’s Commitments. A certificate as to the amount of any such Loss, providing reasonable detail of the calculation of such Loss and stating that the Loss calculated therein is not otherwise reflected or recovered in the interest rate on which any Type of Accommodation is based and has been calculated on a like basis for transactions comparable to the transaction contemplated hereby and for a borrower comparable to each Borrower, submitted in good faith by such Lender to the Borrowers shall be conclusive and binding for all purposes, absent manifest error. The Borrower may in its sole discretion prepay Accommodations Outstanding to any Lender that has made a claim pursuant to this Section 11.06(3) (such Lender herein called a “Claiming Lender”), together with amounts, if any, required to compensate such Claiming Lender to the date of such prepayment and such Claiming Lender shall, upon receipt of such prepayment, assign its Lender’s Commitment to one or more new financial institutions or existing Lenders which are (in the case of new financial institutions) acceptable to the Majority Lenders and which agree to assume the Lender’s Commitment of such Claiming Lender’s pursuant to the terms and conditions of an assignment and assumption agreement in the form of Schedule 9. The provisions of Section 11.08 shall apply to such assignment mutatis mutandis.
          (4) The Borrowers shall pay to each applicable Lender on demand any amounts required to compensate such Lender for any loss suffered or incurred by it as a result of (i) any payment being made (due to acceleration of the maturity of an Accommodation pursuant to Article 9, a mandatory or optional prepayment of principal or otherwise) by a Borrower in respect of a BA Instrument, Documentary Credit or Advance, other than on the maturity or expiration or on the last day of a Eurodollar Interest Period applicable to it; (ii) the failure of a Borrower to give any notice in the manner and at the times required by this Agreement; (iii) the failure of a Borrower to effect an Accommodation in the manner and at the time specified in any Accommodation Notice; or (iv) the failure of a Borrower to make a payment or a mandatory repayment in the manner and at the time specified in this Agreement. A certificate as to the amount of any Loss submitted in good faith by a Lender to the Borrower shall be conclusive and binding for all purposes, absent manifest error.
          (5) The provisions of this Section 11.06 shall survive the termination of this Agreement and the repayment of all Accommodations Outstanding. Each Borrower acknowledges that neither its obligation to indemnify nor any actual indemnification by it of any Lender, the Agent or any other Indemnified Person in respect of such Person’s Losses for legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

Section 11.07 Taxes and Other Taxes
          (1) All payments to the relevant Lender Parties or the Agent (or any successor or assignee thereof) by a Borrower under any of the Credit Documents shall be made free and clear of and without deduction or withholding for any and all taxes, levies, imposts, deductions, charges or withholdings and all related liabilities, (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities, other than Excluded Taxes (as defined below), being referred to as “Taxes”) unless such Taxes are required by applicable Law to be deducted or withheld. For the purposes hereof, “Excluded Taxes” shall mean: taxes, levies, imposts, deductions, charges or withholdings including interest, penalties or additions thereto and all related liabilities imposed on or measured by net income or net profits of the relevant Lender Party or Agent, capital taxes or franchise taxes imposed pursuant to the Laws of Canada, the United States of America or by the jurisdiction under the laws of which the Person is organized, in which such Person is resident for tax purposes or in which the principal office or applicable lending office of such Person is located or in which it is otherwise deemed to be engaged in a trade or business for Tax purposes or any subdivision thereof or therein and any branch profits taxes imposed by the United States of America or any similar tax imposed by any jurisdiction described in this Section 11.07(1) above. If a Borrower shall be required by applicable Law to deduct or withhold any such Taxes from or in respect of any amount payable under any of the Credit Documents (i) the amount payable shall be increased (and for greater certainty, in the case of interest, the amount of interest shall be increased) as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to any additional amounts paid under this Section 11.07(1)), the relevant Lender Parties or the Agent receive an amount equal to the amount they would have received if no such deduction or withholding had been made, (ii) a Borrower shall make such deductions or withholdings, and (iii) a Borrower shall immediately pay the full amount deducted or withheld to the relevant Governmental Entity in accordance with applicable Law.
          (2) Each Borrower agrees to immediately pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, financial institutions duties, debits taxes or similar levies (all such taxes, charges, duties and levies being referred to as “Other Taxes”) which arise from any payment made by such Borrower under any of the Credit Documents or the execution, delivery or registration of, or otherwise with respect to, any of the Credit Documents.
          (3) Each Borrower shall indemnify and hold harmless each of the Lender Parties and the Agent for the full amount of Taxes or Other Taxes imposed on or paid by such Lender Parties or the Agent and any liability (including penalties, interest and expenses) arising from or with respect to such Taxes or Other Taxes, whether or not they were correctly or legally asserted. In addition, each Borrower shall indemnify the relevant Lender Parties and the Agent for any Taxes, Other Taxes or tax based on or measured by the overall net income of the Lender Parties or Agent (“Net Income Taxes”) imposed by any jurisdiction on or with respect to any increased amount payable by such Borrower under Section 11.07(1) or Section 11.07(5) or any payment or indemnity payable by such Borrower under Section 11.07(2) or this Section 11.07(3), but only to the extent, if any, that such Taxes, Other Taxes or Net Income Taxes imposed on any Lender Party or the Agent exceed (after taking into account available foreign tax credits, deductions, exemptions or other tax allowances in respect of such payment which may be used by the relevant Lender Party) the amount of such Taxes, Other Taxes or Net Income Taxes that would have been imposed on it in the absence of any increased amount payable by such Borrower under Section 11.07(1) or Section 11.07(5) or any payment or indemnity payable by such Borrower under Section 11.07(2) or this Section 11.07(3). Payment under this indemnification shall be made within 30 days from the date the Agent or the relevant Lender Party, as the case may be, make written demand for it. A certificate containing reasonable detail as to the amount of such Taxes, Other Taxes or Net Income Taxes submitted to the relevant Borrower by the Agent or the relevant Lender Party shall be conclusive evidence, absent manifest error, of the amount due from such Borrower to the Agent or the Lender Parties, as the case may be. Notwithstanding the foregoing, a Borrower shall not be obligated to make payment to a Lender Party or the Agent with respect to interest, penalties or expenses if the amounts arose as a result of failure by the Lender Parties or the Agent to timely pay the Taxes, Other Taxes or Net Income Taxes.
          (4) Each Borrower shall furnish to the Agent and the Lender Parties the original or a certified copy of a receipt, if available, or other reasonably acceptable document to the Agent and the Lender Parties evidencing payment of Taxes or Other Taxes made by it within 30 days after the date of any payment of Taxes or Other Taxes.
          (5) In addition to the provisions of Section 11.07(1), in respect of amounts paid or credited by a Borrower that is resident in Canada for purposes of the Income Tax Act (Canada) (the “ITA”) to or for the benefit of a particular Lender Party that is an “authorized foreign bank” for purposes of the ITA, the obligations under Section 11.07 to pay an additional amount shall apply where the particular Lender Party is liable for Taxes under Part XIII of the ITA in respect of such payment, even if such Borrower is not required under the ITA to deduct or withhold an amount in respect of Taxes on such payment and Section 11.07 shall apply, mutatis mutandis, as if such Borrower was required to withhold an amount in respect of such Taxes.
          (6) Each Lender Party agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender Party) to file any certificate or document or to furnish to the Borrowers any information, in each case, as reasonably requested by the Borrowers that may be necessary to establish any available exemption from, or reduction in the amount of, any withholding taxes; provided, however, that nothing in this Section 11.07(6) shall require a Lender Party to disclose any confidential information (including, without limitation, its tax returns or its calculations).
          (7) The Borrowers hereby designate the Agent, and the Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this Section 11.07, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Advances made by each of the Lenders, each repayment made in respect of the principal amount of the Advances of each Lender, the amounts owing to each Hedge Lender under any Eligible Hedging Agreements and each repayment made in respect of such amounts. Failure to make any such recordation, or any error in such recordation shall not affect the Borrowers’ obligations in respect of such Advances or such amounts owing under any Eligible Hedging Agreements. With respect to any Lender, the transfer or assignment of the Commitments of such Lender and the rights to the principal of, and interest on, any Advance made pursuant to such Commitments shall not be effective until such transfer or assignment is recorded on the Register maintained by the Agent with respect to ownership of such Commitments and Advances prior to such recordation all amounts owing to the transferor with respect to such Commitments and Advances shall remain owing to the transferor. The registration of an assignment or transfer of all or part of any Commitments and Advances shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered assignment and assumption agreement pursuant to Section 11.08.
          (8) The provisions of this Section 11.07 shall survive the termination of the Agreement and the repayment of all Accommodations Outstanding.
Section 11.08 Successors and Assigns.
          (1) This Agreement shall become effective when executed by the Borrowers, the Agent and each Lender and after that time shall be binding upon and enure to the benefit of the Borrowers, the Lenders and the Agent and their respective successors and permitted assigns.
          (2) None of the Borrowers shall have the right to assign its rights or obligations under this Agreement or any interest in this Agreement without the prior consent of all the Lenders, which consent may be arbitrarily withheld.
          (3) A Lender may (i) grant participations in all or any part of its interest in any Credit Facility to one or more Persons (each a “Participant”) without the consent of the Borrowers, (ii) assign all or any part of its interest in any Credit Facility without the consent of the Agent to (x)(A) its parent company or an Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or any fund that invests in loans and is managed or advised by such Lender or (B) one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (ii)(x)(B)) or any fund that invests in loans and is managed or advised by any such other Lender or (y) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor, in each case, without the consent of the Borrowers or (iii) upon prior written notice to the Agent and with the prior written consent of the Agent and, unless a Default or Event of Default has occurred and is continuing the Borrowers, in each case, not to be unreasonably withheld or delayed, assign all, or if less than all, a portion equal to at least the Minimum Assignment Amount of its interest in any Credit Facility to one or more Persons (each Person taking an assignment pursuant to this Section 11.08(3) shall be referred to as an “Assignee”) (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Assignee). No Minimum Assignment Amount shall apply to the assignment by a Lender of all or any part of its Commitment to (a) an Affiliate of such Lender (including its parent company), (b) any other Lender or (c) any fund that invests in loans and is managed or advised by such Lender or by the same investment advisor of such Lender or by an Affiliate of such investment advisor. “Minimum Assignment Amount” shall mean (x) in respect of Accommodations Outstanding and Commitments under the Term A Facility and the Term B Facility, U.S. $1,000,000 in the aggregate, and (y) in respect of Accommodations Outstanding and Commitments under the Operating Facility, U.S. $2,500,000 in the aggregate unless the

Agent and, provided that no Event of Default has occurred and is continuing, the Borrowers agree otherwise. There shall be no Minimum Assignment Amount upon the occurrence of an Event of Default that is continuing. A Lender granting a participation shall, unless otherwise expressly provided in this Agreement, act on behalf of all of its Participants in all dealings with the Borrowers in respect of the Credit Facilities and no Participant shall have any voting or consent rights with respect to any matter requiring the Lenders’ consent other than with respect to the matters referred to in Section 11.01(2)(i), (ii), (iii) and the release or termination of all or substantially all of the Security. Participants shall be entitled to the benefits of Section 11.06 and Section 11.07, provided that no Participant shall be entitled to receive any greater payment, on a cumulative basis, pursuant to Section 11.06 and Section 11.07 than the Lender which granted the participation would have been entitled to receive. In the case of an assignment by Royal Bank of Canada, as Term B Lender, of any interest in the Term B Facility to any Term B Assignee, such Term B Assignee shall have the same rights and benefits and be subject to the same limitations under the Credit Documents as it would have if it was a Lender. In the case of any other assignment, the Assignee shall have the same rights and benefits and be subject to the same limitations under the Credit Documents as it would have if it was a Lender, provided that no Assignee (other than with respect to any interest in the Term B Facility assigned by Royal Bank of Canada, as Term B Lender, to any Term B Assignee) shall be entitled to receive any greater payment, on a cumulative basis, pursuant to Section 11.06 and Section 11.07 than the Lender which granted the assignment would have been entitled to receive. Each Lender shall give notice to the Borrowers of any assignment or granting of a participation by such Lender in any Accommodations Outstanding to any person who is not resident or deemed to be resident in Canada for purposes of Part XIII of the ITA.
          (4) The Borrowers shall at the cost and expense of the relevant Lender (other than the Borrowers’ legal costs) provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Credit Facilities as such Lender may reasonably require in connection with any participation or assignment pursuant to this Section 11.08.
          (5) In the case of an assignment, a Lender shall deliver to the Borrowers an assignment and assumption agreement substantially in the form of Schedule 9 by which an Assignee of the Lender assumes the obligations and agrees to be bound by all the terms and conditions of this Agreement, all as if the Assignee had been an original party. Upon receipt by the Agent of a processing fee of U.S. $3,500 (provided that only one such fee shall be payable in connection with multiple simultaneous assignments to or by related funds that are advised or managed by the same investment advisor or by affiliated investment advisors) and the assignment and assumption agreement, the Agent shall record the assignment on the Register and the assigning Lender and the Borrowers shall thereupon be released from their respective obligations under this Agreement (to the extent of such assignment and assumption) and shall have no liability or obligations to each other to such extent, except in respect of matters arising prior to the assignment.
          (6) Any assignment or grant of participation pursuant to this Section 11.08 will not constitute a repayment by a Borrower to the assigning or granting Lender of any Accommodation, nor a new Accommodation to a Borrower by such Lender or by the Assignee or Participant, as the case may be, and the parties acknowledge that the Borrower’s obligations with respect to any such Accommodations will continue and will not constitute new obligations.

          (7) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is a fund, any pledge or assignment to any holders of obligations owned, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; and this Section 11.08 shall not apply to any such pledge or assignment of a security interest; provided, however, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (8) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Accommodation that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided, however, that (i) nothing herein shall constitute a commitment by any SPC to fund any Accommodation, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Accommodation, the Granting Lender shall be obligated to make such Accommodation pursuant to the terms hereof, (iii) the Granting Lender shall remain liable to the Borrowers for all responsibilities and obligations of the Granting Lender to the Borrowers hereunder and under the other Credit Documents as if no such grant to the SPC has occurred, and (iv) no such grant shall in any event result in any increased cost, of whatsoever nature or kind, to the Borrowers. The making of an Accommodation by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Accommodation were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable (it being agreed that the Granting Lender shall remain liable for all such indemnity or similar payment obligations), (ii) no SPC (whether directly or indirectly through the Granting Lender) shall be entitled to the benefits of any increased costs protection provision of this Agreement (including, without limitation, Sections 11.06 and 11.07), and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Credit Document, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrowers and the Agent, assign all or any portion of its interest in any Accommodation to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Accommodations to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This Section 11.08(8) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Accommodations are being funded by the SPC at the time of such amendment.

Section 11.09 Right of Set-off
          Upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, to the fullest extent permitted by Law (including general principles of common law), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by it to or for the credit or the account of a Borrower against any and all of the obligations of the Borrowers under any of the Credit Documents, irrespective of whether or not the Lender has made demand under any of the Credit Documents and although such obligations may be unmatured or contingent. Each Lender shall promptly notify the Borrowers after any set-off and application is made by it, provided that the failure to give notice shall not affect the validity of the set-off and application. The rights of the Lenders under this Section 11.09 are in addition to other rights and remedies (including all other rights of set-off) which the Lenders may have.
Section 11.10 Accommodations by Lenders
          Unless the Agent receives notice from a Lender prior to the date of any Accommodation that the Lender will not make its rateable portion of the Accommodation available to the Agent, the Agent may assume that the Lender has made its portion so available on the date of the Accommodation and may, in reliance upon such assumption, make a corresponding amount available to the relevant Borrower. If the Lender has not made its rateable portion available to the Agent, the Lender shall pay the corresponding amount to the Agent immediately upon demand. If the Lender pays the corresponding amount to the Agent, the amount so paid shall constitute the Lender’s part of the Accommodation for purposes of this Agreement. If the Lender does not pay the amount to the Agent immediately upon demand and such amount has been made available to the relevant Borrower, the such Borrower shall pay the corresponding amount to the Agent immediately upon demand and any amount received and so reimbursed would not and will not constitute an Accommodation. The Agent shall also be entitled to recover from the Lender or the relevant Borrower, as the case may be, interest on the corresponding amount, for each day from the date the amount was made available to such Borrower until the date it is repaid to the Agent, at a rate per annum equal to the Agent’s cost of funds.
Section 11.11 Rateable Payments
          Unless the Agent receives notice from SGC prior to the date on which any payment is due to the Lenders that a Borrower will not make the payment in full, the Agent may assume that such Borrower has made the payment in full on that date and may, in reliance upon that assumption, distribute to each Lender on the due date an amount equal to the amount then due to the Lender. If a Borrower has not made the payment in full, each Lender shall repay to the Agent immediately upon demand the amount distributed to it together with interest for each day from the date such amount was distributed to the Lender until the date the Lender repays it to the Agent, at a rate per annum equal to the Agent’s cost of funds.

Section 11.12 Judgment Currency.
          (1) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable Law, on the day on which the judgment is paid or satisfied.
          (2) The obligations of a Borrower in respect of any sum due in the Original Currency from it to any Lender under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrowers agree, as a separate obligation and notwithstanding the judgment, to indemnify the Lender, against any Loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the relevant Borrower.
Section 11.13 Interest on Accounts
          Except as may be expressly provided otherwise in this Agreement, all amounts owed by a Borrower to the Agent and to any of the Lenders, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (A) (i) in the case of an amount payable in U.S. Dollars, the sum of the Base Rate (Canada) in effect from time to time, the highest Applicable Margin in respect of Base Rate (Canada) Advances and 2%; and (ii) in the case of an amount payable in Canadian Dollars, the sum of the Canadian Prime Rate in effect from time to time, the highest Applicable Margin in respect of Canadian Prime Rate Advances and 2%, and (B) in the event that the interest rate specified in (A) is not permitted by applicable Law (i) in the case of an amount payable in U.S. Dollars, the sum of the Base Rate (Canada) in effect from time to time and the Applicable Margin in respect of Base Rate (Canada) Advances in effect on such date; and (ii) in the case of an amount payable in Canadian Dollars, the sum of the Canadian Prime Rate in effect from time to time and the Applicable Margin in respect of Canadian Prime Rate Advances in effect on such date.
Section 11.14 USA Patriot Act Notice
          Each Lender, as applicable, hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower, which information includes the name of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act, and the Borrowers agree to provide such information from time to time to any Lender.

Section 11.15 Reference to and Effect on Amended and Restated Credit Agreement
          Each reference to the “Credit Agreement” or other similar reference in any of the Credit Documents and all other agreements, documents and instruments delivered by all or any one or more of the Borrowers, the Lenders, the Agent or any Subsidiary of SGC shall mean and be a reference to this Agreement. The First Amended and Restated Credit Agreement, as amended and restated by this Agreement, shall remain in full force and effect as amended hereby and is hereby ratified and confirmed in the form of this Agreement.
Section 11.16 Consent to Amendment and Restatement
          The parties hereto consent to the amendment and restatement of the First Amended and Restated Credit Agreement as set forth herein.
Section 11.17 Consent to Jurisdiction
          Each Borrower hereby irrevocably submits to the jurisdiction of any Ontario court sitting in Toronto, Ontario in any action or proceeding arising out of or relating to the Credit Documents and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such Ontario court. Each Borrower hereby irrevocably waives, to the fullest extent each may effectively do so, the defence of an inconvenient forum to the maintenance of such action or proceeding. Each Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Borrower or any Guarantor or its properties in the courts of any jurisdiction.
Section 11.18 Severability
          Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction, does not invalidate, affect or impair the remaining provisions thereof and any such prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.19 Canadian Status of Operating Lenders and Term A Lenders
          The Operating Lenders and the Term A Lenders shall be resident or deemed to be resident in Canada for purposes of the ITA on the Closing Date. Each Lender that is an Operating Lender or a Term A Lender as of the Closing Date agrees to provide the Borrowers with 30 days prior written notice of its intention to modify its status of resident or deemed resident in Canada and agrees that it shall not be entitled to any greater payment pursuant to Sections 11.06 and/or 11.07 than it would have received had no such modification of its status occurred.

Section 11.20 Illegality
          If any Lender determines that any applicable Law has made it unlawful, or that any Governmental Entity has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Accommodation (or to maintain its obligation to make any Accommodation), or to participate in, issue or maintain any Documentary Credit (or maintain its obligation to participate in or to issue any Documentary Credit), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to a Borrower through the Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Accommodations, or take any necessary steps with respect to any Documentary Credit in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
Section 11.21 Governing Law
          This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.
Section 11.22 Counterparts
          This Agreement may be executed in any number of counterparts (including by way of facsimile) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
Section 11.23 Centralized Banking Agreement
          The Lenders hereby acknowledge the right of set-off granted to the Cash Management Bank pursuant to Section 5.2(d) of the Centralized Banking Agreement.
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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date first above written.

STRATOS GLOBAL CORPORATION, as Borrower

Per:	/s/ [ILLEGIBLE] Authorized Signing Officer

Per:	/s/ [ILLEGIBLE] Authorized Signing Officer

STRATOS FUNDING LP
by: STRATOS GLOBAL CORPORATION,
its general partner

By:	/s/ [ILLEGIBLE] Name:
Title:

By:	/s/ [ILLEGIBLE] Name:
Title:

Operating		ROYAL BANK OF CANADA, as
Commitment:		Operating Lender, Term A Lender,
	U.S. $5,000,000	Swingline Lender, Documentary Credit
Lender and as Cash Management Bank

Term A
Commitment:
	U.S. $4,000,000	Per:	/s/ NOEL CURRAN Authorized Signing Officer
Documentary Credit
Commitment
U.S. $5,000,000

Swingline
Commitment
U.S. $10,000,000

Address:	200 Bay Street
Royal Bank Plaza
5th Floor
P.O. Box 50 Toronto, Ontario
M5J 2W7

Telephone: (416) 842-3759
Telecopier: (416) 842-5320

Attention: Noel Curran

Operating		BANK OF AMERICA, N.A., acting through
Commitment:		its Canada Branch, as Operating Lender
	U.S. $5,000,000	and Term A Lender

Term A
Commitment:
	U.S. $4,000,000	Per:	/s/ Medina Authorized Signing Officer

MEDINA SALES DE ANDRADE
ASSISTANT VICE PRESIDENT

Address:	200 Front Street West Suite 2700 Toronto, Ontario M5V 3L2

Telephone: (416) 349-5433
Telecopier: (416) 349-4283

Attention:	Medina Sales de Andrade

Operating		THE BANK OF NOVA SCOTIA, as
Commitment:		Operating Lender and Term A Lender
U.S $5,000,000

Term A
Commitment :
	U.S $4,000,000	Per:	/s/ Jose B. Carlos

Authorized Signing Officer
AUTHORIZED SIGNATORY
JOSE B. CARLOS

		Address:	One Liberty Plaza
26th Floor
New York, New York 10006

Telephone: (212) 225-5349 Telecopier: (212) 225-3770

Attention: Jose B. Carlos

Operating		CANADIAN IMPERIAL BANK OF
Commitment:		COMMERCE, as Operating Lender and
	U.S. $5,000,000	Term A Lender

Term A
Commitment:
	U.S. $4,000,000	Per: /s/ [ILLEGIBLE] Authorized Signing Officer

Per: /s/ [ILLEGIBLE] Authorized Signing Officer

		Address:	BCE Place
161 Bay Street, 8th Floor
Toronto, ON
M5J 2S8

Telephone: (416) 956-3842
Telecopier: (416) 956-3816

Attention: Bill Chrumka
Executive Director

Operating		BANK OF MONTREAL, as Operating
Commitment:		Lender and Term A Lender
U.S. $5,000,000

Term A
Commitment:
	U.S. $4,000,000	Per:	/s/ [ILLEGIBLE] Authorized Signing Officer

		Address:	Loan Products Group
Investment & Corporate
Banking
4th Floor
1 First Canadian Place
Toronto, Ontario
M5X 1H3

Telephone: (416) 359-6873
Telecopier: (416) 359-7796

Attention: Vice President
Loan Products Group

Term B		ROYAL BANK OF CANADA,
Commitment:		as Term B Lender
U.S. $225,000,000

		Per:	/s/ NOEL V. CURRAN Authorized Signing Officer

THE AGENT
ROYAL BANK OF CANADA, as Agent

Per:	/s/ [ILLEGIBLE] Authorized Signing Officer

Address:	Royal Bank, Agency Services Group
Royal Bank Plaza
200 Bay Street
12th Floor, South Tower
Toronto, Ontario M5J 2W7

Telephone: (416) 842-3901
Telecopier: (416) 842-4023

Attention: Manager, Agency